EXHIBIT 10.5

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of February 13, 2004

among

UNITED RENTALS, INC.,

UNITED RENTALS (NORTH AMERICA), INC.,

UNITED RENTALS OF CANADA, INC.,

UNITED RENTALS OF NOVA SCOTIA (NO. 1), ULC,

The Lenders Party Hereto,

JPMORGAN CHASE BANK,

as U.S. Administrative Agent,

and

JPMORGAN CHASE BANK, TORONTO BRANCH,

as Canadian Administrative Agent

JPMORGAN SECURITIES INC.,

BANC OF AMERICA SECURITIES LLC and

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch,

as Joint Arrangers

and

BANK OF AMERICA, N.A.,

as Syndication Agent

and

CITICORP NORTH AMERICA, INC. and

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch,

as Documentation Agents

ARTICLE X

Collection Allocation Mechanism

SCHEDULES:

Schedule 2.01	—	Commitments; Tranche B Credit Linked Deposits
Schedule 2.05	—	Existing Letters of Credit
Schedule 3.05	—	Real Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Subsidiaries
Schedule 3.13	—	Insurance
Schedule 6.02(g)	—	Existing Debt
Schedule 6.03	—	Existing Liens

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of U.S. Guaranty
Exhibit C-1	—	Form of U.S. Pledge Agreement
Exhibit C-2	—	Form of Amended and Restated Pledge Agreement
Exhibit D	—	Form of U.S. Security Agreement
Exhibit E-1	—	Form of Canadian Subsidiary Guarantee Agreement
Exhibit E-2	—	Form of Amended and Restated Guarantee
Exhibit F	—	Form of Canadian Security Agreement
Exhibit G-1	—	Form of Canadian Pledge Agreement
Exhibit G-2	—	Form of Amended and Restated Security and Pledge Agreement
Exhibit G-3	—	Form of Amended and Restated Security and Pledge Agreement
Exhibit G-4	—	Form of Amended and Restated Pledge Agreement
Exhibit G-5	—	Form of Amended and Restated Pledge Agreement
Exhibit G-6	—	Form of Amended and Restated Account Pledge Agreement
Exhibit H-1	—	Form of Opinion of Weil, Gotshal & Manges LLP
Exhibit H-2	—	Form of Opinion of Ehrenreich Eilenberg & Krause LLP
Exhibit H-3	—	Form of Opinion of Matthew Womble, Esq.
Exhibit H-4	—	Form of Opinion of Macleod Dixon LLP
Exhibit I-1	—	Form of Perfection Certificate
Exhibit I-2	—	Form of Canadian Perfection Certificate
Exhibit J	—	Form of Subordination Language
Exhibit K	—	Form of B/A Equivalent Note

AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 13, 2004, among UNITED RENTALS, INC., UNITED RENTALS (NORTH AMERICA), INC., UNITED RENTALS OF CANADA, INC., UNITED RENTALS OF NOVA SCOTIA (NO. 1), ULC, the LENDERS party hereto, JPMORGAN CHASE BANK, as U.S. Administrative Agent, and JPMORGAN CHASE BANK, TORONTO BRANCH, as Canadian Administrative Agent.

The parties hereto desire to amend and restate the Existing Credit Agreement (as defined herein) pursuant to and in accordance with this Agreement. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Fee” means a fee payable in Canadian Dollars by a Canadian Borrower to a Canadian Revolving Lender with respect to the acceptance of a B/A or the purchase of a B/A Equivalent Note, calculated on the face amount of the B/A or the B/A Equivalent Note at the rate per annum equal to the B/A Spread on the basis of the number of days in the applicable Contract Period and a year of 365 days (or 366 days in a leap year) (it being agreed that the B/A Spread in respect of a B/A Equivalent Note is equivalent to the B/A Spread otherwise applicable to the B/A Borrowing which has been replaced by the purchase of such B/A Equivalent Note pursuant to Section 2.22(g)).

“Acquisition Subsidiary” means a Subsidiary organized solely for the purpose of acquiring the Equity Interests or assets of a Person as permitted by Section 6.05.

“Additional Lender” has the meaning assigned to such term in Section 2.21.

“Additional Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the Additional Revolving Commitments and the Canadian Revolving Commitments.

“Additional Revolving Borrowing” means a Borrowing comprised of Additional Revolving Loans.

“Additional Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make Additional Revolving Loans during the Additional Revolving Availability Period, expressed as an amount representing the maximum potential aggregate principal amount of such Lender’s Additional Revolving Loans hereunder, as such commitment may be (a) temporarily or permanently reduced from time to time pursuant to Sections 2.08 and 2.24 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.19 or 9.04. The initial aggregate amount of the Additional Revolving Lenders’ Additional Revolving Commitments is $0.

“Additional Revolving Exposure” means, with respect to any Additional Revolving Lender at any time, the sum of the aggregate principal amount at such time of all outstanding Additional Revolving Loans of such Lender.

“Additional Revolving Lender” means each Canadian Revolving Lender, lending through a U.S. office (or, if any Canadian Revolving Lender is not a Canadian Schedule I chartered bank, the Affiliate designated by such Canadian Revolving Lender that is a U.S. chartered bank or other financial institution (each, a “Designated U.S. Affiliate”)) with an Additional Revolving Commitment or, if the Additional Revolving Commitment shall equal zero, a Lender (individually or together with its Designated U.S. Affiliate) that may be required, pursuant to Section 2.24, to make Additional Revolving Loans.

“Additional Revolving Loan” means any loan made by an Additional Revolving Lender pursuant to its Additional Revolving Commitment.

“Adjusted IBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the IBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agents” means the U.S. Administrative Agent and the Canadian Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the U.S. Administrative Agent or Canadian Administrative Agent, as applicable.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agents and the Collateral Agents.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, plus, with respect to any ABR Canadian Revolving Loan, 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any (a) U.S. $ Revolving Lender, the percentage of the Total U.S. $ Revolving Commitment represented by such Lender’s U.S. $ Revolving Commitment, (b) Canadian Revolving Lender, the percentage of the Total Canadian Revolving Commitment represented by such Lender’s Canadian Revolving Commitment, (c) Additional Revolving Lender, the percentage of the Total Additional Revolving Commitment represented by such Lender’s Additional Revolving Commitment and (d) Tranche B Lender, the percentage of the Total Tranche B Credit-Linked Deposit represented by such Lender’s Tranche B Credit-Linked Deposit. In the event any Revolving Commitments or Additional Revolving Commitments shall have expired or been terminated, the Applicable Percentages shall be determined on the basis of the relevant Revolving Commitments or Additional Revolving Commitments most recently in effect, but giving effect to any assignments pursuant to Section 9.04. If the Tranche B Credit-Linked Deposits shall have been applied in full to reimburse Tranche B LC Disbursements, the Applicable Percentage with respect to any Tranche B Lender shall be determined based upon the Total Tranche B Credit-Linked Deposit most recently in effect, giving effect to any assignments.

“Applicable Rate” means, (a) for any day with respect to any Term Loan that is an ABR Loan, 1.25%, or a Eurodollar Loan, 2.25%; provided that the Applicable Rate with respect to any Term Loan shall be 1.00%, in the case of an ABR Loan, or 2.00%, in the case of a Eurodollar Loan, for any day if the Funded Debt to Cash Flow Ratio as of the most recent determination date shall be determined to be less than 2.75 to 1.00 (as determined in accordance with the next paragraph); (b) for any day with respect to any ABR Loan or Eurodollar Loan that is a U.S. $ Revolving Loan, Additional Revolving Loan or Canadian Revolving Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Funded Debt to Cash Flow Ratio as of the most recent determination date and (c) for any day with respect to any Canadian Prime Rate Loan or B/A Borrowing, as the case may be, the applicable rate per annum set forth below under the caption “Canadian Prime Rate—Canadian Dollar Revolving Loans” or “B/A Spread—Canadian Dollar Revolving Loans”, as the case may be, based upon the Funded Debt to Cash Flow Ratio as of the most recent determination date; provided, that until the date on which Holdings’ consolidated financial statements for the Fiscal Quarter ended March 31, 2004 are delivered pursuant to Section 5.01(b), the Applicable Rates for Revolving Loans shall be as provided for pursuant to Category 1 below:

	U.S. $ Revolving Loans/Additional Revolving Loans/Canadian Revolving Loans		Canadian Dollar Revolving Loans
Funded Debt to Cash Flow Ratio:	Euro-dollar Spread	ABR Spread	B/A Spread	Canadian Prime Rate
Category 1 Greater than or equal to 3.25 to 1.00	2.25%	1.25%	2.25%	1.25%

Category 2 Less than 3.25 to 1.00 but greater than or equal to 2.75 to 1.00	2.00%	1.00%	2.00%	1.00%

Category 3 Less than 2.75 to 1.00	1.75%	0.75%	1.75%	0.75%

For purposes of the foregoing, (a) the Funded Debt to Cash Flow Ratio shall be determined as of the last day of each Fiscal Quarter based upon Holdings’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (b) each change in the Applicable Rate resulting from a change in the Funded Debt to Cash Flow Ratio shall be effective during the period commencing on and including the date that is three days after the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Funded Debt to Cash Flow Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if Holdings fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Assigned Debt” means the principal amount of any Debt outstanding under the Existing Credit Agreement on the Effective Date immediately prior to consummation of the transactions contemplated hereby, to the extent that (i) such Debt is held at such time by a lender under the Existing Credit Agreement that is not a party to this Agreement as a Lender and (ii) such Debt is requested to be assigned to the Lenders hereunder on the Effective Date pursuant to the Assignment Agreement.

“Assigned Dollar Value” means in respect of any Canadian Revolving Borrowing denominated in Canadian Dollars, the Dollar Equivalent of the amount set forth in the initial Borrowing Request with respect thereto or, in the case of a B/A Borrowing, the Dollar Equivalent of the face amount of the Bankers’ Acceptances or B/A Equivalent Notes relating thereto. Thereafter, Assigned Dollar Value shall mean, in respect of any Canadian Revolving Borrowing denominated in Canadian Dollars, the Dollar Equivalent of the principal amount of the Loans relating to such Borrowing (or the face amounts of the Bankers’ Acceptances or B/A Equivalent Notes relating thereto) as determined on the most recent Reset Date based on the Spot Exchange Rate.

“Assignment Agreement” means an agreement entered into by one or more holders of Assigned Debt with the U.S. Administrative Agent, Holdings and the U.S. Borrower, pursuant to which such holder or holders of Assigned Debt shall have agreed to assign the principal amount of such Assigned Debt to the Lenders on the Effective Date in consideration of the payment to such holder or holders (a) by the Initial Term Lenders, of an amount equal to the principal amount of the Assigned Debt so assigned to them, and (b) by the U.S. Borrower, of all other amounts accrued and owing to such holder or holders under the Existing Credit Agreement as of the Effective Date.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the U.S. Administrative Agent (and, in the case of an assignment of (a) Canadian Revolving Commitments, Canadian Revolving Loans, Additional Revolving Commitments or Additional Revolving Loans, accepted by the Canadian Administrative Agent or (b) U.S. $ Revolving Commitments or U.S. $ Revolving Loans, accepted by the Issuing Bank), substantially in the form of Exhibit A or any other form approved by the applicable Administrative Agent.

“B/A Borrowing” means a Borrowing by either Canadian Borrower comprised of a Bankers’ Acceptance or, as applicable, a B/A Equivalent Note.

“B/A Equivalent Note” has the meaning set forth in Section 2.22(g).

“B/A Spread” means, for any day, with respect to any B/A Borrowing, the Applicable Rate that would apply to such Borrowing on such day.

“Bankers’ Acceptance” and “B/A” means either a depository bill within the meaning of the Depository Bills and Notes Act or a bill of exchange within the meaning of the Bills of Exchange Act denominated in Canadian Dollars, drawn by either Canadian Borrower and accepted by a Canadian Revolving Lender in accordance with this Agreement; provided that with respect to a Canadian Revolving Lender that has notified the Canadian Administrative Agent that it is not willing or is otherwise unable to accept such bills of exchange, it shall mean a B/A Equivalent Note.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the U.S. Borrower and the Canadian Borrowers.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans or B/A Rate Loans, as to which a single Interest Period or Contract Period, as applicable, is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by any Borrower for a Borrowing, or for the funding of the Tranche B Credit-Linked Deposits, in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the Eurodollar lending offices where the U.S. Administrative Agent’s foreign currency and exchange operations and Eurodollar funding operations are customarily conducted in the international interbank market and (b) when used in connection with a Canadian Revolving Loan, the term “Business Day” shall also exclude any day on which banks are required or permitted to be closed in the city of Toronto.

“Calculation Date” means (a) the last Business Days of each March, June, September and December and (b) in respect of Canadian Revolving Loans at any time when the aggregate Canadian Revolving Exposure exceeds 85% of the Total Canadian Revolving Commitments, any other date the Canadian Administrative Agent may determine (upon at least three Business Days’ prior notice to the U.S. Borrower) in its discretion to be a Calculation Date (but not more than one date during any calendar month).

“CAM” means the mechanism for the allocation and exchange of interests in the Credit Facilities and collections thereunder established under Article X.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 10.01.

“CAM Exchange Date” means the first date after the Effective Date on which there shall occur (a) any event described in clause (i) or (j) of Article VII with respect to Holdings or any Borrower or (b) an acceleration of the maturity of Loans pursuant to Article VII.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of (i) the aggregate Designated Obligations (other than in respect of Swingline Loans or LC Disbursements) owed to such Lender, (ii) the LC Exposure, if any, of such Lender, (iii) the Swingline Exposure, if any, of such Lender and (iv) the Excess Tranche B Credit-Linked Deposit, if any, of such Lender, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate Designated Obligations (other than in respect of Swingline Loans or LC Disbursements) owed to all the Lenders and (ii) the aggregate LC Exposure, Swingline Exposure and Excess Tranche B Credit-Linked Deposits of all the Lenders, in each case immediately prior to such CAM Exchange Date. For purposes of computing each Lender’s CAM Percentage, all Designated Obligations that are denominated in Canadian Dollars shall be translated into Dollars at the Spot Exchange Rate in effect on the CAM Exchange Date.

“Canadian Administrative Agent” means JPMorgan Chase Bank, Toronto Branch, in its capacity as administrative agent for the Canadian Revolving Lenders hereunder, and any successor appointed in accordance with Article VIII.

“Canadian Borrowers” means UR Canada and UR Nova Scotia (No. 1).

“Canadian Collateral Agent” means the “Canadian Collateral Agent”, as defined in the Canadian Security Agreement and the Canadian Subsidiary Guarantee Agreement, and any successor appointed in accordance with Article VIII.

“Canadian Commitment Fee” has the meaning set forth in Section 2.12(a).

“Canadian Dollars” or “C $” means lawful money of Canada.

“Canadian Dollar Borrowing” means a Canadian Revolving Borrowing denominated in Canadian Dollars.

“Canadian Perfection Certificate” means a certificate in the form of Exhibit I-2 or any other form approved by the Canadian Collateral Agent.

“Canadian Pledge Agreement” means, as applicable, (a) the Amended and Restated Securities Pledge Agreement, substantially in the form of Exhibit G-1, granted by each Canadian Subsidiary Loan Party (other than UR Nova Scotia (No. 1), UR Nova Scotia (No. 2), UR Partnership and United Rentals Alberta Holding, LP) in favor of the Canadian Collateral Agent for the benefit of the Canadian Secured Parties, (b) the Amended and Restated Security and Pledge Agreement, substantially in the form of Exhibit G-2, granted by each of UR Nova Scotia (No. 1) and UR Nova Scotia (No. 2) in favor of the U.S. Collateral Agent for the benefit of the Secured Parties, (c) the Amended and Restated Security and Pledge Agreement, substantially in the form of Exhibit G-3, granted by UR Partnership in favor of the Canadian Collateral Agent for the benefit of the Canadian Secured Parties, (d) the Amended and Restated Pledge Agreement, substantially in the form of Exhibit G-4, between United Rentals Alberta Holding, LP and the Canadian Collateral Agent for the benefit of the Canadian Secured Parties, (e) the Amended and Restated Pledge Agreement, substantially in the form of Exhibit G-5, between United Rentals (Delaware), Inc. and the Canadian Collateral Agent for the benefit of the Canadian Secured Parties, and (f) the Amended and Restated Account Pledge Agreement, substantially in the form of Exhibit G-6, among Luxco, the Canadian Collateral Agent for the benefit of the Canadian Secured Parties, and ING Luxembourg S.A.

“Canadian Prime Rate” means, on any day, the annual rate of interest (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the greater of:

(a) the annual rate of interest determined by the Canadian Administrative Agent from time to time as its prime rate in effect at its principal office in Toronto on such day for determining interest rates on Canadian Dollar denominated commercial loans in Canada; and

(b) the annual rate of interest equal to the sum of (i) the CDOR Rate in effect on such day and (ii) 1%.

“Canadian Prime Rate Borrowing” means a Borrowing by either Canadian Borrower comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars that bears interest at a rate based upon the Canadian Prime Rate.

“Canadian Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the Canadian Revolving Commitments.

“Canadian Revolving Borrowing” means a Borrowing by either Canadian Borrower comprised of Canadian Revolving Loans.

“Canadian Revolving Commitment” means, with respect to any Canadian Revolving Lender at any time, the commitment, if any, of such Lender to make Canadian Revolving Loans and accept Bankers’ Acceptances during the Canadian Revolving Availability Period, expressed as an amount representing the maximum potential aggregate amount of such Lender’s Canadian Revolving Exposure hereunder, as such commitment may be (a) temporarily or permanently reduced or increased from time to time pursuant to Section 2.25 or Sections 2.08 and 2.24 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.19 or 9.04. The initial amount of each Canadian Revolving Lender’s Canadian Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Canadian Revolving Commitment, as applicable.

“Canadian Revolving Exposure” means, with respect to any Lender at any time, the sum of the Assigned Dollar Value at such time of all outstanding Canadian Revolving Loans denominated in Canadian Dollars and the principal amount at such time of all outstanding Canadian Revolving Loans denominated in Dollars of such Lender.

“Canadian Revolving Lender” means a Lender, which on the date such Person becomes a Lender shall be a Canadian chartered bank or other Canadian financial institution, with a Canadian Revolving Commitment or, if the Canadian Revolving Commitment shall equal zero, a Lender that may be required, pursuant to Section 2.24, to make Canadian Revolving Loans, or a Lender that has Canadian Revolving Exposure.

“Canadian Revolving Loan” means any loan made by a Lender, and any Bankers’ Acceptance accepted by a Lender, pursuant to its Canadian Revolving Commitment.

“Canadian Secured Parties” has the meaning assigned to such term in the Canadian Security Agreement.

“Canadian Security Agreement” means, as applicable, (a) the Amended and Restated Security Agreement, substantially in the form of Exhibit F, granted by each Canadian Subsidiary Loan Party (other than UR Nova Scotia (No. 1), UR Nova Scotia (No. 2), and UR Partnership) in favor of the Canadian Collateral Agent for the benefit of the Canadian Secured Parties, (b) the Amended and Restated Security and Pledge Agreement, substantially in the form of Exhibit G-2, granted by each of UR Nova Scotia (No. 1) and UR Nova Scotia (No. 2) in favor of the U.S. Collateral Agent for the benefit of the Secured Parties, and (c) the Amended and Restated Security and Pledge Agreement, substantially in the form of Exhibit G-3, granted by UR Partnership in favor of the Canadian Collateral Agent for the benefit of the Canadian Secured Parties.

“Canadian Security Documents” means the Canadian Security Agreement, the Canadian Pledge Agreement and such other agreements as may from time to time be executed by either Canadian Borrower or a Canadian Subsidiary pursuant to Sections 5.12 and 5.13.

“Canadian Subsidiary” means any Subsidiary that is organized under the federal or provincial laws of Canada.

“Canadian Subsidiary Guarantee Agreement” means, as applicable, (a) the Amended and Restated Guarantee, substantially in the form of Exhibit E-1, granted by each Canadian Subsidiary Loan Party (other than UR Canada, UR Nova Scotia (No. 1), UR Nova Scotia (No. 2) and Luxco) in favor of the Canadian Collateral Agent and the other Canadian Secured Parties, and (b) the Amended and Restated Guarantee, substantially in the form of Exhibit E-2, made by Luxco in favor of the Canadian Collateral Agent and the other Canadian Secured Parties.

“Canadian Subsidiary Loan Party” means (i) each Subsidiary Loan Party (including the Canadian Borrowers) that is a Canadian Subsidiary other than a Subsidiary which has been wound up and has no assets (so long as such Subsidiary continues to have no assets) and (ii) Luxco.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is required to be accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company (any such Person a “Permitted Bank”)) rated at least A-1 by S&P or P-1 by Moody’s, (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Permitted Bank or a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any Permitted Bank (or other commercial banking institution of the stature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Permitted Bank (or other commercial banking institution) thereunder and (e) investments in short-term asset management accounts offered by any Permitted Bank which are invested in debt of any state or municipality of the United States or of the District of Columbia and which are rated under one of the two highest ratings then obtainable from S&P or Moody’s or investments of the types described in clauses (a) through (d) above.

“Cash Flow” means, as of the last day of any Fiscal Quarter, Consolidated Net Income for the Computation Period ending on such day plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense (and, to the extent not included in Interest Expense, all interest and rental payments and purchase price obligations under Synthetic Leases), income tax expense, depreciation and amortization for such period, all calculated on a pro forma basis in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission to reflect any business combination or disposition that has been consummated subsequent to the commencement of such Computation Period; provided that, for purposes of any such pro forma calculation to reflect a business combination or disposition, if such Regulation S-X would not permit pro forma effect to be given to an expense reduction because insufficient actions shall have been taken at the time in order to support such expense reduction, but actions are in fact taken within 180 days after consummation of such business combination or disposition to support such expense reduction, then such pro forma calculation hereunder may give effect to such expense reduction to the extent it would have been permitted under such Regulation S-X, if such actions had been taken at the time such business combination or disposition was consummated, as reasonably determined by Holdings.

“CDOR Rate” means, on any date, the annual rate of interest that is the rate based on an average rate applicable to C $ bankers’ acceptances for a term of 30 days appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time) at approximately 10:00 a.m. (Toronto time), on such date, or if such date is not a Business Day, then on the immediately preceding Business Day; provided that if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any date shall be calculated as the rate for the term referred to above applicable to C $ bankers’ acceptances quoted by the Canadian Administrative Agent as of 10:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, then on the immediately preceding Business Day.

“Change in Control” means (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, but excluding Permitted Holders) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 35% or more of the ordinary voting power represented by the outstanding Equity Interests of Holdings having ordinary voting power; (b) during any 24-month period, individuals who at the beginning of such period constituted Holdings’s Board of Directors (together with any new directors whose election by Holdings’s Board of Directors or whose nomination for election by Holdings’s shareholders was approved by a vote of at least two-thirds of the directors who either were directors at beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings; (c) any “Change of Control” or similar event, however denominated, shall occur under, and as defined in, any Subordinated Note Indenture, the Note Documents or any document evidencing or governing any other Subordinated Debt; or (d) the U.S. Borrower shall cease to be a direct, wholly owned Subsidiary of Holdings or either Canadian Borrower shall cease to be a direct or indirect, wholly owned Subsidiary of the U.S. Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. $ Revolving Loans, Canadian Revolving Loans, Additional Revolving Loans, Initial Term Loans, Tranche B Term Loans, Incremental Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a U.S. $ Revolving Commitment, Canadian Revolving Commitment, Additional Revolving Commitment, Term Loan Commitment, Tranche B Commitment (or, after funding, Tranche B Credit-Linked Deposit).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Agents” means the U.S. Collateral Agent and the Canadian Collateral Agent, and any successor appointed in accordance with Article VIII.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the U.S. Collateral Agent shall have received from (i) each U.S. Loan Party either (A) a counterpart of each of the U.S. Guaranty and the U.S. Security Agreement and of each applicable U.S. Pledge Agreement, in each case duly executed and delivered on behalf of such U.S. Loan Party, or (B) in the case of any Person that becomes a U.S. Loan Party after the Effective Date, a supplement to each of the foregoing agreements, in each case in the form specified therein, duly executed and delivered on behalf of such U.S. Loan Party, and (ii) each of UR Nova Scotia (No. 1) and UR Nova Scotia (No. 2), a counterpart of the U.S. Guaranty;

(b) the Canadian Collateral Agent shall have received from each Canadian Subsidiary Loan Party either (i) a counterpart of each applicable Canadian Subsidiary Guarantee Agreement (except that UR Nova Scotia (No. 1) and UR Nova Scotia (No. 2) shall not provide a counterpart of the Canadian Subsidiary Guarantee Agreement), Canadian Security Agreement and Canadian Pledge Agreement, in each case duly executed and delivered on behalf of such Canadian Subsidiary Loan Party, or (ii) in the case of any Person that becomes a Canadian Subsidiary Loan Party after the Effective Date, a counterpart of each of the agreements referred to in clause (i), duly executed and delivered on behalf of such Canadian Loan Party;

(c) all outstanding Equity Interests of each Subsidiary (other than an Excluded Subsidiary) owned by or on behalf of any Loan Party shall have been pledged pursuant to the applicable Canadian Security Document, if such Loan Party is a Canadian Loan Party, or applicable U.S. Security Document, if such Loan Party is a U.S. Loan Party (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary (which, for purposes of this paragraph (c), shall include, as to the U.S. Loan Parties, any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, or any state thereof, or the District of Columbia) pursuant to the applicable Security Document to the extent that the pledge of any greater percentage could result in adverse tax consequences to Holdings or any Subsidiary) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank; provided that it is understood and agreed that, for purposes of this paragraph, any Equity Interests directly owned by a Subsidiary shall be deemed not to be owned by Holdings or any other Subsidiary of which such first Subsidiary is a subsidiary;

(d) all Debt of Holdings and each Subsidiary that is owing to any Loan Party and is evidenced by a promissory note shall have been pledged pursuant to the applicable Security Document and the applicable Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

(e) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the applicable Collateral Agent or the applicable Administrative Agent to be filed, registered or recorded to (i) create the Liens intended to be created by the applicable Security Agreement and the applicable Pledge Agreement and (ii) perfect such Liens to the extent required by, and with the priority required by, the applicable Security Agreement and the applicable Pledge Agreement, shall have been filed, registered or recorded or delivered to the applicable Collateral Agent for filing, registration or recording; and

(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security

Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Commitment” means a U.S. $ Revolving Commitment, Canadian Revolving Commitment, Additional Revolving Commitment, Initial Term Loan Commitment or Tranche B Commitment (or, after funding, Tranche B Credit-Linked Deposit), or any combination thereof (as the context requires).

“Commitment Fees” means the U.S. $ Revolving Commitment Fees, the Canadian Commitment Fees and the Term Loan Commitment Fees.

“Computation Period” means each period of four Fiscal Quarters ending on the last day of a Fiscal Quarter on or after the Effective Date.

“Consolidated Net Income” means, with respect to Holdings and its Subsidiaries for any period, the net income (or loss) of Holdings and its Subsidiaries for such period, excluding (a) any extraordinary gains during such period, (b) any non-cash charges during such period attributable to the impairment of goodwill, (c) any non-cash charges during such period attributable to the amortization of deferred stock compensation, (d) any non-cash expenses during such period attributable to stock options and warrants with respect to Equity Interests in Holdings, (e) up to $40,000,000 of charges related to store closings and work force reductions initiated during any Fiscal Quarter ending on or after September 30, 2002, through March 31, 2003, (f) up to $25,000,000 of charges during any Fiscal Year ending after December 31, 2002 related to store closings and work force reductions initiated during such Fiscal Year (without including therein any amounts excluded pursuant to clause (e)), (g) non-cash charges during any Fiscal Quarter ending after September 30, 2002, through December 31, 2003, in an aggregate amount not to exceed $15,000,000 for all Fiscal Quarters combined, attributable to the write-off of certain notes payable owed to Holdings or any of its Subsidiaries, (h) (A) debt discount, tender and call premiums and other fees and expenses (including termination costs in respect of Hedging Obligations) to the extent written-off or incurred as a result of the prepayment, purchase, defeasance or redemption of Debt pursuant to clause (vii) of the proviso to Section 6.04 and (B) (without duplication of any amounts excluded pursuant to clause (h)(A)) debt issuance costs, commissions and other fees and expenses associated with an incurrence of Debt described in clause (vii)(A), (B) or (C) of the proviso to Section 6.04, the proceeds of which are used to prepay, purchase, defease or redeem Debt pursuant to clause (vii) of such proviso, (i) in connection with any permitted repayment or prepayment of Synthetic Lease Obligations, transaction costs, fees and expenses to the extent incurred and any gain or loss attributable to the difference between the amount of such Synthetic Lease Obligations so repaid or prepaid and the fair market value of the leased property being purchased pursuant to such repayment or prepayment and (j) tender and call premiums, transaction costs, fees and expenses (including termination costs in respect of Hedging Obligations) and write-offs of deferred financing costs and unamortized debt discount, in each case incurred in connection with the Transactions (without duplication of any amounts excluded pursuant to clauses (a) through (i) above).

“Contingent Payment” means any payment that has been (or is required to be) made under any of the following circumstances:

(a) such payment is required to be made by Holdings or any Subsidiary in connection with the purchase of any asset or business, where the obligation of Holdings or the applicable Subsidiary to make such payment (or the amount thereof) is contingent upon the financial or other performance of such asset or business on an ongoing basis (e.g., based on revenues or similar measures of performance);

(b) such payment is required to be made by Holdings or any Subsidiary in connection with the achievement of any particular business goal (excluding employee compensation and bonuses in the ordinary course of business);

(c) such payment is required to be made by Holdings or any Subsidiary under circumstances similar to those described in clause (a) or (b) or provides substantially the same economic incentive as would a payment described in clause (a) or (b); or

(d) such payment is required to be made by Holdings or any Subsidiary in connection with the purchase of any real estate, where the obligation to make such payment is contingent on any event or condition (other than customary closing conditions for a purchase of real estate).

“Contract Period” means the term of a B/A or B/A Equivalent Note selected by the applicable Canadian Borrower in accordance with Section 2.22, commencing on the date of such Borrowing or any rollover date, as applicable, of such B/A or B/A Equivalent Note (which shall be a Business Day) and expiring on a Business Day that shall be either 30 days, 60 days, 90 days or (subject to availability from all the Canadian Revolving Lenders) 180 days thereafter, as such Canadian Borrower may elect; provided that no Contract Period shall extend beyond the Revolving Maturity Date. Notwithstanding the foregoing, whenever the last day of any Contract Period would otherwise occur on a day that is not a Business Day, the last day of such Contract Period shall occur on the next succeeding Business Day and such extension of time shall in such case be included in computing the Acceptance Fee in respect of the relevant B/A unless such next succeeding Business Day would fall in the next calendar month, in which case such Contract Period shall end on the next preceding Business Day.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Holdings, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Credit Facility” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Credit Facility: (a) the U.S. $ Revolving Commitments, the U.S. $ Revolving Loans, the Swingline Exposure and the U.S. Revolving LC Exposure; (b) the Canadian Revolving Commitments and the Canadian Revolving Loans; (c) the Additional Revolving Commitments and the Additional Revolving Loans; (d) the Initial Term Loans; (e) the Incremental Term Loans; (f) the Tranche B Commitments, the Tranche B Credit-Linked Deposits and the Tranche B LC Exposure; and (g) the Tranche B Term Loans.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all Capital Lease Obligations of such Person as lessee under Capital Leases, (c) all obligations of such Person to pay the deferred purchase price of property or services (including Contingent Payments and Holdbacks but excluding trade accounts payable in the ordinary course of business), (d) all Debt secured by a Lien on the property of such Person, whether or not such Debt shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt or the fair market value of all property of such Person securing such Debt), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account or upon the application of such Person, (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person and (h) all Synthetic Lease Obligations of such Person.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delayed Draw Date” means the date, if any, during the Delayed Funding Period on which the Initial Term Lenders make Initial Term Loans to the U.S. Borrower.

“Delayed Funding Period” means the period from (but excluding) the Effective Date to (and including) April 15, 2004.

“Denomination Date” means, in relation to any Canadian Dollar Borrowing, the date that is three Business Days before the date such Borrowing is made.

“Designated Obligations” means all Obligations of the Loan Parties in respect of (a) principal of and interest on the Loans (including B/As, B/A Equivalent Notes and Acceptance Fees with respect thereto), (b) the reimbursement of LC Disbursements and (c) fees payable under the Loan Documents, whether or not the same shall at the time of any determination be due and payable under the terms of the Loan Documents.

“Designated U.S. Affiliate” has the meaning set forth in the definition of the term “Additional Revolving Lender”.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discount Proceeds” means, for any B/A (or, as applicable, any B/A Equivalent Note), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded upwards) calculated on the applicable date of the Borrowing of which such B/A or B/A Equivalent Note is a part or any rollover date for such Borrowing by multiplying:

(a) the face amount of the B/A (or, as applicable, the B/A Equivalent Note); by

(b) the quotient of one divided by the sum of one plus the product of:

(i) the Discount Rate (expressed as a decimal) applicable to such B/A (or as applicable, such B/A Equivalent Note), and

(ii) a fraction, the numerator of which is the Contract Period of the B/A (or, as applicable, the B/A Equivalent Note) and the denominator of which is 365,

with such quotient being rounded up or down to the fifth decimal place, and .000005 being rounded up.

“Discount Rate” means:

(a) with respect to any Canadian Revolving Lender that is a Schedule I chartered bank under the Bank Act (Canada), as applicable to a B/A (or, as applicable, a B/A Equivalent Note) being purchased by such Lender on any day, the average (as determined by the Canadian Administrative Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 0.01%) quoted by the Schedule I Reference Banks as the percentage discount rate at which the Schedule I Reference Banks would, in accordance with their normal practices, at or about 10:00 a.m., Toronto time, on such date, be prepared to purchase bankers’ acceptances accepted by the Schedule I Reference Banks having a face amount and term comparable to the face amount and term of such B/A or B/A Equivalent Note; and

(b) with respect to any Canadian Revolving Lender that is not a Schedule I chartered bank under the Bank Act (Canada), as applicable to a B/A (or, as applicable, a B/A Equivalent Note) being purchased by such Lender on any day, the average (as determined by the Canadian Administrative Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 0.01%) quoted by the Schedule II and/or Schedule III Reference Banks as the percentage discount rates at which the Schedule II and/or Schedule III Reference Banks would, in accordance with their normal practices, at or about 10:00 a.m., Toronto time, on such date, be prepared to purchase bankers’ acceptances accepted by the Schedule II and/or Schedule III Reference Banks having a face amount and term comparable to the face amount and term of such B/A; provided, however, that no Discount Rate calculated pursuant to this clause (b) shall exceed the Discount Rate calculated pursuant to clause (a) above in respect of the same issue of Bankers’ Acceptances plus 7 basis points (0.07%) per annum.

“Disqualified Equity Interests” means any class or series of Equity Interests that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Term Loan Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Term Loan Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Term Loan Maturity Date, or any class or series of Equity Interests that is otherwise redeemable on terms more favorable to the holder thereof than the redemption terms relating to Holdings’s Series C Perpetual Convertible Preferred Stock, issued in 2001, or Series D Perpetual Convertible Preferred Stock, issued in 2001 (collectively, the “Existing Preferred”); provided, however, that Equity Interests will not constitute Disqualified Equity Interests solely because the holders thereof have the right to require the issuer thereof to repurchase or redeem such Equity Interests upon the occurrence of a Change in Control; provided further that any Equity Interests that are redeemable on terms no more favorable to the holder thereof than the redemption terms relating to the Existing Preferred shall not constitute “Disqualified Equity Interests”.

“Dollar Equivalent” means, with respect to any amount of Canadian Dollars on any date, the amount of Dollars that may be purchased with such amount of Canadian Dollars at the Spot Exchange Rate on such date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, presence, release or threatened release of any Hazardous Materials or to health and safety matters, as those matters relate to environmental protection.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment Securitization Transaction” means any sale, assignment, pledge or other transfer (or series of related sales, assignments, pledges or other transfers)

(a) by Holdings or any Subsidiary of rental fleet equipment or related assets to facilitate any financing transaction entered into by an ES Special Purpose Vehicle that is permitted hereunder, (b) by any ES Special Purpose Vehicle of leases or rental agreements between Holdings and/or any Subsidiary, as lessee, on the one hand, and such ES Special Purpose Vehicle, as lessor, on the other hand, relating to such equipment or related assets and lease receivables arising under such leases and rental agreements and (c) by Holdings or any Subsidiary of any interest in any of the foregoing, together in each case with (i) any and all proceeds thereof (including all collections relating thereto, all payments and other rights under insurance policies or warranties relating thereto, all disposition proceeds received upon a sale thereof, and all rights under manufacturers’ repurchase programs or guaranteed depreciation programs relating thereto), (ii) any collection or deposit account relating thereto and (iii) any collateral, guaranties, credit enhancement or other property or claims supporting or securing payment on, or otherwise relating to, any such leases, rental agreements or lease receivables.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Holdings or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Holdings or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Holdings or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings or any ERISA Affiliate, of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ES Special Purpose Vehicle” means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary (or, if not a Subsidiary, the common equity of which is wholly owned, directly or indirectly, by Holdings) and which is formed for the purpose of, and engages in no material business other than, acting as a lessor, issuer or depositor in an Equipment Securitization Transaction (and, in connection therewith, owning the equipment, leases, rental agreements, lease receivables, rights to payment and other interests, rights and assets described in the definition of Equipment Securitization Transaction, and pledging or transferring any of the foregoing or interests therein).

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted IBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Amount” has the meaning given to that term in Section 6.05(d).

“Excess Synthetic Lease Collateral” means specified assets with a fair market value not exceeding 35% of the Synthetic Lease Obligations secured thereby.

“Excess Tranche B Credit-Linked Deposits” means, at any time, the excess, if any, of the Total Tranche B Credit-Linked Deposit over the Tranche B LC Exposure at such time.

“Excluded Subsidiaries” means (a) any Special Purpose Vehicle (if and so long as, and to the extent that, satisfaction of the Collateral and Guarantee Requirement by such Special Purpose Vehicle would violate the terms of the Securitization Transaction(s) entered into by such Special Purpose Vehicle), (b) any Acquisition Subsidiary (unless and until such Acquisition Subsidiary acquires any Equity Interests or assets), (c) the QuIPS Trust, (d) the Insurance Subsidiary and (e) any Subsidiary if (i) any Equity Interests in such Subsidiary (other than directors’ qualifying shares or similar Equity Interests) are owned by any Person or Persons other than Holdings or a Subsidiary (except any Excluded Subsidiary), (ii) the consent of such Person or Persons is required in order for the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, (iii) such consent has not been obtained and (iv) such Subsidiary has not incurred any Suretyship Liability in respect of, or Lien on any of its assets securing, any other Debt of any Loan Party.

“Excluded Taxes” means, with respect to the Agents, any Lender, the Issuing Bank or any other recipient (including a Participant) of any payment to be made by or on account of any obligation of any Borrower hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (or a Participant that would be a Foreign Lender if it were a Lender) or any other recipient (other than an assignee pursuant to a request by such Borrower under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such

Foreign Lender (or such Participant) or such other recipient by or on account of any Borrower hereunder or under any other Loan Document at the time such Foreign Lender (or such Participant) or such other recipient becomes a party (or becomes entitled to any payment with respect) to this Agreement or any other Loan Document (or designates a new lending office), except to the extent that (A) such Foreign Lender (or such Participant) or such other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to any withholding tax pursuant to Section 2.17(a), (B) such withholding tax is attributable to the designation of a Subsidiary after the date upon which such Foreign Lender (or such Participant) or such other recipient becomes a party to this Agreement, (C) such withholding tax is imposed on payments made to such Foreign Lender (or such Participant) or such other recipient following a CAM Exchange or (D) such withholding tax is imposed by the United States of America on payments made by the Canadian Borrowers to the Canadian Revolving Lenders or (ii) is attributable to the failure of such Foreign Lender (or such Participant) or such other recipient to comply with Section 2.17(e).

“Excluded Transfers” has the meaning assigned to such term in Section 6.05(d).

“Exempted Payments” means any prepayment, purchase, defeasance or redemption of Subordinated Debt or Debt incurred in reliance on Section 6.02(b), provided that the aggregate amount of all such payments, purchases, defeasances and redemptions shall not exceed $50,000,000.

“Existing B/A” means any B/A under the Existing Credit Agreement outstanding on the Effective Date.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 20, 2001, among Holdings, the U.S. Borrower, UR Canada, UR Nova Scotia (No. 1), the lenders party thereto, JPMorgan Chase Bank, as U.S. Administrative Agent, and JPMorgan Chase Bank, Toronto Branch, as Canadian Administrative Agent, as amended and in effect immediately prior to the Effective Date.

“Existing Letter of Credit” means each letter of credit that is a “Letter of Credit” under and as defined in the Existing Credit Agreement and that is outstanding on the Effective Date.

“Existing Term Loans” has the meaning assigned to such term in Section 2.01(b).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the U.S. Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, vice president—finance or controller of Holdings.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2001”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Floor Plan Financing Arrangement” means any arrangement whereby Holdings or a Subsidiary grants a Lien to an equipment manufacturer (or an affiliate thereof which is in the financing business) on all equipment purchased from such manufacturer and the proceeds thereof, including equipment which was not financed by such manufacturer (or an affiliate thereof).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Borrower is located. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction and Canada and each province and territory thereof shall be deemed to constitute a single other jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than, and which is conducting the majority of its business outside of, (i) the United States of America or any state thereof or the District of Columbia or Puerto Rico and (ii) Canada or any province or territory thereof.

“Funded Debt” means (a) all Debt of Holdings and its Subsidiaries and (b) to the extent not included in the definition of Debt, without duplication, all outstanding Securitization Obligations, but excluding (i) contingent obligations in respect of undrawn letters of credit and Suretyship Liabilities (except to the extent constituting contingent obligations or Suretyship Liabilities in respect of Funded Debt of a Person other than Holdings or any Subsidiary), (ii) Hedging Obligations, (iii) Debt of Holdings to Subsidiaries and Debt of Subsidiaries to Holdings or to other Subsidiaries and (iv) Debt (including guaranties thereof) in respect of the QuIPS Debentures and the QuIPS Preferred Securities. It is understood that the Tranche B Credit-Linked Deposits shall not constitute Funded Debt.

“Funded Debt to Cash Flow Ratio” means (a) solely for purposes of Section 6.01(b) and the definition of Applicable Margin, as of the last day of any Fiscal Quarter, the ratio of (i) Funded Debt as of such day (reduced by the amount of any Qualifying Cash as of such day) to (ii) Cash Flow as of such day, and (b) otherwise, as of any date, the ratio of (i) Funded Debt as of such date (reduced by the amount of any Qualifying Cash as of such date) to (ii) Cash Flow as of the last day of the most recent

Fiscal Quarter for which financial statements have been delivered hereunder, expressed as a fraction with a denominator equal to 1.0.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee Agreements” means the U.S. Guaranty and the Canadian Subsidiary Guarantee Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no (a) phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Subsidiaries or (b) stock options, warrants or other agreements (including acquisition agreements) providing for the issuance of Equity Interests or of stock options, warrants or other rights to acquire Equity Interests shall be a Hedging Agreement.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under any Hedging Agreement.

“Holdback” means an unsecured, non-interest-bearing obligation of Holdings or any Subsidiary to pay a portion of the purchase price for any purchase or other acquisition permitted hereunder which matures within nine months of the date of such purchase or other acquisition.

“Holdings” means United Rentals, Inc., a Delaware corporation.

“IBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) equal to the interest rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered in immediately available funds to the U.S. Administrative Agent at the Eurodollar lending offices where its foreign currency and exchange operations and Eurodollar funding operations are customarily conducted in the international interbank market at approximately 12:00 noon, New York City time, two Business Days prior to the commencement of such Interest Period. In the event that such rate is not available at such time for any reason, then the “IBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the Eurodollar lending offices where the U.S. Administrative Agent’s foreign currency and exchange operations and Eurodollar funding operations are customarily conducted in the international interbank market at approximately 11:00 a.m., New York City time, two Business Days prior to the commencement of such Interest Period.

“Incremental Term Lender” means a Lender with an outstanding Incremental Term Loan.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated January 2004, relating to Holdings, the U.S. Borrower and the Transactions.

“Initial Term Borrowing” means a Borrowing comprised of Initial Term Loans.

“Initial Term Lender” means a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan” means a Loan made (and Existing Term Loans and Assigned Debt purchased by the Lenders) pursuant to clause (i) of Section 2.01(a).

“Initial Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Initial Term Loans hereunder (or to purchase Existing Term Loans and Assigned Debt that become Initial Term Loans hereunder) on the Effective Date and during the Delayed Funding Period, expressed as an amount representing the maximum principal amount of the Initial Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Initial Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Initial Term Loan Commitments is $750,000,000.

“Insurance Subsidiary” means any Subsidiary whose sole business is providing insurance in connection with the business of Holdings and its other Subsidiaries.

“Interest Coverage Ratio” means, for any Computation Period, the ratio of (a) Consolidated Net Income before deducting Interest Expense (other than Interest Expense attributable to Securitization Transactions), income tax expense, amortization (but not depreciation) and Rentals (excluding Rentals attributable to real property leases in an aggregate amount not to exceed $100,000,000 during such Computation Period) for such Computation Period to (b) Interest Expense (other than Interest Expense attributable to Securitization Transactions) plus (without duplication) Rentals (excluding Rentals attributable to real property leases in an aggregate amount not to exceed $100,000,000 and Rentals relating to the principal component under Synthetic Leases during such Computation Period) for such Computation Period; provided, that for purposes of determining Interest Expense under clause (b) above, (i) for the Computation Period ending June 30, 2004, Interest Expense shall be Interest Expense for the Fiscal Quarter ended June 30, 2004 multiplied by 4, (ii) for the Computation Period ending September 30, 2004, Interest Expense shall be Interest Expense for the two Fiscal Quarters ended September 30, 2004 multiplied by 2 and (iii) for the Computation Period ending December 31, 2004, Interest Expense shall be Interest Expense for the three Fiscal Quarters ended December 31, 2004 multiplied by 4/3.

“Interest Election Request” means a request by the U.S. Borrower or a Canadian Borrower, as applicable, to convert or continue a U.S. $ Revolving Borrowing, Canadian Revolving Borrowing, Additional Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Expense” means for any period the sum, without duplication, of (a) the consolidated interest expense of Holdings and its Subsidiaries for such period (including, without duplication, interest paid on the QuIPS Debentures, distributions on (but not redemptions of) the QuIPS Preferred Securities, imputed interest on Capital Leases and Synthetic Leases and any interest which is capitalized but excluding amortization of deferred financing costs) and (b) consolidated yield or discount accrued during such period on the aggregate investment or claim held by purchasers, assignees or other transferees of, or of interests in, accounts receivable, lease receivables and other rights to payment of Holdings and its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction).

“Interest Payment Date” means (a) with respect to any ABR Loan, Canadian Prime Rate Loan or Swingline Loan, the Business Day following the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender participating in such Borrowing, nine or twelve months) thereafter or the day one or two weeks thereafter, as the U.S. Borrower or applicable Canadian Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period (other than a one or two-week Interest Period) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, relative to any Person, (a) any loan or advance made by such Person to any other Person (excluding any commission, travel or similar advances made to directors, officers and employees of Holdings or any Subsidiary), (b) any Suretyship Liability of such Person, (c) any ownership or similar interest held by such Person in any other Person and (d) deposits and the like relating to prospective acquisitions of businesses (excluding deposits placed in escrow pursuant to bona fide arrangements that provide for the return of such deposits to Holdings or the applicable Subsidiary in the event that the related transaction is not consummated for any reason by a date certain).

“Issuing Bank” means JPMorgan Chase Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” has the meaning set forth in Section 9.15.

“Judgment Currency Conversion Date” has the meaning set forth in Section 9.15.

“LC Disbursement” means a U.S. Revolving LC Disbursement or a Tranche B LC Disbursement.

“LC Exposure” means, at any time, the sum of the U.S. Revolving LC Exposure and the Tranche B LC Exposure at such time.

“LC Reserve Account” has the meaning set forth in Section 10.02(a).

“Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender, and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Amendment or pursuant to Section 2.25, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Tranche B Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including each Existing Letter of Credit.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge, hypothecation or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan Documents” means this Agreement, the Guarantee Agreements, the Incremental Facility Amendment and the Security Documents.

“Loan Parties” means Holdings, the Borrowers and the Subsidiary Loan Parties.

“Loan” means any loan made by any Lender to any Borrower pursuant to this Agreement, which shall include any B/A or B/A Equivalent Note accepted by any Canadian Revolving Lender pursuant to this Agreement.

“Luxco” means United Rentals Luxembourg S.à.r.l.

“Majority Lenders” means, with respect to any Credit Facility on any date, Lenders having Loans (excluding Swingline Loans) and unused Commitments (excluding commitments to issue Letters of Credit or make Swingline Loans but including Tranche B Credit-Linked Deposits), or Tranche B Credit-Linked Deposits, representing more than 50% of the sum of all Loans (excluding Swingline Loans) and unused Commitments (excluding commitments to issue Letters of Credit or make Swingline Loans but including Tranche B Credit-Linked Deposits), or Tranche B Credit-Linked Deposits, under such Credit Facility on such date. For purposes of determining the Majority Lenders, any amounts denominated in Canadian Dollars shall be translated into Dollars at the Spot Exchange Rates in effect on the Effective Date.

“Mandatory Prepayment Date” means September 30, 2007.

“Mandatory Prepayment Reference Debt” means (a) the 10.75% Notes and (b) any Debt incurred to refinance any of the 10.75% Notes (including any Debt incurred to refinance any such refinancing Debt) that matures earlier than, or requires any scheduled principal payments prior to, the date that is six months after the Term Loan Maturity Date.

“Margin Stock” means any “margin stock” as defined in Regulation U of the Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of Holdings and the Subsidiaries, taken as a whole, or (b) a material adverse effect upon any substantial portion of the Collateral or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

“Material Debt” means Debt (other than the Loans and Letters of Credit) of any one or more of Holdings and the Subsidiaries in an aggregate principal amount exceeding $25,000,000 (or its equivalent in any other currency). For purposes of determining Material Debt, the “principal amount” of any Hedging Obligation of Holdings or any Subsidiary at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Subsidiary would be required to pay if the related Hedging Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by Holdings and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by Holdings and the Subsidiaries as a result of such event to repay Debt (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings and the Subsidiaries, and the amount of any reserves established by Holdings and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of Holdings).

“Net Worth” means, at any time, the sum of (a) Holdings’s consolidated stockholders’ equity (including preferred stock accounts but determined by excluding the effects of (i) the non-cash charges attributable to the impairment of goodwill (net of any tax benefits relating to such charges) referred to in clause (b) of the definition of Consolidated Net Income, (ii) the non-cash charges attributable to the amortization of deferred stock compensation (net of any tax benefits relating to such charges) referred to in clause (c) of the definition of Consolidated Net Income, (iii) the non-cash expenses attributable to stock options and warrants with respect to Equity Interests in Holdings (net of any tax benefits relating to such charges) referred to in clause (d) of the definition of Consolidated Net Income, (iv) the non-cash charges relating to store closings and work force reductions (net of any tax benefits relating to such charges) referred to in clauses (e) and (f) of the definition of Consolidated Net Income, (v) the non-cash charges attributable to the write-off of certain notes payable owed to Holdings or any of its Subsidiaries (net of any tax benefits relating to such charges) referred to in clause (g) of the definition of Consolidated Net Income, (vi) the write-offs and costs referred to in clause (h) of the definition of Consolidated Net Income and (vii) the costs and gains or losses and write-offs referred to in clauses (i) and (j) of the definition of Consolidated Net Income) at such time plus (b) to the extent, if any, not included in such stockholders’ equity, the outstanding amount of the QuIPS Preferred Securities at such time.

“9.25% Redemption” means the redemption by the U.S. Borrower of the 9.25% Notes.

“9.25% Notes” means the $300,000,000 9.25% unsecured senior subordinated notes due 2009 issued by the U.S. Borrower.

“9.00% Redemption” means the redemption by the U.S. Borrower of the 9.00% Notes.

“9.00% Notes” means the $250,000,000 9.00% unsecured senior subordinated notes due 2009 issued by the U.S. Borrower.

“Note Documents” means the Senior Notes Indenture, the Senior Subordinated Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Notes or providing for any Suretyship Liability or other right in respect thereof.

“Notes” means the Senior Notes and the Senior Subordinated Notes.

“Obligation Currency” has the meaning set forth in Section 9.15.

“Obligations” means any and all “Liabilities”, as defined in any applicable Security Document or the Guarantee Agreements.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies, other than Excluded Taxes, arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 9.04(f).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit I-1 or any other form approved by the U.S. Collateral Agent.

“Permitted Holders” means (a) the executive managers of the U.S. Borrower as of the Effective Date and their respective estates, their respective spouses and former spouses, their lineal descendants, the legal representatives of any of the foregoing, the trustees of any bona fide trusts of which any of the foregoing are the sole beneficiaries, and any Person of which any of the foregoing “beneficially owns” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) at least 51% of each class of Equity Interests of such Person; and (b) Richard D. Colburn and any of his estate, his spouse or any former spouse, his lineal descendants, the legal representatives of any of the foregoing, the trustees of any bona fide trusts of which any of the foregoing and/or one or more charitable organizations (as defined below) are the sole beneficiaries, any Person of which any of the foregoing “beneficially owns” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) at least 51 % of each class of the Equity Interests of such Person and any charitable organization to which any of the foregoing transfers 20% or more of the outstanding shares of common stock of Holdings. For purposes of the foregoing, a “charitable organization” is an organization to which a contribution is deductible for income tax purposes under the Code.

“Permitted Management Incentive Payment” means a repurchase of Equity Interests (or options, warrants or similar rights in respect of Equity Interests) granted as compensation to officers, directors or employees of, or consultants retained by, Holdings or any of the Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Holdings or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means the U.S. Pledge Agreement and the Canadian Pledge Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualifying Cash” means, on any date on which there are (i) no outstanding Securitization Obligations of Holdings or any Subsidiary in respect of Receivables Securitization Transactions and (ii) no outstanding Revolving Loans (other than Canadian Revolving Loans), the aggregate amount of cash of the Loan Parties on deposit on such date in one or more deposit accounts maintained with the U.S. Collateral Agent in respect of which a control agreement in favor of the U.S. Collateral Agent, for the benefit of the Secured Parties, is in effect.

“QuIPS Debentures” means the 6-1/2% convertible subordinated debentures issued by Holdings to the QuIPS Trust pursuant to the QuIPS Indenture.

“QuIPS Guarantees” means (i) the Guarantee Agreement dated as of August 5, 1998, issued by Holdings (then known as United Rentals Holdings, Inc.) relating to the common securities of the QuIPS Trust and (ii) the Guarantee Agreement dated as of August 5, 1998, between Holdings (then known as United Rentals Holdings, Inc.) and The Bank of New York, as Trustee, relating to the QuIPS Preferred Securities.

“QuIPS Indenture” means the Indenture dated as of August 5, 1998, between Holdings (then known as United Rentals Holdings, Inc.) and The Bank of New York, as Trustee.

“QuIPS Preferred Securities” means the 6-1/2% convertible quarterly income preferred securities issued by the QuIPS Trust pursuant to the QuIPS Purchase Agreement.

“QuIPS Purchase Agreement” means the Purchase Agreement dated as of July 30, 1998, among the QUIPS Trust, Holdings (then known as United Rentals Holdings, Inc.), the U.S. Borrower (then known as United Rentals, Inc.) and the purchasers named therein.

“QuIPS Trust” means United Rentals Trust I, a special purpose Delaware business trust established pursuant to the Amended and Restated Trust Agreement dated as of August 5, 1998, among Holdings (then known as United Rentals Holdings, Inc.), The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the administrative trustees named therein.

“Reallocation Notice” has the meaning set forth in Section 2.24.

“Receivables Securitization Transaction” means any sale, assignment or other transfer (or series of related sales, assignments or other transfers) by Holdings or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to Holdings or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit account related thereto, and any collateral, guaranties or other property or claims supporting or securing payment by the obligor thereon of, or otherwise related to, or subject to leases giving rise to, any such receivables.

“Register” has the meaning set forth in Section 9.04.

“Reinvestment Deadline” has the meaning set forth in the definition of “Reinvestment Notice”.

“Reinvestment Notice” means a written notice executed by a Financial Officer stating that (a) no Event of Default has occurred and is continuing and (b) Holdings (directly or indirectly through a Subsidiary Loan Party) intends and expects to use cash in an amount equal to all or a portion of the Excess Amount to acquire assets useful in its business on or prior to the date occurring 360 days after the date on which such Excess Amount was created (the “Reinvestment Deadline”).

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Notice, the earlier of (a) the Reinvestment Deadline and (b) the date on which Holdings shall have determined not to acquire assets useful in its business pursuant to such Reinvestment Notice.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rentals” means the aggregate fixed amounts payable by Holdings or any Subsidiary under any lease of (or other agreement conveying the right to use) any real or personal property by Holdings or any Subsidiary, as lessee, other than (i) any Capital Lease or (ii) any lease with a remaining term of six months or less which is not renewable solely at the option of the lessee.

“Replacement Senior Notes” has the meaning set forth in Section 6.02(o).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans, Incremental Term Loans, Tranche B LC Exposure, unused Commitments and Excess Tranche B Credit-Linked Deposits representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans, Incremental Term Loans, Tranche B LC Exposure, unused Commitments and Excess Tranche B Credit-Linked Deposits at such time. For purposes of determining the Required Lenders, any amounts denominated in Canadian Dollars shall be translated into Dollars at the Spot Exchange Rate in effect on the Effective Date.

“Reset Date” has the meaning set forth in Section 2.23(a)(ii).

“Restricted Debt” has the meaning set forth in clause (d) of Section 6.04.

“Restricted Payment” has the meaning set forth in Section 6.04.

“Revolving Commitments” means the U.S. $ Revolving Commitments and the Canadian Revolving Commitments.

“Revolving Exposures” means the U.S. $ Revolving Exposures, the Additional Revolving Exposures and the Canadian Revolving Exposures.

“Revolving Lenders” means the U.S. $ Revolving Lenders and the Canadian Revolving Lenders.

“Revolving Loans” means the U.S. $ Revolving Loans and Canadian Revolving Loans.

“Revolving Maturity Date” means February 13, 2009.

“RS Special Purpose Vehicle” means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary (or, if not a Subsidiary, the common equity of which is wholly owned, directly or indirectly, by Holdings) and which is formed for the purpose of, and engages in no material business other than, acting as an issuer or a depositor in a Receivables Securitization Transaction (and, in connection therewith, owning accounts receivable, lease receivables, other rights to payment, leases and related assets and pledging or transferring any of the foregoing or interests therein).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies.

“Schedule I Reference Banks” means such Schedule I chartered banks under the Bank Act (Canada) as are mutually agreed upon by the Canadian Administrative Agent and the Canadian Borrowers.

“Schedule II and/or Schedule III Reference Banks” means such Schedule II and/or Schedule III banks under the Bank Act (Canada) as are mutually agreed upon by the Canadian Administrative Agent and the Canadian Borrowers.

“Secured Parties” has the meaning assigned to such term in the U.S. Security Agreement.

“Securitization Obligations” means, with respect to any Securitization Transaction, the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in) or holders of obligations that are supported or secured by (i) in the case of an Equipment Securitization Transaction, equipment or related assets (and leases, rental agreements, lease receivables, rights to payment and other interests, rights and assets described in the definition of Equipment Securitization Transaction) in connection with such Equipment Securitization Transaction, and (ii) in the case of a Receivables Securitization Transaction, accounts receivable, lease receivables and other rights to payment in connection with such Receivables Securitization Transaction.

“Securitization Transaction” means an Equipment Securitization Transaction or a Receivables Securitization Transaction.

“Security Agreements” means the U.S. Security Agreement and the Canadian Security Agreement.

“Security Documents” means the Security Agreements, the Pledge Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Seller Subordinated Debt” means unsecured Debt of any Loan Party that:

(a) is subordinated, substantially upon the terms set forth in Exhibit J or other terms that are more favorable to the Lenders, in right of payment to the payment in full in cash of the Loans and all other amounts owed under the Loan Documents (whether or not matured or due and payable); and

(b) represents all or part of the purchase price payable by Holdings or a Subsidiary in connection with a transaction described in Section 6.05(c) or Section 6.05(f).

“Senior Debt” means all Funded Debt of Holdings and its Subsidiaries other than Subordinated Debt and Securitization Obligations.

“Senior Note Documents” means the Senior Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any Suretyship Liability or other right in respect thereof.

“Senior Notes” means the senior unsecured notes anticipated to be issued by the U.S. Borrower after the Effective Date to finance the Tender Offer, in an aggregate principal amount up to $1,000,000,000 and the Debt represented thereby and by the guarantees thereof.

“Senior Notes Indenture” means the indenture under which the Senior Notes are issued.

“Senior Secured Debt” means any Senior Debt secured by a Lien.

“Senior Secured Debt to Cash Flow Ratio” means (a) solely for purposes of Section 6.01(d), as of the last day of any Fiscal Quarter, the ratio of (i) Senior Secured Debt as of such day (reduced by the amount of any Qualifying Cash as of such day) to (ii) Cash Flow as of such day, and (b) otherwise, as of any date, the ratio of (i) Senior Secured Debt as of such date (reduced by the amount of any Qualifying Cash as of such date) to (ii) Cash Flow as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered hereunder, expressed as a fraction with a denominator equal to 1.0; provided, that for purposes of determining the Senior Secured Debt to Cash Flow Ratio, Interest Expense attributable to Securitization Transactions shall not be added to Consolidated Net Income for purposes of determining Cash Flow.

“Senior Subordinated Notes” means the unsecured senior subordinated notes issued by the U.S. Borrower in January 2004 in an aggregate principal amount of $375,000,000, and the Debt represented thereby and by the guarantees thereof.

“Senior Subordinated Notes Indenture” means the indenture under which the Senior Subordinated Notes are issued.

“Senior Subordinated Note Documents” means the Senior Subordinated Notes Indenture and all other instruments, agreements and documents evidencing or governing the Senior Subordinated Notes or providing for any Suretyship Liability or other right in respect thereof.

“Special Purpose Vehicle” means an ES Special Purpose Vehicle or an RS Special Purpose Vehicle.

“Spot Exchange Rate” means, on any day, with respect to Canadian Dollars, the spot rate at which Dollars are offered on such day by the Canadian Administrative Agent in Toronto for Canadian Dollars at approximately 11:00 a.m. (Toronto time). For purposes of determining the Spot Exchange Rate in connection with a Canadian Dollar Borrowing, such Spot Exchange Rate shall be determined as of the Denomination Date for such Borrowing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the U.S. Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means (a) the 9.00% Notes and the unsecured subordinated guarantees thereof provided for in the applicable Subordinated Note Indenture, (b) the $525,000,000 of 7.75% unsecured senior subordinated notes due 2013 issued by the U.S. Borrower in November 2003, and the unsecured subordinated guarantees thereof provided for in the applicable Subordinated Note Indenture, (c) the $143,750,000 of 1 7/8% unsecured senior subordinated convertible notes due 2023 issued by the U.S. Borrower in October and December 2003, and the unsecured subordinated guarantees thereof provided for in the applicable Subordinated Note Indenture, (d) the Senior Subordinated Notes, (e) Seller Subordinated Debt and (f) any other unsecured Debt of the Borrowers and unsecured guarantees thereof by Holdings and/or any Subsidiary of the U.S. Borrower which (i) is owed to Persons other than officers, employees, directors or Affiliates of the Borrowers, (ii) has no amortization prior to the date that is six months after the Term Loan Maturity Date and (iii) has subordination terms (including subordination terms with respect to guarantees), covenants, events of default and redemption provisions which are not less favorable to the Lenders than those set forth in the Subordinated Note Indentures or are otherwise approved by the Required Lenders, such approval not to be unreasonably withheld.

“Subordinated Note Indentures” means each of (a) the Indenture dated as of March 23, 1999, among the U.S. Borrower, various Subsidiaries of the U.S. Borrower and The Bank of New York, as Trustee, pursuant to which the 9.00% Notes were issued, (b) the Indenture dated as of November 12, 2003, among the U.S. Borrower, Holdings and the other guarantors party thereto, and The Bank of New York, as Trustee, pursuant to which the U.S. Borrower issued $525,000,000 of Subordinated Debt, (c) the Indenture dated as of October 1, 2003, among the U.S. Borrower, Holdings and The Bank of New York, as Trustee, pursuant to which the U.S. Borrower issued $143,750,000 of Subordinated Debt, and (d) the Senior Subordinated Notes Indenture.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, unlimited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, unlimited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings (including the Borrowers).

“Subsidiary Loan Party” means any Subsidiary (including the Borrowers) other than a Foreign Subsidiary or an Excluded Subsidiary.

“Suretyship Liability” means, with respect to any Person, any liability of such Person with respect to any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any Debt (or, other than for purposes of the definition of Debt, any other obligation or other liability) of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any U.S. $ Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” means, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under Synthetic Leases assuming such Person exercises the option to purchase the leased property at the end of the lease term.

“Tangible Assets” means at any time all assets of Holdings and its Subsidiaries excluding all Intangible Assets. For purposes of the foregoing, “Intangible Assets” means goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense and any other assets that are properly classified as intangible assets in accordance with GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“10.75% Notes” means the collective reference to (i) the $450,000,000 of 10.75% notes due April 2008 issued by the U.S. Borrower in April 2001, (ii) the $210,000,000 of 10.75% notes due April 2008 issued by the U.S. Borrower in December 2002 and (iii) the $200,000,000 of 10.75% notes due April 2008 issued by the U.S. Borrower in April 2003.

“10.75% Notes Indenture” means the indentures under which the 10.75% Notes were issued.

“Tender Offer” means the U.S. Borrower’s pending offer to purchase up to $860,000,000 aggregate principal amount of the 10.75% Notes pursuant to a tender offer therefor.

“Term Lenders” means the Initial Term Lenders and the Tranche B Term Loan Lenders.

“Term Loans” means the Initial Term Loans and the Tranche B Term Loans.

“Term Loan Commitment Fee” has the meaning set forth in Section 2.12(a).

“Term Loan Maturity Date” means February 14, 2011.

“Total Additional Revolving Commitment” means, at any time, the aggregate amount of the Additional Revolving Commitments, as in effect at such time,

but not to exceed $150,000,000. The Total Additional Revolving Commitment on the Effective Date is $0.

“Total Canadian Revolving Commitment” means, at any time, the aggregate amount of the Canadian Revolving Commitments, as in effect at such time, but not to exceed $150,000,000. The Total Canadian Revolving Commitment on the Effective Date is U.S. $150,000,000.

“Total Tranche B Credit-Linked Deposit” means, at any time, the sum of all Tranche B Credit-Linked Deposits at such time.

“Total U.S. $ Revolving Commitment” means, at any time, the aggregate amount of the U.S. $ Revolving Commitments, as in effect at such time. The Total U.S. $ Revolving Commitment on the Effective Date is $500,000,000.

“Tranche B Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Tranche B Maturity Date and the date on which all of the Tranche B Credit-Linked Deposits have been either returned to the Tranche B Lenders or converted to Tranche B Term Loans.

“Tranche B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Credit-Linked Deposit hereunder on the Effective Date, expressed as an amount representing the maximum amount of the Tranche B Credit-Linked Deposit to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Commitment is set forth in Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche B Commitments is $150,000,000.

“Tranche B Credit-Linked Deposit” means, as to each Tranche B Lender, the cash deposit made by such Lender to the Tranche B Credit-Linked Deposit Account pursuant to Section 2.01(a), as such deposit may be (a) reduced from time to time pursuant to Section 2.05(e), Section 2.08 or Section 2.20(e), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.05(e).

“Tranche B Credit-Linked Deposit Account” means the account established by the U.S. Administrative Agent under its sole and exclusive control maintained at the office of JPMorgan Chase Bank, 270 Park Avenue, New York, NY 10017, designated as the “Tranche B Credit-Linked Deposit Account” that shall be used solely to hold the Tranche B Credit-Linked Deposits.

“Tranche B LC Disbursement” means any payment made by an Issuing Bank pursuant to a Tranche B Letter of Credit.

“Tranche B LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Tranche B Letters of Credit at such time plus (b) the aggregate amount of all Tranche B LC Disbursements that have not yet been reimbursed by or on behalf of the U.S. Borrower at such time. The Tranche B LC Exposure of any Tranche B Lender at any time shall be its Applicable Percentage of the total Tranche B LC Exposure at such time.

“Tranche B Lender” means a Lender having a Tranche B Commitment or a Tranche B Credit-Linked Deposit.

“Tranche B Letters of Credit” means, at any time, Letters of Credit in an amount equal to the lesser of (i) the Total Tranche B Credit Linked Deposit and (ii) the aggregate amount of outstanding Letters of Credit at such time. Letters of Credit will from time to time be deemed to be Tranche B Letters of Credit or U.S. Revolving Letters of Credit in accordance with the provisions of Section 2.05(a).

“Tranche B Maturity Date” means February 14, 2011.

“Tranche B Participation Fee” means the participation fee payable to the Tranche B Lenders pursuant to Section 2.12(c).

“Tranche B Term Borrowing” means a Borrowing comprised of Tranche B Term Loans.

“Tranche B Term Loan” means a Loan made pursuant to paragraph (e) of Section 2.20.

“Tranche B Term Loan Lender” means a Lender with an outstanding Tranche B Term Loan.

“Transactions” means (a) the repayment by the U.S. Borrower and its Subsidiaries of all amounts outstanding under the Existing Credit Agreement (other than the principal amount of any loans outstanding thereunder on the Effective Date that are held by, or assigned to, the Lenders hereunder and are to remain outstanding hereunder as provided in Section 2.01(b) and the Existing Letters of Credit deemed issued hereunder as provided in Section 2.05(a)) and the amendment and restatement of the Existing Credit Agreement as provided in this Agreement; (b) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party (including the granting of Liens pursuant to the Security Documents), the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder; (c) the execution, delivery and performance by the U.S. Borrower of the Note Documents to which it is to be a party, the issuance of the Notes and the use of the proceeds thereof; (d) the 9.25% Redemption; (e) the 9.00% Redemption; and (f) the Tender Offer.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the

Adjusted IBO Rate, the Alternate Base Rate, the Canadian Prime Rate and the Discount Rate applicable to B/As or B/A Equivalent Notes.

“UR Canada” means United Rentals of Canada, Inc., a corporation organized and existing under the laws of Canada.

“UR Nova Scotia (No. 1)” means United Rentals of Nova Scotia (No. 1), ULC, a Nova Scotia unlimited liability company.

“UR Nova Scotia (No. 2)” means United Rentals of Nova Scotia (No. 2), ULC, a Nova Scotia unlimited liability company.

“UR Partnership” means UR Canadian Financing Partnership, a partnership formed under the laws of Nova Scotia.

“U.S. $ Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the U.S. $ Revolving Commitments.

“U.S. $ Revolving Borrowing” means a Borrowing comprised of U.S. $ Revolving Loans.

“U.S. $ Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make U.S. $ Revolving Loans during the U.S. $ Revolving Availability Period and to acquire participations in U.S. Revolving Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum potential aggregate amount of such Lender’s U.S. $ Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or 2.25 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.19 or 9.04. The initial amount of each U.S. $ Revolving Lender’s U.S. $ Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its U.S. $ Revolving Commitment, as applicable.

“U.S. $ Revolving Commitment Fee” has the meaning set forth in Section 2.12(a).

“U.S. $ Revolving Exposure” means, with respect to any U.S. $ Revolving Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding U.S. $ Revolving Loans of such Lender, plus (b) the aggregate amount at such time of such Lender’s U.S. Revolving LC Exposure, plus (c) the aggregate amount at such time of such Lender’s Swingline Exposure.

“U.S. $ Revolving Lender” means a Lender with a U.S. $ Revolving Commitment or U.S. $ Revolving Exposure.

“U.S. $ Revolving LC Limit” means $250,000,000 plus, if applicable, an amount equal to the aggregate amount by which the Total Tranche B Credit-Linked Deposit has been reduced pursuant to Section 2.08(b) or 2.20(e); provided that the U.S. $

Revolving LC Limit shall not exceed the lesser of (i) $400,000,000 or (ii) the Total U.S. $ Revolving Commitment.

“U.S. $ Revolving Loan” means any loan made by a U.S. $ Revolving Lender pursuant to its U.S. $ Revolving Commitment.

“U.S. Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder, and any successor appointed in accordance with Article VIII.

“U.S. Borrower” means United Rentals (North America), Inc., a Delaware corporation.

“U.S. Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent for the Secured Parties under the U.S. Security Documents and the U.S. Guaranty, and any successor appointed in accordance with Article VIII.

“U.S. Guaranty” means the Fourth Restated U.S. Guaranty, substantially in the form of Exhibit B, made by Holdings, the U.S. Subsidiary Loan Parties (other than the U.S. Borrower), UR Nova Scotia (No. 1) and UR Nova Scotia (No. 2) in favor of the U.S. Collateral Agent for the benefit of the Secured Parties.

“U.S. Loan Parties” means Holdings, the U.S. Borrower and any Subsidiary party to the U.S. Guaranty (other than UR Nova Scotia (No. 1) and UR Nova Scotia (No. 2)).

“U.S. Pledge Agreements” means (a) the Consolidated Restated U.S. Pledge Agreement, substantially in the form of Exhibit C-1, among Holdings, the U.S. Borrower, the U.S. Subsidiary Loan Parties and the U.S. Collateral Agent for the benefit of the Secured Parties and (b) with respect to United Equipment Rentals Gulf, LP and United Rentals (Delaware), Inc., the Amended and Restated Pledge Agreement, substantially in the form of Exhibit C-2.

“U.S. Revolving LC Disbursement” means any payment made by an Issuing Bank pursuant to a U.S. Revolving Letter of Credit.

“U.S. Revolving LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding U.S. Revolving Letters of Credit at such time plus (b) the aggregate amount of all U.S. Revolving LC Disbursements that have not yet been reimbursed by or on behalf of the U.S. Borrower at such time. The U.S. Revolving LC Exposure of any U.S. $ Revolving Lender at any time shall be its Applicable Percentage of the total U.S. Revolving LC Exposure at such time.

“U.S. Revolving Letter of Credit” means, at any time, any Letter of Credit other than a Tranche B Letter of Credit.

“U.S. Security Agreement” means the Fourth Restated U.S. Security Agreement, substantially in the form of Exhibit D, among Holdings, the U.S. Borrower,

the U.S. Subsidiary Loan Parties and the U.S. Collateral Agent for the benefit of the Secured Parties.

“U.S. Security Documents” means the U.S. Security Agreement, the U.S. Pledge Agreement and each other security agreement or other instrument or document executed and delivered by any U.S. Loan Party pursuant to Section 5.12 and 5.13 to secure any of the Obligations.

“U.S. Subsidiary Loan Party” means each Subsidiary Loan Party that is not a Canadian Subsidiary Loan Party.

“Vendor Financing Arrangement” means any financing arrangement provided by a Person (other than Holdings or any Affiliate thereof) to any purchaser of equipment sold by Holdings or any Subsidiary in the ordinary course of business, the terms of which provide for recourse against Holdings and/or the applicable Subsidiary in the event of default by the purchaser.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”), by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”), by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Holdings notifies the U.S. Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the U.S. Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, (i) each Initial Term Lender agrees to make an Initial Term Loan to the U.S. Borrower (or to purchase Existing Term Loans or Assigned Debt (or, to the extent agreed to by the U.S. Borrower and the Agents in accordance with Section 2.01(b), to retain Existing Term Loans) that shall thereupon be deemed to constitute Initial Term Loans) on each of the Effective Date and one other date during the Delayed Funding Period in an aggregate principal amount not exceeding its Initial Term Loan Commitment in effect on such date; provided that the Initial Term Loans made on the Effective Date shall be in an aggregate amount equal to $550,000,000 (including pursuant to purchases of Existing Term Loans or Assigned Debt or the retention of Existing Term Loans), (ii) each U.S. $ Revolving Lender agrees to make U.S. $ Revolving Loans to the U.S. Borrower from time to time during the U.S. $ Revolving Availability Period, in Dollars, in an aggregate principal amount that will not result in such Lender’s U.S. $ Revolving Exposure exceeding such Lender’s U.S. $ Revolving Commitment, (iii) each Canadian Revolving Lender agrees to make Canadian Revolving Loans (including, with respect to Canadian Revolving Loans denominated in Canadian Dollars, by means of a B/A or B/A Equivalent Note), to the Canadian Borrowers from time to time during the Canadian Revolving Availability Period, in Canadian Dollars and in Dollars, in an aggregate principal amount that will not result in such Lender’s Canadian Revolving Exposure exceeding such Lender’s Canadian Revolving Commitment, (iv) each Additional Revolving Lender agrees to make Additional Revolving Loans to the U.S. Borrower from time to time during the Additional Revolving Availability Period, in Dollars, in an aggregate principal amount that will not result in the aggregate principal amount of such Lender’s Additional Revolving Loans exceeding such Lender’s Additional Revolving Commitment and (v) each Tranche B Lender agrees to make a Tranche B Credit-Linked Deposit, in Dollars, on the Effective Date in an aggregate amount equal to its Tranche B Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans and Additional Revolving Loans. Amounts repaid in respect of Term Loans or Tranche B Credit-Linked Deposits may not be reborrowed.

(b) It is the purpose and intent of this Agreement that, after giving effect to the amendment and restatement of the Existing Credit Agreement and the fundings hereunder on the Effective Date, each Initial Term Lender will hold outstanding Initial Term Loans in an aggregate principal amount equal to its pro rata share of $550,000,000 (and have a remaining Initial Term Loan Commitment in the amount set forth opposite its name on Schedule 2.01 minus the amount of its outstanding Initial Term Loans), each U.S. $ Revolving Lender will have a U.S. $ Revolving Commitment as set forth opposite its name on Schedule 2.01, each Canadian Revolving Lender will have a Canadian Revolving Commitment as set forth opposite its name on Schedule 2.01, each Additional Revolving Lender will have an Additional Revolving Commitment as set forth opposite its name on Schedule 2.01 and each Tranche B Lender will have a Tranche B Credit-Linked Deposit in an amount equal to its Tranche B Commitment set forth opposite its name on Schedule 2.01 (and any extensions of credit hereunder will be made ratably in accordance with the applicable Commitments). In order to give effect to the foregoing, on and as of the Effective Date (i) each Lender that holds any “Term Loans” then outstanding under and as defined in the Existing Credit Agreement (“Existing Term Loans”) shall be deemed to have assigned (and hereby assigns, effective on the Effective Date) the outstanding principal of its Existing Term Loans (or, in the case of any such Lender agreed to by the Agents and the U.S. Borrower, a portion, which may be none, of the outstanding principal of such Lender’s Existing Term Loans agreed to by the Agents and the U.S. Borrower) to the Initial Term Lenders hereunder, (ii) each Initial Term Lender shall fund to the U.S. Administrative Agent, in accordance with this Agreement, the full amount of its Initial Term Loan Commitment (less the aggregate principal amount of such Lender’s Existing Term Loans (if any) that is not assigned by such Lender pursuant to clause (i) above), with such funding being treated as the purchase of Existing Term Loans under clause (i) above, the purchase of Assigned Debt and/or the advance of additional Initial Term Loans, as appropriate, (iii) Existing Term Loans and Assigned Debt purchased as provided above and additional Initial Term Loans made hereunder shall be allocated among the Initial Term Lenders to achieve the result specified in the first sentence of this paragraph, (iv) the U.S. Administrative Agent will apply the proceeds of the fundings described in clause (ii) above, first, to pay the purchase price of the Existing Term Loans and Assigned Debt (in an amount equal to 100% of the principal amount thereof) and, second, as specified by the U.S. Borrower in accordance with the applicable provisions of this Agreement, (v) the U.S. Borrower will pay all accrued interest and other amounts owing in respect of the Existing Term Loans and Assigned Debt (other than outstanding principal so assigned and purchased or outstanding principal not so assigned and purchased by virtue of the operation of the final parenthetical to clause (i) above, with such assignments, in the case of assignments of Debt under the Existing Credit Agreement, being treated as prepayments for purposes of Section 2.16 of the Existing Credit Agreement, (vi) the Borrowers will pay all other amounts then outstanding or accrued and owing under the Existing Credit Agreement (including outstanding “Revolving Loans” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement but excluding reimbursement obligations relating to

Existing Letters of Credit to the extent such Existing Letters of Credit have not yet been drawn), but without prejudice to each Borrower’s right to borrow Revolving Loans, Additional Revolving Loans and Swingline Loans hereunder in accordance with this Agreement, (vii) all “Commitments”, as defined in the Existing Credit Agreement, shall be reallocated as Commitments as provided in Schedule 2.01 and, to the extent inconsistent with such Schedule, shall be terminated, (viii) the “Interest Period”, as defined in the Existing Credit Agreement, of all Existing Term Loans and Assigned Debt shall terminate and the initial Interest Period of the Initial Term Loans hereunder resulting from the purchase of such Existing Term Loans and Assigned Debt shall be determined based upon the U.S. Borrower’s initial notice under Section 2.03 and (ix) the Existing Credit Agreement shall be amended and restated in its entirety into a replacement agreement in the form of this Agreement. On the Effective Date, the Existing Credit Agreement shall be deemed amended and restated in its entirety as set forth herein and all Existing Term Loans and Assigned Debt shall continue to remain outstanding as Initial Term Loans hereunder, without extinguishing such Debt. The amendment and restatement of the Existing Credit Agreement shall not affect the Borrowers’ liability in respect of their respective obligations accrued thereunder. However, unless and until the Effective Date occurs as provided herein, the Existing Credit Agreement shall remain in effect and shall not be affected by this Agreement.

(c) Notwithstanding anything to the contrary herein, it is understood that all Existing B/As will, as of the Effective Date, continue to remain outstanding as B/As under this Agreement (and the lenders under the Existing Credit Agreement holding such Existing B/As will, as of the Effective Date, continue to hold such Existing B/As under this Agreement, without any change to such Lenders or any such Lender’s interest therein and any Lender not holding such Existing B/As under the Existing Credit Agreement shall not acquire any right or interest in such Existing B/As, or in any amounts payable by the applicable Canadian Borrower in respect thereof, by virtue of being a Lender hereunder) without any change in the B/A Spread, Contract Period and maturity date applicable thereto under the Existing Credit Agreement. It is understood that, as a result of such Existing B/As continuing to remain outstanding as B/As under this Agreement as set forth in the previous sentence, as of the Effective Date utilization of the Total Canadian Revolving Commitment will not be pro rata based upon each Canadian Revolving Lender’s Canadian Revolving Commitment. Accordingly, until all Existing B/As have been repaid, (i) any Canadian Revolving Loans made by the Canadian Revolving Lenders while such Existing B/As are outstanding shall be made ratably in accordance with each Canadian Revolving Lender’s Canadian Revolving Commitment without regard to utilization of such Canadian Revolving Commitments, provided that no Canadian Revolving Lender shall be required to fund any amount in respect of such Canadian Revolving Loans if the funding of such amount would cause the Canadian Revolving Exposure of such Canadian Revolving Lender to exceed such Canadian Revolving Lender’s Canadian Revolving Commitment, and (ii) Canadian Commitment Fees will accrue on each Canadian Revolving Lender’s average daily unused amount of its Canadian Revolving Commitment (and shall not accrue pro rata based on the aggregate average daily unused amount of the Total Canadian Revolving Commitment).

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan and subject to Section 2.01(c)) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan or Tranche B Credit-Linked Deposit required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each U.S. Revolving Borrowing, Additional Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the U.S. Borrower may request in accordance herewith, and (ii) each Canadian Revolving Borrowing shall be comprised entirely of B/A Borrowings, Canadian Prime Rate Borrowings, ABR Loans or Eurodollar Loans as the applicable Canadian Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the U.S. Borrower or the Canadian Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $3,000,000. At the time that (i) each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $3,000,000 and (ii) each Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of C $500,000 and not less than C $3,000,000; provided that an ABR U.S. $ Revolving Borrowing, an ABR Additional Revolving Borrowing, an ABR Canadian Revolving Borrowing or a Canadian Prime Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total U.S. $ Revolving Commitments, Additional Revolving Commitments or Canadian Revolving Commitments, as applicable, or (in the case of an ABR U.S. $ Revolving Borrowing) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). The Loans comprising any B/A Borrowing shall, subject to Section 2.22, be in an aggregate principal amount that is an integral multiple of C $100,000 and not less than C $1,000,000. The Loans comprising each Canadian Dollar Borrowing shall be made in the amount specified in the applicable Borrowing Request for such Borrowing. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings or eight B/A Borrowings of any Class outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period or Contract Period (in the case of a B/A Borrowing)

requested with respect thereto would end after the Revolving Maturity Date or Term Loan Maturity Date, as applicable.

(e) (i) The U.S. Administrative Agent shall notify the U.S. Borrower and the U.S. $ Revolving Lenders of the amount of the aggregate U.S. $ Revolving Exposure, (ii) the Canadian Administrative Agent shall notify the Canadian Borrowers and the Canadian Revolving Lenders of the amount of the aggregate Canadian Revolving Exposure and (iii) the U.S. Administrative Agent shall notify the U.S. Borrower and the Additional Revolving Lenders of the amount of the aggregate Additional Revolving Loans, in each case promptly following the last day of each March, June, September and December.

(f) Notwithstanding anything in the definition of “Interest Period” or otherwise to the contrary herein, any Borrowings funded on the Effective Date may be at a eurodollar option for a period of one week or less and any such Borrowings may be made on same-day notice.

SECTION 2.03. Requests for Borrowings. To request a U.S. $ Revolving Borrowing, Additional Revolving Borrowing or Initial Term Borrowing (or to request the funding of the Tranche B Credit-Linked Deposits), the U.S. Borrower shall notify the U.S. Administrative Agent, and to request a Canadian Revolving Borrowing, the applicable Canadian Borrower shall notify the Canadian Administrative Agent, of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, two Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing, (c) in the case of a B/A Borrowing, not later than 10:00 a.m., Toronto time, one Business Day before the date of such proposed Borrowing, (d) in the case of a Canadian Prime Rate Borrowing, not later than 11:00 a.m., Toronto time, one Business Day before the date of such proposed Borrowing and (e) in the case of the funding of the Tranche B Credit-Linked Deposits, not later than 11:00 a.m., New York City time, one Business Day before the Effective Date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, of a written Borrowing Request in a form approved by the applicable Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request in respect of a Borrowing shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) whether the requested Borrowing is to be a U.S. $ Revolving Borrowing, Additional Revolving Borrowing, Canadian Revolving Borrowing or Initial Term Borrowing;

(iii) the aggregate amount of such Borrowing (which shall be expressed in Dollars, except when such Borrowing is a Canadian Dollar Borrowing) or, in the case of a B/A Borrowing, the face amount of the Bankers’ Acceptance being requested;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) whether such Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a B/A Borrowing or a Canadian Prime Rate Borrowing;

(vi) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vii) if such Borrowing is to be a B/A Borrowing, the Contract Period and maturity date thereof, which shall be a period contemplated by the definition of the term “Contract Period”;

(viii) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(ix) the currency of such Borrowing (which (A) shall be Dollars, in the case of any Initial Term Borrowing, U.S. $ Revolving Borrowing or Additional Revolving Borrowing and (B) shall be Canadian Dollars or Dollars, in the case of any Canadian Revolving Borrowing).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing if a U.S. $ Revolving Borrowing, Additional Revolving Borrowing, Initial Term Borrowing or a Canadian Revolving Borrowing denominated in Dollars, and a Canadian Prime Rate Borrowing if a Canadian Revolving Borrowing denominated in Canadian Dollars. If no election as to currency is specified for a Canadian Revolving Borrowing, then the requested Borrowing shall be a Canadian Dollar Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the U.S. Borrower or applicable Canadian Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Contract Period is specified with respect to any requested B/A Borrowing, then the applicable Canadian Borrower shall be deemed to have selected a Contract Period of 30 days’ duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the applicable Administrative Agent shall advise each applicable Lender participating in the Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing and, in the case of a Canadian Revolving Borrowing to be denominated in Canadian Dollars, of the Canadian Dollar amount of such Borrowing and the Spot Exchange Rate utilized to determine such amount.

The U.S. Borrower shall include in its initial notice under this Section all information with respect to amounts to be funded to purchase Existing Term Loans and Assigned Debt, as provided in Section 2.01.

The Borrowing Request in respect of the funding of the Tranche B Credit-Linked Deposits shall specify the aggregate amount to be funded and the date of such funding, which shall be a Business Day.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the U.S. Borrower from time to time during the U.S. $ Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $35,000,000 or (ii) the sum of the aggregate U.S. $ Revolving Exposures exceeding the Total U.S. $ Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the U.S. Borrower shall notify the U.S. Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The U.S. Administrative Agent will promptly advise the Swingline Lender of any such notice received from the U.S. Borrower. The Swingline Lender shall make each Swingline Loan available to the U.S. Borrower by means of a credit to the general deposit account of the U.S. Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the U.S. Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the U.S. $ Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which such U.S. $ Revolving Lenders will participate. Promptly upon receipt of such notice, the U.S. Administrative Agent will give notice thereof to each U.S. $ Revolving Lender, specifying in such notice such U.S. $ Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each U.S. $ Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the U.S. Administrative Agent, for the account of the Swingline Lender, such U.S. $ Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each U.S. $ Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each U.S. $ Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the U.S. $ Revolving Lenders), and the U.S. Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the U.S. $ Revolving Lenders. The U.S. Administrative Agent shall notify the U.S. Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the U.S. Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the U.S. Borrower (or other party on behalf of the U.S. Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the U.S. Administrative Agent; any such amounts received by the U.S. Administrative Agent shall be promptly remitted by the U.S. Administrative Agent to the U.S. $ Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the U.S. Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Upon the Effective Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder for the account of the U.S. Borrower for all purposes of this Agreement and the other Loan Documents. In addition, subject to the terms and conditions set forth herein (including, with respect to issuances of Tranche B Letters of Credit, Section 2.20), the U.S. Borrower may request the issuance of (i) Tranche B Letters of Credit, at any time and from time to time during the Tranche B Availability Period and prior to the date that is five Business Days prior to the Tranche B Maturity Date, and (ii) U.S. Revolving Letters of Credit, at any time and from time to time during the U.S. $ Revolving Availability Period and prior to the date that is five Business Days prior to the Revolving Maturity Date, in each case, for its own account, in a form reasonably acceptable to the U.S. Administrative Agent and the Issuing Bank. For purposes hereof, (i) Letters of Credit shall at all times and from time to time be deemed to be Tranche B Letters of Credit in the amount specified in the definition of Tranche B Letters of Credit and be deemed to be U.S. Revolving Letters of Credit only to the extent, and in an amount by which, the aggregate amount of outstanding Letters of Credit exceeds such amount specified in the definition of Tranche B Letters of Credit, (ii) drawings under any Letter of Credit shall be deemed to have been made under U.S. Revolving Letters of Credit for so long as, and to the extent that, there are any undrawn U.S. Revolving Letters of Credit outstanding (and thereafter shall be deemed to have been made under Tranche B Letters of Credit) and (iii) any Letter of Credit that expires or terminates will be deemed to be a U.S. Revolving Letter of Credit, for so long as, and to the extent that, there are outstanding U.S. Revolving Letters of Credit immediately prior to such expiration or termination; provided, however, that, at any time during which an Event of Default shall have occurred and be continuing, (A) Letters of Credit shall be deemed to be U.S. Revolving Letters of Credit and Tranche B Letters of Credit, (B) drawings under Letters of Credit shall be deemed to have been made under U.S. Revolving Letters of Credit and Tranche B Letters of Credit and (C) any Letter of Credit that expires or terminates shall be deemed to be a U.S. Revolving Letter of Credit and a Tranche B Letter of Credit, in each case pro rata based upon (1) the U.S.

Revolving LC Exposure at the time such Event of Default occurred and (2) the Tranche B LC Exposure at the time such Event of Default occurred. To the extent necessary to implement the foregoing, the identification of a Letter of Credit as a U.S. Revolving Letter of Credit or a Tranche B Letter of Credit may change from time to time and a portion of a Letter of Credit may be deemed to be a Tranche B Letter of Credit and the remainder be deemed to be a U.S. Revolving Letter of Credit. Notwithstanding the foregoing, the entire face amount of any Letter of Credit with an expiration date after the Revolving Maturity Date shall at all times be deemed to be a Tranche B Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the U.S. Borrower to, or entered into by the U.S. Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Letters of Credit shall be denominated in Dollars.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the U.S. Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the U.S. Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the U.S. Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the U.S. Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Tranche B LC Exposure shall not exceed the Total Tranche B Credit-Linked Deposit, (ii) the U.S. Revolving LC Exposure shall not exceed the U.S. $ Revolving LC Limit and (iii) the aggregate U.S. $ Revolving Exposures shall not exceed the Total U.S. $ Revolving Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any Existing Letter of Credit having a later expiration date, such expiration date) or, in the case of any renewal or extension thereof, one year after such renewal or extension, and (ii) (A) with respect to any U.S. Revolving Letter of Credit, the date that is five Business Days prior to the Revolving Maturity Date and (B) with respect to any Tranche B Letter of Credit, the date that is five Business Days prior to the Tranche B Maturity Date; provided, that, so long as the Mandatory Prepayment Reference Debt exceeds $250,000,000, each Letter of Credit shall expire at or prior to the close of business on the earlier of the date determined pursuant to the foregoing provisions of this paragraph and the date that is five Business Days prior to the Mandatory Prepayment Date.

(d) Participations. (i) By the issuance of a U.S. Revolving Letter of Credit (or an amendment to a U.S. Revolving Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the U.S. $ Revolving Lenders, the Issuing Bank hereby grants to each U.S. $ Revolving Lender, and each U.S. $ Revolving Lender hereby acquires from the Issuing Bank, a participation in such U.S. Revolving Letter of Credit (including each Existing Letter of Credit that is a U.S. Revolving Letter of Credit) equal to such U.S. $ Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such U.S. Revolving Letter of Credit. In consideration and in furtherance of the foregoing, each U.S. $ Revolving Lender hereby absolutely and unconditionally agrees to pay to the U.S. Administrative Agent, for the account of the Issuing Bank, such U.S. $ Revolving Lender’s Applicable Percentage of each U.S. Revolving LC Disbursement made by the Issuing Bank and not reimbursed by the U.S. Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the U.S. Borrower for any reason. Each U.S. $ Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of U.S. Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any U.S. Revolving Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the U.S. $ Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii) On the Effective Date, without any further action on the part of the Issuing Bank or the Tranche B Lenders, the Issuing Bank hereby grants to each Tranche B Lender, and each Tranche B Lender hereby acquires from the Issuing Bank, a participation in each Tranche B Letter of Credit equal to such Tranche B Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Tranche B Letter of Credit. The aggregate purchase price for the participations of each Tranche B Lender in Tranche B Letters of Credit shall equal the amount of the Tranche B Credit-Linked Deposit of such Tranche B Lender. Each Tranche B Lender shall pay to the Administrative Agent its Tranche B Credit-Linked Deposit in full on the Effective Date. Each Tranche B Lender hereby absolutely and unconditionally agrees that if the Issuing Bank makes a Tranche B LC Disbursement which is not reimbursed by the U.S. Borrower on the date due as provided in paragraph (e) of this Section, or is required to refund any reimbursement payment in respect of a Tranche B LC Disbursement to the U.S. Borrower for any reason, the Administrative Agent shall reimburse the Issuing Bank for the amount of such Tranche B LC Disbursement from such Tranche B Lender’s Tranche B Credit-Linked Deposit on deposit in the Tranche B Credit-Linked Deposit Account. In the event the Tranche B Credit-Linked Deposit Account is charged by the Administrative Agent to reimburse the Issuing Bank for an unreimbursed Tranche B LC Disbursement, the U.S. Borrower shall have the right, at any time prior to the Tranche B Maturity Date, to pay over to the Administrative Agent in reimbursement thereof an amount equal to the amount so charged, and such payment shall be deposited by the

Administrative Agent in the Tranche B Credit Linked Deposit Account. Each Tranche B Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Tranche B Letters of Credit pursuant to this subparagraph (ii) is unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Tranche B Letter of Credit or the occurrence and continuance of a Default or the return of the Tranche B Credit Linked Deposits, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each Tranche B Lender irrevocably authorizes the Administrative Agent to apply amounts of its Tranche B Credit-Linked Deposit as provided in this subparagraph (ii).

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the U.S. Borrower shall reimburse such LC Disbursement by paying to the U.S. Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the U.S. Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the U.S. Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the U.S. Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the U.S. Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the U.S. Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR U.S. $ Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the U.S. Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR U.S. $ Revolving Borrowing or Swingline Loan. If the U.S. Borrower fails to make any such reimbursement payment required by this paragraph with respect to a U.S. Revolving Letter of Credit when due, the U.S. Administrative Agent shall notify each U.S. $ Revolving Lender of the applicable U.S. Revolving LC Disbursement, the payment then due from the U.S. Borrower in respect thereof and such U.S. $ Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each U.S. $ Revolving Lender shall pay to the U.S. Administrative Agent its Applicable Percentage of the payment then due from the U.S. Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such U.S. $ Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the U.S. $ Revolving Lenders), and the U.S. Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the U.S. $ Revolving Lenders. Promptly following receipt by the U.S. Administrative Agent of any payment from the U.S. Borrower pursuant to this paragraph, the U.S. Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that U.S. $ Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such U.S. $ Lenders and the Issuing Bank as their interests may appear. Any payment made by a U.S. $ Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any U.S. Revolving LC Disbursement (other than the funding of ABR U.S. $ Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the U.S. Borrower of its obligation to reimburse such LC Disbursement. If the U.S. Borrower fails to make any such reimbursement payment required by this paragraph with respect to a Tranche B Letter of Credit when due, the U.S. Administrative Agent shall notify each Tranche B Lender of the applicable Tranche B LC Disbursement, the payment then due from the U.S. Borrower in respect thereof and such Tranche B Lender’s Applicable Percentage thereof, and the U.S. Administrative Agent shall promptly pay to the Issuing Bank each Tranche B Lender’s Applicable Percentage of such Tranche B LC Disbursement from such Tranche B Lender’s Tranche B Credit-Linked Deposit. Promptly following receipt by the U.S. Administrative Agent of any payment by the U.S. Borrower in respect of any Tranche B LC Disbursement, the U.S. Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent payments have been made from the Tranche B Credit-Linked Deposits, to the Tranche B Credit-Linked Deposit Account to be added to the Tranche B Credit-Linked Deposits of the Tranche B Lenders in accordance with their Applicable Percentages. The U.S. Borrower acknowledges that each payment made pursuant to this paragraph (e) in respect of any Tranche B LC Disbursement is required to be made for the benefit of the distributees indicated in the immediately preceding sentence. Any payment made from the Tranche B Credit-Linked Deposit Account, or from funds of the Administrative Agent, pursuant to this paragraph to reimburse the Issuing Bank for any Tranche B LC Disbursement shall not constitute a Loan and shall not relieve the U.S. Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The U.S. Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the U.S. Borrower’s obligations hereunder. Neither the U.S. Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the U.S. Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the U.S. Borrower to the extent permitted by applicable law) suffered by the

U.S. Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the U.S. Administrative Agent and the U.S. Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the U.S. Borrower of its obligation to reimburse the Issuing Bank and the U.S. $ Revolving Lenders or Tranche B Lenders, as applicable, with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the U.S. Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the U.S. Borrower reimburses such LC Disbursement, at (i) in the case of a U.S. Revolving LC Disbursement, the rate per annum then applicable to ABR U.S. $ Revolving Loans and (ii) in the case of a Tranche B LC Disbursement, a rate per annum equal to the Alternate Base Rate plus 1.25%; provided that, if the U.S. Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any U.S. $ Revolving Lender or from the Tranche B Credit-Linked Deposit of any Tranche B Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such U.S. $ Revolving Lender or such Tranche B Lender, as applicable, to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the U.S. Borrower, the U.S. Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The U.S. Administrative Agent shall notify the U.S. $ Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the U.S. Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the U.S. Borrower receives notice from the U.S. Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, U.S. $ Revolving Lenders and Tranche B Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the U.S. Borrower shall deposit in an account with the U.S. Administrative Agent, in the name of the U.S. Administrative Agent and for the benefit of the U.S. $ Revolving Lenders and Tranche B Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the U.S. Borrower described in clause (i) or (j) of Article VII. Each such deposit pursuant to this paragraph or Section 2.11(b) shall be held by the U.S. Administrative Agent as collateral for the payment and performance of the obligations of the U.S. Borrower under this Agreement. The U.S. Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the U.S. Administrative Agent and at the U.S. Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the U.S. Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of U.S. $ Revolving Lenders and Tranche B Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the U.S. Borrower under this Agreement. If the U.S. Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the U.S. Borrower within three Business Days after all Events of Default have been cured or waived. If the U.S. Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the U.S. Borrower as and to the extent that, after giving effect to such return, the U.S. Borrower would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.

SECTION 2.06. Funding of Borrowings. (a) Each Initial Term Lender, U.S. $ Revolving Lender, Additional Revolving Lender and Tranche B Lender shall make each Loan (or, in the case of a Tranche B Lender, its Tranche B Credit-Linked Deposit) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the U.S. Administrative Agent most recently designated by the U.S. Administrative Agent for such purpose by notice to the Initial Term Lenders, the U.S. $ Revolving Lenders, the Additional Revolving Lenders and the Tranche B Lenders, as applicable; provided that Swingline Loans shall be made as provided in Section 2.04. The U.S. Administrative Agent will make such Initial Term Loans, U.S. $ Revolving Loans and Additional Revolving Loans available to the U.S. Borrower by promptly crediting the amounts so received, in like funds, to an account of the U.S. Borrower maintained with the U.S. Administrative Agent in New York City and designated by the U.S. Borrower in the applicable Borrowing Request; provided that ABR U.S. $ Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the U.S. Administrative Agent to the Issuing Bank. Tranche B Credit-Linked Deposits shall be deposited in the Tranche B Credit-Linked Deposit Account. Each Canadian Revolving Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Toronto time, to the account of the Canadian Administrative Agent most recently designated by the Canadian Administrative Agent for such purposes by notice to the Canadian Revolving Lenders. The Canadian Administrative Agent will make such Loans available to the applicable Canadian Borrower by promptly crediting the amounts so received, in like funds, to an account of such Canadian Borrower designated in the applicable Borrowing Request (or, in the case of a Loan made in the form of a B/A Borrowing, in accordance with Section 2.22).

(b) Unless the applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or funding of a Tranche B Credit-Linked Deposit) that such Lender will not make available to such Administrative Agent such Lender’s share of such Borrowing (or funding of its Tranche B Credit-Linked Deposit, as applicable), such Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower (or deposit in the Tranche B Credit-Linked Deposit Account, as applicable) a corresponding amount in the required currency. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to such Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to such Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to such U.S. Administrative Agent, at (i) (A) in the case of any such Initial Term Lender, U.S. $ Revolving Lender, Additional Revolving Lender or Swingline Lender, the greater of the Federal Funds Effective Rate and a rate determined by the U.S. Administrative Agent in accordance with banking industry rules on interbank compensation or (B) in the case of any such Canadian Revolving Lender, at a rate determined by the Canadian Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error) or (ii) (A) in the case of the U.S. Borrower, the interest rate applicable to ABR Loans of the applicable Class or (B) in the case of a Canadian Borrower, the interest rate applicable to ABR Loans or Canadian Prime Rate Loans, as applicable. If such Lender pays such amount to the applicable Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. In the case of a failure by a Lender to make available to the U.S. Administrative Agent the funding of its Tranche B Credit-Linked Deposit, if the U.S. Administrative Agent shall have made a corresponding deposit to the Tranche B Credit-Linked Deposit Account, then the U.S. Administrative Agent may withdraw such deposit amount from the Tranche B Credit-Linked Deposit Account, and the applicable Lender and the U.S. Borrower severally agree to pay to the U.S. Administrative Agent forthwith on demand interest on the amount so deposited, for each day from and including the date such amount was so deposited by the U.S. Administrative Agent to but excluding the date that the U.S. Administrative Agent withdraws such deposit (or, if earlier, the date that such Lender funds the amount of such deposit to the U.S. Administrative Agent) at the relevant interest rate referred to in clause (i)(A) or (ii)(A) above (determined as though the unfunded amount were an unfunded Initial Term Loan).

SECTION 2.07. Interest Elections. (a) Each U.S. $ Revolving Borrowing, Canadian Revolving Borrowing, Additional Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or, in the case of a Tranche B Term Borrowing, the relevant notice pursuant to Section 2.20(e)) and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request and, in the case of a B/A Borrowing, shall have a Contract Period and maturity date as specified in such Borrowing Request. Thereafter, the applicable Borrower may from time to time elect to convert or continue the Type of, or the duration of the Interest Period (or issue replacement B/As for a further Contract Period) applicable to, the Loans included in any Borrowing, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the applicable Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a U.S. $ Revolving Borrowing, Canadian Revolving Borrowing or Additional Revolving Borrowing, as applicable, of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the applicable Administrative Agent of a written Interest Election Request in a form approved by the applicable Administrative Agent and signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraphs (f) and (g) of this Section:

(i) the Borrower making such Interest Election Request;

(ii) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iv) and (v) below shall be specified for each resulting Borrowing);

(iii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv) whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing or a B/A Borrowing;

(v) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) if the resulting Borrowing is a B/A Borrowing, the Contract Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Contract Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the U.S. Borrower or applicable Canadian Borrower shall be deemed to have selected an Interest Period of one month’s duration. If any such Interest Election Request requests a B/A Borrowing but does not specify a maturity date or Contract Period, then the applicable Canadian Borrower shall be deemed to have selected a maturity date that is 30 days following the date of such B/A Borrowing.

(d) Promptly following receipt of an Interest Election Request, the applicable Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the U.S. Borrower or applicable Canadian Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If the applicable Canadian Borrower fails to deliver a timely Interest Election Request with respect to a B/A Borrowing prior to the maturity date applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Contract Period such Borrowing shall be converted to a Canadian Prime Rate Borrowing.

(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the U.S. Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or a B/A Borrowing, (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each outstanding B/A Borrowing shall be converted or continued as a Canadian Prime Rate Loan on its maturity date and any additional Canadian Revolving Loans shall be made as Canadian Prime Rate Loans.

(g) A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans of such Class is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date. This Section shall not be construed to permit a Borrower to change the currency of an outstanding Borrowing.

SECTION 2.08. Termination and Reduction of Commitments; Return of Tranche B Credit-Linked Deposits. (a) Unless previously terminated, (i) the Initial Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the last day of the Delayed Funding Period (or, if earlier, on the Delayed Draw Date), (ii) the Revolving Commitments and the Additional Revolving Commitments shall terminate on the Revolving Maturity Date and (iii) the Tranche B Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date. Each Initial Term Lender’s Initial Term Loan Commitment shall be reduced on the Effective Date by an amount equal to the principal amount of the Initial Term Loan made by it on such date. If any Tranche B Letter of Credit remains outstanding on the Tranche B Maturity Date, the U.S. Borrower will deposit with the U.S. Administrative Agent an amount in cash equal to 100% of the aggregate undrawn amount of such Letter of Credit to secure the U.S. Borrower’s reimbursement obligations with respect to any drawings that may occur thereunder. Subject only to the U.S. Borrower’s compliance with its obligations under the preceding sentence, any amount of the Tranche B Credit-Linked Deposits held in the Tranche B Credit-Linked Deposit Account will be returned to the Tranche B Lenders on the Tranche B Maturity Date pursuant to Section 2.10(e).

(b) The U.S. Borrower or either Canadian Borrower, as applicable, may at any time terminate, or from time to time reduce, the Commitments of any Class (other than the Tranche B Credit-Linked Deposits, with respect to which the next sentence shall apply); provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000, (ii) the Total U.S. $ Revolving Commitment shall not be reduced to an amount that is less than the aggregate U.S. $ Revolving Exposure of the U.S. $ Revolving Lenders at the time, (iii) the Total Canadian Revolving Commitment shall not be reduced to an amount that is less than the aggregate Canadian Revolving Exposure of the Canadian Revolving Lenders at the time and (iv) the Total Additional Revolving Commitment shall not be reduced to an amount that is less than the aggregate principal amount of Additional Revolving Loans outstanding at such time. The U.S. Borrower may any time or from time to time direct the U.S. Administrative Agent to reduce the Total Tranche B Credit-Linked Deposit; provided that (i) each reduction of the Tranche B Credit-Linked Deposits shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000 and (ii) the U.S. Borrower shall not direct the U.S. Administrative Agent to reduce the Tranche B Credit-Linked Deposits if, after giving effect to such reduction (and to the provisions of Section 2.05(a)), (A) the aggregate Tranche B LC Exposure would exceed the Total Tranche B Credit-Linked Deposit, (B) the aggregate U.S. $ Revolving Exposure would exceed the Total U.S. $ Revolving Commitment, (C) the U.S. Revolving LC Exposure would exceed the U.S. $ Revolving LC Limit or (D) the LC Exposure would exceed $400,000,000. In the event the Tranche B Credit-Linked Deposits shall be reduced as provided in the preceding sentence, the U.S. Administrative Agent will return all amounts in the Tranche B Credit-Linked Deposit Account in excess of the reduced Total Tranche B Credit-Linked Deposit to the Tranche B Lenders, ratably in accordance with their Applicable Percentages of the Total Tranche B Credit-Linked Deposit (as determined immediately prior to such reduction).

(c) The Revolving Commitments and Additional Revolving Commitments shall be reduced as and to the extent required by Section 2.11(c) and 2.11(j).

(d) The applicable Borrower shall notify the applicable Administrative Agent of any election to terminate or reduce the Commitments of any Class or the Total Tranche B Credit-Linked Deposit under paragraph (b) of this Section, or any required reduction of the Revolving Commitments under Section 2.11(c), 2.11(i) and 2.11(j), at least three Business Days (or, in the case of any election to reduce the Total Tranche B Credit-Linked Deposit, at least two Business Days) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the applicable Administrative Agent shall advise the relevant Lenders of the contents thereof. Each notice delivered by any Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination with respect to any Revolving Commitment or Additional Revolving Commitment or the Total Tranche B Credit-Linked Deposit delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the applicable Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class or reduction of the Total Tranche B Credit-Linked Deposit pursuant to this Section shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class. Each reduction of the Total Tranche B Credit-Linked Deposit shall be made ratably among the applicable Lenders in accordance with their Applicable Percentages.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The U.S. Borrower hereby unconditionally promises to pay to the U.S. Administrative Agent (i) for the account of each U.S. $ Revolving Lender the then unpaid principal amount of each U.S. $ Revolving Loan of such Lender on the earlier of the date of termination of the U.S. $ Revolving Commitments and the Revolving Maturity Date, (ii) for the account of each Additional Revolving Lender the then unpaid principal amount of each Additional Revolving Loan of such Lender on the earlier of the date of termination of the Additional Revolving Commitments and the Revolving Maturity Date, (iii) for the account of each Initial Term Lender the then unpaid principal amount of each Initial Term Loan of such Lender as provided in Section 2.10, (iv) for the account of each Tranche B Term Loan Lender the then unpaid principal amount of each Tranche B Term Loan of such Lender on the Tranche B Maturity Date and (v) for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earliest of (A) the date of termination of the U.S. $ Revolving Commitments, (B) the Revolving Maturity Date, and (C) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that (x) on each date that a U.S. $ Revolving Borrowing is made and (y) if requested by the Swingline Lender, on the last day of March, June, September and December of each year, the U.S. Borrower shall repay all Swingline Loans then outstanding. Each Canadian Borrower hereby unconditionally promises to pay to the Canadian Administrative Agent for the account of each Canadian Revolving Lender the then unpaid principal amount of each Canadian Revolving Loan of such Lender made to such Canadian Borrower on the earlier of the date of termination of the Canadian Revolving Commitments and the Revolving Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the applicable Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The applicable Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made and the Credit Facility under which each Loan is made hereunder, (ii) the Class and Type thereof and the Interest Period (if a Eurodollar Borrowing) or maturity date and Contract Period (if a B/A Borrowing) applicable thereto, (iii) with respect to each Canadian Revolving Loan denominated in Canadian Dollars, (A) the Denomination Date for such Loan, (B) the Assigned Dollar Value for such Loan and (C) the Spot Exchange Rate used to calculate such Assigned Dollar Value, (iv) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (v) the amount of any sum received by such Administrative Agent hereunder for the account of the Lenders from the applicable Borrower and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agents to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the applicable Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Amortization of Term Loans and Return of Tranche B Credit-Linked Deposits. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the U.S. Borrower shall repay Initial Term Borrowings on each March 31, June 30, September 30 and December 31 of each year, commencing with June 30, 2004, and ending with the Term Loan Maturity Date, in an aggregate principal amount equal to (i) one-fourth of 1.00% per annum of the aggregate principal amount of the Initial Term Borrowings made on the Effective Date (and, if applicable, the Delayed Draw Date), on each such date prior to June 30, 2010, and (ii) 23.5% of the aggregate principal amount of the Initial Term Borrowings made on the Effective Date (and, if applicable, the Delayed Draw Date) on each of June 30, 2010, September 30, 2010, December 31, 2010 and the Term Loan Maturity Date.

(b) To the extent not previously paid, (i) all Initial Term Loans shall be due and payable on the Term Loan Maturity Date and (ii) all Tranche B Term Loans shall be due and payable on the Term Loan Maturity Date.

(c) Any prepayment of an Initial Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Initial Term Borrowings to be made pursuant to this Section ratably; provided that the U.S. Borrower may elect, by notice to the U.S. Administrative Agent on or prior to the date of any such prepayment that is an optional prepayment pursuant to Section 2.11(a), that such prepayment be applied to reduce such subsequent scheduled payments in the order of maturity.

(d) Prior to any repayment of any Term Borrowings hereunder, the U.S. Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the U.S. Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

(e) To the extent not previously returned, all Tranche B Credit-Linked Deposits shall be returned to the Tranche B Lenders on the Tranche B Maturity Date. The return of Tranche B Credit-Linked Deposits pursuant to this Section 2.10(e) shall be accompanied by accrued interest on the amount of Tranche B Credit-Linked Deposits returned.

SECTION 2.11. Prepayment of Loans and Return of Tranche B Credit-Linked Deposits. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event and on each occasion that the sum of the U.S. $ Revolving Exposures exceeds the Total U.S. $ Revolving Commitment, the U.S. Borrower shall prepay U.S. $ Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the U.S. Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess. In the event and on each occasion that the aggregate principal amount of the outstanding Additional Revolving Loans exceeds the Total Additional Revolving Commitment, the U.S. Borrower shall prepay Additional Revolving Loans in an aggregate amount equal to such excess. In the event and on each occasion that the sum of the Canadian Revolving Exposures exceeds the Total Canadian Revolving Commitment (other than by reason of changes in exchange rates, which shall be governed by paragraph (g) below), the Canadian Borrowers shall prepay Canadian Revolving Loans in an aggregate Dollar Equivalent amount equal to such excess.

(c) If Holdings or any Subsidiary shall sell, transfer or otherwise dispose of any assets and, as a result thereof, the U.S. Borrower (or any other Loan Party) would be required to make, or offer to make, any redemption or prepayment of any QuIPS Debentures or Restricted Debt, then the applicable Borrower shall prepay Loans as and to the extent necessary to eliminate or avoid any such requirement to make, or offer to make, any such redemption or prepayment; provided that the foregoing shall not be construed to require any prepayment of the Loans if the requirement to make, or offer to make, such redemption or prepayment is eliminated or avoided by reason of other actions taken in compliance with the Loan Documents. Any prepayment required to be made pursuant to this paragraph (c) shall be made in respect of Term Loans (in compliance with paragraph (e) below), until all Term Loans have been prepaid, and then in respect of U.S. $ Revolving Loans and Additional Revolving Loans. The U.S. $ Revolving Commitments and, after all the U.S. $ Revolving Commitments have been terminated, the Additional Revolving Commitments shall be reduced in accordance with Section 2.08 to the extent that any U.S. $ Revolving Loans or Additional Revolving Loans are required to be prepaid pursuant to the preceding sentence (regardless of whether such U.S. $ Revolving Loans or Additional Revolving Loans are so prepaid or are outstanding). After the U.S. $ Revolving Commitments and Additional Revolving Commitments have been reduced to zero, any such prepayment shall be made in respect of Canadian Revolving Loans, and the Canadian Revolving Commitments shall be reduced in accordance with Section 2.08 to the extent that any Canadian Revolving Loans are required to be prepaid in accordance with this sentence (regardless of whether such Canadian Revolving Loans are so prepaid or are outstanding). After the Revolving Commitment and Additional Revolving Commitments have been reduced to zero, the Tranche B Credit-Linked Deposits shall be reduced in accordance with Section 2.08.

(d) If, on the Mandatory Prepayment Date, the aggregate outstanding principal amount of the Mandatory Prepayment Reference Debt exceeds $250,000,000, then, on the Mandatory Prepayment Date, all the Commitments shall terminate, the U.S. Borrower and Canadian Borrowers, as applicable, shall prepay all Loans outstanding and the U.S. Administrative Agent shall return all Tranche B Credit-Linked Deposits to the Tranche B Lenders.

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall, subject to the requirements of Section 2.11(c) or 2.11(j) (if and as applicable), select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section 2.11. In the event of any optional or mandatory prepayment of Term Loans made at a time when Term Loans of more than one Class remain outstanding, the U.S. Borrower shall select Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated between the Term Loans of each such Class pro rata based on the aggregate principal amount of outstanding Loans of each such Class.

(f) The applicable Borrower shall notify the applicable Administrative Agent (and, in the case of prepayment of Swingline Loans, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, two Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, (iii) in the case of prepayment of a Canadian Prime Rate Borrowing, not later than 11:00 a.m., Toronto time, three Business Days before the date of prepayment, or (iv) in the case of prepayment of Swingline Loans, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, (i) if a notice of optional prepayment is given in connection with a conditional notice of termination of the U.S. $ Revolving Commitments, Canadian Revolving Commitments, Additional Revolving Commitments or Total Tranche B Credit-Linked Deposits as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (ii) a notice of optional prepayment in respect of the Term Loans may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the U.S. Borrower (by notice to the U.S. Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the applicable Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(g) If, on any Reset Date, the aggregate Canadian Revolving Exposure (expressed in Dollars) exceeds an amount equal to 105% of the Total Canadian Revolving Commitment, then (A) the Canadian Administrative Agent shall give notice thereof to the Canadian Revolving Lenders and the Borrowers and (B) the U.S. Borrower shall cause the Canadian Borrowers to, on the next succeeding Business Day, repay or prepay outstanding Canadian Revolving Borrowings (or cash collateralize Bankers’ Acceptances in accordance with paragraph (h) below) in an amount sufficient such that, after giving effect thereto, the aggregate Canadian Revolving Exposure (expressed in Dollars) does not exceed the Total Canadian Revolving Commitment.

(h) All repayments or prepayments of Canadian Revolving Borrowings under this Section 2.11 shall be applied first, to repay or prepay outstanding Canadian Revolving Loans that are Canadian Prime Rate Loans or ABR Loans, second, to repay or prepay outstanding Canadian Revolving Loans that are Eurodollar Loans, and third, to cash collateralize outstanding Bankers’ Acceptances and B/A Equivalent Notes, on terms and subject to documentation satisfactory to the Canadian Administrative Agent as security for the applicable Canadian Borrower’s obligations under such Bankers’ Acceptances and B/A Equivalent Notes until the maturity and repayment of such Bankers’ Acceptances and B/A Equivalent Notes. Notwithstanding anything herein to the contrary, no Bankers’ Acceptance or B/A Equivalent Note may be prepaid prior to the maturity date thereof, except as provided in Article VII.

(i) On each Reinvestment Prepayment Date, cash in an amount equal to the unapplied Excess Amount in respect of the relevant Reinvestment Notice shall be applied toward the prepayment of the Loans and the reduction of the Commitments in the manner set forth in Section 2.11(j).

(j) Any prepayment required to be made pursuant to Section 2.11(i) or Section 6.05(d) shall be made in respect of Term Loans (in compliance with paragraph (e) above), until all Term Loans have been prepaid, and then in respect of Revolving Loans and Additional Revolving Loans. In addition, the Revolving Commitments and the Additional Revolving Commitments shall be reduced in accordance with Section 2.08 to the extent that any Revolving Loans or Additional Revolving Loans are required to be prepaid pursuant to the preceding sentence (regardless of whether such Revolving Loans or Additional Revolving Loans are so prepaid or are outstanding), and (after the Revolving Commitments and Additional Revolving Commitments have been reduced to zero), the Tranche B Credit-Linked Deposits shall be reduced in accordance with Section 2.08.

SECTION 2.12. Fees. (a) The U.S. Borrower agrees to pay to the U.S. Administrative Agent for the account of each U.S. $ Revolving Lender and Additional Revolving Lender a commitment fee (a “U.S. $ Revolving Commitment Fee”), which shall accrue at the rate of 0.50% per annum on the average daily unused amount of the U.S. $ Revolving Commitment and Additional Revolving Commitment of such Lender during the period from and including the Effective Date (or, in the case of the Additional Revolving Commitment, the first day that a reallocation of Commitments pursuant to Section 2.24 shall become effective) to but excluding the date on which such U.S. $ Revolving Commitment or Additional Revolving Commitment terminates. The Canadian

Borrowers agree to pay to the Canadian Administrative Agent for the account of each Canadian Revolving Lender a commitment fee (the “Canadian Commitment Fee”), which shall accrue at the rate of 0.50% per annum on the average daily unused amount of the Canadian Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Canadian Revolving Commitment terminates. The U.S. Borrower agrees to pay to the U.S. Administrative Agent for the account of each Initial Term Lender a commitment fee (the “Term Loan Commitment Fee”), which shall accrue at the rate of 0.50% per annum on the average daily amount of the Initial Term Loan Commitment (after giving effect to any reduction of such Initial Term Loan Commitment on the Effective Date) of such Lender during the period from and including the Effective Date to but excluding the date on which such Initial Term Loan Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the U.S. $ Revolving Commitments, the Canadian Revolving Commitments, the Additional Revolving Commitments or the Initial Term Loan Commitments, as applicable, terminate, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the Commitment Fees, (i) a U.S. $ Revolving Commitment of a U.S. $ Revolving Lender shall be deemed to be used to the extent of the outstanding U.S. $ Revolving Loans and U.S. Revolving LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose), and (ii) a Canadian Revolving Commitment of a Canadian Revolving Lender shall be deemed to be used to the extent of the Dollar Equivalent of the outstanding Canadian Revolving Loans of such Lender (or, in the case of outstanding Canadian Revolving Loans that are in the form of B/As, the Dollar Equivalent of the face amount of such B/As).

(b) The U.S. Borrower agrees to pay (i) to the U.S. Administrative Agent for the account of each U.S. $ Revolving Lender a participation fee with respect to its participations in U.S. Revolving Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender’s U.S. Revolving LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s U.S. $ Revolving Commitment terminates and the date on which such Lender ceases to have any U.S. Revolving LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.250% per annum on the average daily amount of the U.S. Revolving LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the U.S. $ Revolving Commitments and the date on which there ceases to be any U.S. Revolving LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any U.S. Revolving Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees in respect of U.S. Revolving Letters of Credit accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the first Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the U.S. $ Revolving Commitments terminate and any such fees accruing after the date on which the U.S. $ Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable shall be payable in arrears on the first Business Day following the last day of the Fiscal Quarter during which such fees were accrued, provided that all such fees shall be payable on the date on which the U.S. $ Revolving Commitments terminate and any such fees accruing after the date on which the U.S. $ Revolving Commitments terminate shall be payable on demand. All participation fees and fronting fees in respect of U.S. Revolving Letters of Credit shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The U.S. Borrower agrees to pay (i) in addition to the fees payable to the Tranche B Lenders pursuant to Section 2.20(b), to the U.S. Administrative Agent for the account of each Tranche B Lender a participation fee with respect to its participations in Tranche B Letters of Credit, which shall accrue at the rate of 2.25% per annum on the daily amount of such Tranche B Lender’s Tranche B Credit-Linked Deposit during the period from and including the Effective Date to but excluding the date on which the Administrative Agent is required to return the entire amount of such Lender’s Tranche B Credit-Linked Deposit pursuant to Section 2.08(b), 2.10(e) or 2.11(d) and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.250% per annum on the outstanding amount of each Tranche B Letter of Credit (including each Existing Letter of Credit that is a Tranche B Letter of Credit) issued by the Issuing Bank from and including the date of issuance thereof to but excluding the date of termination, expiration or drawing in full of such Tranche B Letter of Credit, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Tranche B Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees in respect of Tranche B Letters of Credit accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Tranche B Credit-Linked Deposits are returned to the Tranche B Lenders and any such fees accruing after the date on which the Tranche B Credit-Linked Deposits are returned to the Tranche B Lenders shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees in respect of Tranche B Letters of Credit shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The U.S. Borrower agrees to pay to the U.S. Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon with U.S. Administrative Agent (and/or its Affiliates).

(e) If any voluntary prepayment of Term Loans or voluntary reduction of the Total Tranche B Credit-Linked Deposit is effected on or prior to the first anniversary of the Effective Date with a substantially concurrent issuance or incurrence of another credit facility or facilities hereunder repricing or refinancing all or any portion of the Term Loans or Tranche B Credit-Linked Deposits hereunder (other than a refinancing of all Credit Facilities hereunder pursuant to a transaction not permitted hereunder, as determined prior to giving effect to any amendment or waiver being adopted hereunder in connection with such refinancing) shall be accompanied by a prepayment fee equal to 1.00% of the aggregate amount of any such prepayment or reduction; provided, that such fee shall not be payable if the interest rate margin in respect of the credit facility or facilities resulting from such issuance, incurrence, repricing or refinancing is not less than the Applicable Rate in respect of Term Loans hereunder or the fee payable in respect of Tranche B Credit-Linked Deposits under paragraph (c) above, as applicable.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the applicable Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, participation fees or fees payable under paragraph (e) above (as applicable), to the Lenders entitled thereto. All fees payable to the U.S. Administrative Agent, the Issuing Bank, the Swingline Lender, the Term Lenders, the U.S. $ Revolving Lenders, the Additional Revolving Lenders and the Tranche B Lenders shall be payable in Dollars, and all fees payable to the Canadian Administrative Agent and the Canadian Revolving Lenders shall be payable in Canadian Dollars. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (excluding each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate. Each Swingline Loan shall bear interest at an annual rate separately agreed upon by the U.S. Borrower and the Swingline Lender.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted IBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising any Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(d) Each B/A Borrowing shall be subject to an Acceptance Fee calculated and payable at a rate per annum equal to the applicable B/A Spread from time to time in effect and payable as set forth in Section 2.22.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or Tranche B LC Disbursement or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of overdue unreimbursed amounts with respect to any Tranche B LC Disbursement, 2.00% plus the rate otherwise applicable to such Tranche B LC Disbursement as provided in Section 2.05(h) or (iii) in the case of any other amount

(including overdue unreimbursed amounts with respect to any U.S. Revolving LC Disbursement), 2.00% plus the rate applicable to ABR U.S. $ Revolving Loans as provided in paragraph (a) of this Section.

(f) Accrued interest on each Loan (other than pursuant to a B/A Borrowing) shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of U.S. $ Revolving Loans, Canadian Revolving Loans and Additional Revolving Loans, upon termination of the U.S. $ Revolving Commitments, the Canadian Revolving Commitments or the Additional Revolving Commitments, as the case may be; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR U.S. $ Revolving Loan, ABR Additional Revolving Loan or ABR Canadian Revolving Loan, as the case may be, prior to the end of the U.S. $ Revolving Availability Period, the Additional Revolving Loan Availability Period or Canadian Revolving Availability Period, as the case may be), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed (i) by reference to (A) the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (B) the Canadian Prime Rate and the B/A Spread and (ii) as contemplated under Section 2.20(b) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Canadian Prime Rate for each day, or Adjusted IBO Rate for each Interest Period or Discount Rate for each Contract Period, shall be determined by the U.S. Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Dollar Borrowings), and such determination shall be conclusive absent manifest error. The applicable Administrative Agent shall give the applicable Borrower prompt notice of each such determination.

(h) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever interest or a fee to be paid hereunder or in connection herewith is to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest or fee to which the rate determined pursuant to such calculation is equivalent is the rate so determined (expressed as a percentage) multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other period of time, as the case may be. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing or the Contract Period for a B/A Borrowing:

(a) the U.S. Administrative Agent (in the case of a Term Loan, U.S. $ Revolving Loan or Additional Revolving Loan) or the Canadian Administrative Agent (in the case of a Canadian Revolving Loan) determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted IBO Rate for such Interest Period or Discount Rate for such Contract Period, as applicable; or

(b) the applicable Administrative Agent is advised by a majority in interest of the Lenders participating in such Borrowing that deposits in the principal amounts of the Loans comprising such Borrowing and in the currency in which such Loans are to be denominated are not generally available in the international interbank market or there is not an adequate Canadian market for bankers’ acceptances, as applicable, or that the rates at which such deposits are being offered or B/As are purchased will not adequately and fairly reflect the cost to the Majority Lenders in respect of the affected Credit Facility of making or maintaining its Eurodollar Loan during such Interest Period or its B/A Borrowing or B/A Equivalent Note during such Contract Period, as applicable;

such Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the applicable Borrower and the applicable Lenders. In the event of any such determination, until the applicable Administrative Agent shall have advised the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, any request by the applicable Borrower for a Eurodollar Borrowing or a B/A Borrowing, as applicable, pursuant to Section 2.03 or 2.07 shall be deemed to be a request for an ABR Borrowing (if a Eurodollar Borrowing has been requested) or a Canadian Prime Rate Loan (if a B/A Borrowing has been requested). Each determination by the Administrative Agents hereunder shall be conclusive absent manifest error.

In making any determination under this Section 2.14, the Administrative Agents and each Lender will use good faith efforts to treat the Borrowers in substantially the same manner as the Administrative Agent or such Lender, as the case may be, treats other similarly situated borrowers under similar circumstances.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted IBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market or any other relevant market any other condition affecting this Agreement or Eurodollar Loans or any Canadian Revolving Loans made by such Lender or any Letter of Credit or participation therein or any Tranche B Credit-Linked Deposit;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or any Canadian Revolving Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or any Tranche B Credit-Linked Deposit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the U.S. Borrower will pay (or cause the Canadian Borrowers to pay in respect of the Canadian Revolving Loans) to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, or Tranche B Credit-Linked Deposits of, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the U.S. Borrower will pay (or cause the Canadian Borrowers to pay in respect of the Canadian Revolving Loans) to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth (and showing in reasonable detail the calculation of) the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error. The U.S. Borrower shall pay (or cause the Canadian Borrowers to pay in respect of the Canadian Revolving Loans) such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that neither the U.S. Borrower nor the Canadian Borrowers shall be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the U.S. Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) In requesting any compensation pursuant to this Section, each Lender and the Issuing Bank will use good faith efforts to treat the Borrowers in substantially the same manner as such Lender or the Issuing Bank, as the case may be, treats other similarly situated borrowers under similar circumstances.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Bankers’ Acceptance other than on the last day of an Interest Period or Contract Period applicable thereto (including as a result of an Event of Default), (b) the conversion of, or the exchange pursuant to Article X of, any Eurodollar Loan or Bankers’ Acceptance other than on the last day of the Interest Period or Contract Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan or Bankers’ Acceptance other than on the last day of the Interest Period or Contract Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan or Bankers’ Acceptance, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted IBO Rate or the Discount Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period or Contract Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period or Contract Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid at the commencement of such period, for deposits or bankers’ acceptances of a comparable amount and period and in the same currency from other banks in the eurodollar market or the Canadian market, as applicable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Nothing in this Section 2.16 shall be construed to permit a voluntary prepayment of a B/A Borrowing other than on the last day of a Contract Period.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The applicable Borrower shall indemnify each Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the applicable Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or the Issuing Bank, or by the applicable Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the U.S. Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the U.S. Administrative Agent.

(e) Any Foreign Lender (or Participant that would be a Foreign Lender if it were a Lender) or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder or under any other Loan Document that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments by or on account of any obligation of the applicable Borrower hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the applicable Administrative Agent), at the time or times prescribed by applicable law, Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (or any successor form), or such properly completed and executed documentation prescribed by applicable law or reasonably requested by applicable Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If any Lender, Participant, the Issuing Bank or any Agent or any other recipient of any payment to be made by or on account of any obligation of the U.S. Borrower or either Canadian Borrower hereunder or under any other Loan Document shall become aware that it is entitled to receive a refund, reduction or credit in respect of amounts paid by the U.S. Borrower or either Canadian Borrower pursuant to this Section 2.17, which refund, reduction or credit in the good faith judgment of such Lender, Participant, Issuing Bank or any Agent or any other recipient of any payment to be made by or on account of any obligation of the U.S. Borrower or either Canadian Borrower hereunder or under any other Loan Document is allocable to such payment, it shall promptly notify such Borrower of the availability of such refund, reduction or credit and shall, within 30 days after the receipt of a request by such Borrower, apply for such refund, reduction or credit. If any Lender, Participant, the Issuing Bank or any Agent or any other recipient of any payment to be made by or on account of any obligation of the U.S. Borrower or either Canadian Borrower hereunder or under any other Loan Document receives a refund, reduction or credit in respect of any amounts paid by any Borrower pursuant to this Section 2.17, which refund, reduction or credit in the good faith judgment of such Lender, Participant, Issuing Bank or any Agent or any other recipient of any payment to be made by or on account of any obligation of the U.S. Borrower or either Canadian Borrower hereunder or under any other Loan Document is allocable to such payment, it shall promptly notify such Borrower of such refund, reduction or credit and shall, within 15 days after receipt, repay such refund or the amount of such reduction or credit to such Borrower net of all out-of-pocket expenses of such Lender, Participant, Issuing Bank or any Agent or any other recipient of any payment to be made by or on account of any obligation of the U.S. Borrower hereunder or either Canadian Borrower hereunder or under any other Loan Document; provided, however, that such Borrower, upon the request of such Lender, Participant, Issuing Bank or any Agent or any other recipient of any payment to be made by or on account of any obligation of the U.S. Borrower or either Canadian Borrower hereunder or under any other Loan Document, agrees to repay the amount paid over to such Borrower to such Lender, Participant, Issuing Bank or any Agent or any other recipient of any payment to be made by or on account of any obligation of the U.S. Borrower or either Canadian Borrower or under any other Loan Document in the event such Lender, Participant, Issuing Bank or any Agent or any other recipient of any payment to be made by or on account of any obligation of the U.S. Borrower or either Canadian Borrower hereunder or under any other Loan Document is required to repay such refund, reduction or credit, which repayment shall in no event be made fewer than five days prior to the date on which such Lender, Participant, Issuing Bank or any Agent or any other recipient of any payment to be made by or on account of any obligation of the U.S. Borrower or either Canadian Borrower hereunder or under any other Loan Document is required to repay such refund, reduction or credit.

(g) (i) In the event that any Canadian Revolving Lender receives written notice specifying that any withholding tax imposed or proposed by the United States of America on any payment made by any Canadian Borrower to such Canadian Revolving Lender (“Withholding Tax”) for which indemnification is provided by this Section 2.17 is an item under consideration in the course of any audit or examination of or other proceeding (“Proceeding”) against such Canadian Revolving Lender, such Canadian Revolving Lender shall promptly inform the Canadian Borrowers thereof and shall permit the Canadian Borrowers to participate in such Proceeding (but only to the extent relating to such Withholding Tax) at the Canadian Borrowers’ option and sole expense; provided, however, that such Lender shall not be required to permit any such participation that such Lender determines in its reasonable discretion would adversely affect such Lender. Notwithstanding anything in this paragraph (g) to the contrary, such

Canadian Revolving Lender shall have the exclusive right to control the conduct of any such Proceeding.

(ii) The provisions of this paragraph (g) shall apply solely with respect to Proceedings relating to Withholding Taxes and shall have no effect whatsoever on any other rights or obligations of the parties hereto.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All payments to the U.S. Administrative Agent shall be made to it at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. All payments to the Canadian Administrative Agent shall be made to it in accordance with instructions provided by the Canadian Administrative Agent except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The applicable Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to (i) the U.S. Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder (other than with respect to the Canadian Revolving Commitments and Canadian Revolving Loans), such funds shall be applied (A) first, towards payment of interest and fees then due hereunder with respect thereto, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (B) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties, and (ii) the Canadian Administrative Agent to pay fully all amounts of principal, interest and fees then due with respect to the Canadian Revolving Commitments and the Canadian Revolving Loans hereunder, such funds shall be applied (A) first, towards payment of interest and fees then due hereunder with respect thereto, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (B) second, towards payment of principal then due with respect to the Canadian Revolving Commitments and Canadian Revolving Loans hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its U.S. $ Revolving Loans, Canadian Revolving Loans, Additional Revolving Loans, Initial Term Loans, Tranche B Term Loans, or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its U.S. $ Revolving Loans, Canadian Revolving Loans, Additional Revolving Loans, Initial Term Loans, Tranche B Term Loans, participations in LC Disbursements and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Canadian Revolving Loans, Additional Revolving Loans, Initial Term Loans, Tranche B Term Loans, participations in LC Disbursements and participations in Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective U.S. $ Revolving Loans, Canadian Revolving Loans, Additional Revolving Loans, Initial Term Loans, Tranche B Term Loans, participations in LC Disbursements and participations in Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the applicable Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to such Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the applicable Borrower will not make such payment, the applicable Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as applicable, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as applicable, severally agrees to repay to the applicable Administrative

Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the applicable Administrative Agent, (i) in the case of payments to the U.S. Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the U.S. Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of payments to the Canadian Administrative Agent, the greater of a rate determined by the Canadian Administrative Agent to represent its cost of overnight or short-term funds and a rate in accordance with applicable banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the applicable Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by such Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Tranche B Credit-Linked Deposits hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender defaults in its obligation to fund Loans or Tranche B Credit-Linked Deposits hereunder, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the applicable Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the applicable Borrower shall have received the prior written consent of the applicable Administrative Agent (and, if a U.S. $ Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent, in each case, shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts), and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Credit-Linked Deposit Account; Conversion of Tranche B Credit-Linked Deposits to Tranche B Term Loans. (a) The Tranche B Credit-Linked Deposits shall be held by the U.S. Administrative Agent in the Tranche B Credit-Linked Deposit Account, and no party other than the U.S. Administrative Agent shall have a right of withdrawal from the Tranche B Credit-Linked Deposit Account or any other right or power with respect to the Tranche B Credit-Linked Deposits, except as expressly set forth in Section 2.05, 2.08 or 2.11. Notwithstanding any provision in this Agreement to the contrary (other than Section 10.02(d)), the sole funding obligation of each Tranche B Lender in respect of its participation in Tranche B Letters of Credit shall be satisfied in full upon the funding of its Tranche B Credit-Linked Deposit on the Effective Date.

(b) Each of the U.S. Borrower, the U.S. Administrative Agent, the Issuing Bank and each Tranche B Lender hereby acknowledges and agrees that each Tranche B Lender is funding its Tranche B Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Section 2.05(b) and that the U.S. Administrative Agent has agreed to invest the Tranche B Credit-Linked Deposits so as to earn a return (except during periods when, and to the extent to which, such Tranche B Credit-Linked Deposits are used to cover unreimbursed Tranche B LC Disbursements, and subject to Section 2.15) for the Tranche B Lenders equal to a rate per annum (computed on the basis of a year of 365 days (or 366 days in a leap year)), reset daily on each Business Day for the period until the next following Business Day, equal to (i) such day’s rate for one month LIBOR deposits as determined by the U.S. Administrative Agent in accordance with its customary practices (the “Benchmark LIBOR Rate”) minus (ii) 0.10%. Such interest will be paid to the Tranche B Lenders by the U.S. Administrative Agent quarterly in arrears when participation fees in respect of Tranche B Letters of Credit are payable pursuant to Section 2.12(c). In addition to the foregoing payments by the U.S. Administrative Agent, the U.S. Borrower agrees to pay to the U.S. Administrative Agent for the account of each Tranche B Lender a fee which shall accrue at the rate of 0.10% per annum on the daily amount of such Tranche B Lender’s Tranche B Credit-Linked Deposit during the period from and including the Effective Date to but excluding the date on which the entire amount of such Lender’s Tranche B Credit-Linked Deposit is returned to it, payable quarterly in arrears when participation fees in respect of Tranche B Letters of Credit are payable pursuant to Section 2.12(c) (and together with the payment of such fees). All such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers shall have no right, title or interest in or to the Tranche B Credit-Linked Deposits and no obligations with respect thereto (except for the reimbursement obligations of the U.S. Borrower provided in Section 2.05), it being acknowledged and agreed by the parties hereto that the making of the Tranche B Credit-Linked Deposits by the Tranche B Lenders, the provisions of this Section 2.20 and the application of the Tranche B Credit-Linked Deposits in the manner contemplated by Section 2.05(b) constitute agreements among the U.S. Administrative Agent, the Issuing Bank and each Tranche B Lender with respect to the funding obligations of each Tranche B Lender in respect of its participation in Tranche B Letters of Credit and do not constitute any loan or extension of credit to the Borrowers.

(d) Subject to the U.S. Borrower’s compliance with the cash-collateralization requirements set forth in Section 2.05(j), the U.S. Administrative Agent shall return any remaining Tranche B Credit-Linked Deposits to the Tranche B Lenders following the occurrence of the Tranche B Maturity Date.

(e) The U.S. Borrower may, at any time and from time to time prior to the date that is 30 days prior to the Tranche B Maturity Date, request the conversion of Tranche B Credit-Linked Deposits, in whole or in part, into Tranche B Term Loans; provided, that the U.S. Borrower shall not be entitled to convert Tranche B Credit-Linked Deposits into Tranche B Term Loans on more than four occasions. In order to request any such conversion, the U.S. Borrower shall notify the U.S. Administrative Agent of such request (in the same manner as a Borrowing Request in respect of Initial Term Loans pursuant to Section 2.03) not less than five Business Days prior to the date on which such conversion is to be effective, specifying (i) the aggregate amount of Tranche B Credit-Linked Deposits to be so converted (which shall not be less than $25,000,000 and any amount in excess of $25,000,000 shall be in multiples of $1,000,000), (ii) the date of such conversion, which shall be a Business Day, and (iii) the information required by clauses (v), (vi) and (viii) of Section 2.03 (determined as though such conversion were to be effected as a Borrowing pursuant to a Borrowing Request in respect of Initial Term Loans pursuant to Section 2.03). On the date on which any such conversion is to be made (subject to satisfaction of the conditions referred to below), the U.S. Administrative Agent shall withdraw the relevant amount of Tranche B Credit-Linked Deposits from the Tranche B Credit Linked Deposit Account and make such amount available to the U.S. Borrower in accordance with Section 2.06 (which shall apply as though such conversion were to be treated as Loans being made to the U.S. Borrower pursuant to a Borrowing Request as provided therein). Any such withdrawal shall reduce the Tranche B Credit-Linked Deposits of the Tranche B Lenders pro rata and shall constitute Tranche B Terms Loans made to the U.S. Borrower by the Tranche B Lenders on the date of such withdrawal to the extent of their Tranche B Credit-Linked Deposits so withdrawn. Amounts repaid or prepaid in respect of Tranche B Term Loans may not be reborrowed or reinstated as Tranche B Credit-Linked Deposits. The conversion of Tranche B Credit-Linked Deposits into Tranche B Term Loans on any date shall be subject to the conditions that: (i) after giving effect to such conversion, (A) the Tranche B LC Exposure shall not exceed the Total Tranche B Credit-Linked Deposit, (B) the aggregate U.S. $ Revolving Exposure shall not exceed the Total U.S. $ Revolving Commitment, (C) the U.S. Revolving LC Exposure shall not exceed the U.S. $ Revolving LC Limit and (D) the

LC Exposure shall not exceed $400,000,000 and (ii) the conditions set forth in Section 4.02 shall be satisfied on and as of the date of such conversion. Accrued and unpaid interest and fees in respect of Tranche B Credit-Linked Deposits converted to Tranche B Term Loans pursuant to this paragraph shall be paid on the effective date of such conversion.

SECTION 2.21. Incremental Facility. At any time prior to the sixth anniversary of the Effective Date, the U.S. Borrower may, by notice to the U.S. Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request the addition of a new tranche of term loans (the “Incremental Term Loans”); provided that both at the time of any such request and upon the effectiveness of the Incremental Facility Amendment referred to below, no Default shall exist and at the time that any such Incremental Term Loans are made (and after giving effect thereto) no Default shall exist and Holdings and the Borrowers shall be in compliance with Section 6.01, determined on a pro forma basis as if such Incremental Term Loans had been incurred at the beginning of the most recent period for testing compliance therewith. The Incremental Term Loans (i) shall be in an aggregate principal amount not exceeding (in the aggregate) $250,000,000, (ii) shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans, (iii) shall not mature earlier than the Term Loan Maturity Date (but may, subject to clause (iv) below, have amortization and commitment reductions prior to such date), (iv) shall not have a weighted average life that is shorter than that of the Initial Term Loans, (v) shall not accrue interest at a rate or rates in excess of the interest rates applicable to the Initial Term Loans and (vi) shall otherwise be treated no more favorably than the Initial Term Loans (in each case, including with respect to mandatory and voluntary prepayments and financial covenants); provided that the terms and conditions applicable to the Incremental Term Loans may provide for additional or different financial or other covenants applicable only during periods after the Term Loan Maturity Date. Such notice shall set forth the requested amount of Incremental Term Loans. In the event that existing Lenders provide commitments in an aggregate amount less than the total amount of the Incremental Term Loans requested by the U.S. Borrower (but the U.S. Borrower shall not have any obligation to request any Lender to provide any amount of the Incremental Term Loans), the U.S. Borrower may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Additional Lender”) to extend commitments to provide Incremental Term Loans in an aggregate amount equal to the unsubscribed amount. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the U.S. Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the U.S. Administrative Agent. Subject to clauses (i) through (vi) above, the Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the U.S. Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Facility Amendment). No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.

SECTION 2.22. Bankers’ Acceptances. (a) Subject to the terms and conditions of this Agreement, each Canadian Borrower may request a Canadian Revolving Borrowing by presenting drafts for acceptance and purchase as B/As by the Canadian Revolving Lenders.

(b) To facilitate B/A Borrowings, each Canadian Borrower hereby appoints each Canadian Revolving Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of B/As in the form requested by such Lender. In this respect, it is each Canadian Revolving Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. Each Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by a Canadian Revolving Lender shall bind such Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Canadian Borrower. Each Canadian Revolving Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Lender. No Canadian Revolving Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Lender or its officers, employees, agents or representatives. Each Canadian Revolving Lender shall maintain a record with respect to B/As (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Each Canadian Revolving Lender further agrees to retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations that apply to such Lender. Each Canadian Revolving Lender agrees to provide a copy of such records to either Canadian Borrower at the applicable Canadian Borrower’s expense upon request. On request by or on behalf of either Canadian Borrower, a Canadian Revolving Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of such Canadian Borrower and that are held by such Lender and are not required to be issued in accordance with such Canadian Borrower’s irrevocable notice.

(c) Drafts of a Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in this Section 2.22. Notwithstanding that any person whose signature appears on any B/A may no longer be an authorized signatory for any Canadian Revolving Lender or applicable Canadian Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the applicable Canadian Borrower.

(d) Promptly following receipt of a Borrowing Request or notice of rollover pursuant to Section 2.03 by way of B/As, the Canadian Administrative Agent shall so advise the Canadian Revolving Lenders and shall advise each Canadian Revolving Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Canadian Revolving Lenders). The aggregate face amount of the B/As to be accepted by a Canadian Revolving Lender shall be a whole multiple of C $100,000, and such face amount shall be in the Canadian Revolving Lenders’ pro rata portions of such Canadian Revolving Borrowing; provided that the Canadian Administrative Agent may in its sole discretion increase or reduce any Canadian Revolving Lender’s portion of such B/A Borrowing to the nearest C $100,000.

(e) Upon acceptance of a B/A by a Canadian Revolving Lender, such Lender shall purchase, or arrange the purchase of, each B/A from the applicable Canadian Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Canadian Administrative Agent the Discount Proceeds for the account of the applicable Canadian Borrower. The applicable Canadian Borrower will, upon acceptance of a B/A by a Canadian Revolving Lender, be obligated to pay to the Canadian Administrative Agent on behalf of the Canadian Revolving Lender that accepted the B/A an Acceptance Fee in respect of such B/A. The Acceptance Fee payable by such Canadian Borrower to a Canadian Revolving Lender under this Section 2.22(e) in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this Section 2.22(e).

(f) Each Canadian Revolving Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

(g) If a Canadian Revolving Lender notifies the Canadian Administrative Agent in writing that it is unable or unwilling to accept Bankers’ Acceptances, such Lender will, instead of accepting and purchasing Bankers’ Acceptances, purchase from the applicable Canadian Borrower a note that does not bear interest during the Contract Period (a “B/A Equivalent Note”), in the form of Exhibit K, issued by such Canadian Borrower in the amount and for the same term as the draft that such Lender would otherwise have been required to accept and purchase hereunder, at a purchase price calculated on the same basis as Bankers’ Acceptances are discounted pursuant to this Agreement. Each such Lender will provide to the Canadian Administrative Agent the proceeds of such purchase for the account of the applicable Canadian Borrower. The applicable Canadian Borrower will, upon purchase of a B/A Equivalent Note, pay to the Canadian Administrative Agent on behalf of the Canadian Revolving Lender that purchased from such Canadian Borrower the B/A Equivalent Note an Acceptance Fee in respect of such B/A Equivalent Note. The Acceptance Fee payable by such Canadian Borrower to a Canadian Revolving Lender under this Section 2.22(g) in respect of each B/A Equivalent Note purchased by such Lender shall be set off against the Discount Proceeds payable by such Lender under this Section 2.22(g).

(h) With respect to each B/A Borrowing, at or before 10:00 a.m., Toronto time, two Business Days before the maturity date of such B/As, the applicable Canadian Borrower shall notify the Canadian Administrative Agent at the Canadian Administrative Agent’s address set forth in Section 9.01 by irrevocable telephone notice, followed by a notice of rollover on the same day, if such Canadian Borrower intends to issue B/As on such maturity date to provide for the payment of such maturing B/As. If the applicable Canadian Borrower fails to notify the Canadian Administrative Agent of its intention to issue B/As on such maturity date, such Canadian Borrower shall provide payment to the Canadian Administrative Agent on behalf of the Canadian Revolving Lenders of an amount equal to the aggregate face amount of such B/As on the maturity date of such B/As. If such Canadian Borrower fails to make such payment, such maturing B/As shall, subject to satisfaction of the conditions set forth in Section 4.02, be deemed to have been converted on their maturity date into a Canadian Prime Rate Loan in an amount equal to the face amount of such B/A as provided in Section 2.07 and such Canadian Borrower shall on demand pay any losses, costs or penalties that may have been incurred by the Canadian Administrative Agent or any Canadian Revolving Lender due to the failure of such Canadian Borrower to make such payment.

(i) Each Canadian Borrower waives presentment for payment and any other defense, in respect of a B/A accepted and purchased by it pursuant to this Agreement, that might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and each Canadian Borrower agrees not to claim any days of grace if such Lender as holder sues such Canadian Borrower on the B/A for payment of the amount payable by such Canadian Borrower thereunder. On the specified maturity date of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the applicable Canadian Borrower shall pay, through the Canadian Administrative Agent, the Canadian Revolving Lender that has accepted and purchased such B/A the full face amount of such B/A and after such payment, such Canadian Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j) If a Canadian Revolving Lender grants a participation in a portion of its rights under this Agreement to a participant under Section 9.04(f), then in respect of any B/A Borrowing, a portion thereof may, at the option of such Lender, be by way of Bankers’ Acceptance accepted by such participant. In such event, the applicable Canadian Borrower shall upon request of the Canadian Administrative Agent or the Canadian Revolving Lender granting the participation execute and deliver a form of Bankers’ Acceptance undertaking in favor of such participant for delivery to such participant.

SECTION 2.23. Spot Exchange Rate Calculations. (a) (i) Not later than 2:00 p.m., Toronto time, on each Calculation Date, the Canadian Administrative Agent shall (A) determine the Spot Exchange Rate as of such Calculation Date with respect to Canadian Dollars if at such time Canadian Prime Rate Loans or B/A Borrowings are then outstanding and (B) give notice thereof to the Canadian Borrowers and the Canadian Revolving Lenders.

(ii) The Spot Exchange Rates determined pursuant to this Section 2.23(a) shall become effective on the second Business Day immediately following the relevant Calculation Date (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.

(b) Not later than 2:00 p.m., Toronto time, on the Business Day immediately following the delivery of any notice pursuant to Section 2.08(d) or 2.11(f) in connection with the repayment of Canadian Revolving Loans denominated in Canadian Dollars, the Canadian Administrative Agent shall (i) determine as of such date the Assigned Dollar Value, based on the Spot Exchange Rate then in effect, of each such Canadian Revolving Loan then outstanding (after giving effect to any such Canadian Revolving Loan repaid in connection therewith) and (ii) notify the Canadian Borrowers and the Canadian Revolving Lenders of the results of such determination.

SECTION 2.24. Reallocation. (a) Subject to Section 2.24(b), the Borrowers may, from time to time (but no more than once in any calendar quarter), from and after July 1, 2001, until the earlier of (i) the Revolving Maturity Date and (ii) the termination of the Canadian Revolving Commitments and the Additional Revolving Commitments, upon giving an irrevocable joint written notice (each, a “Reallocation Notice”) to the Canadian Administrative Agent and the U.S. Administrative Agent at least ten Business Days prior to the beginning of the next Fiscal Quarter (including, with respect to any reallocation to be effective as of July 1, 2001, the Fiscal Quarter ended June 30, 2001), temporarily reduce (but not below zero), in whole or in part, the Canadian Revolving Commitments or the Additional Revolving Commitments, as applicable. Each reduction in the Canadian Revolving Commitments shall result in an automatic corresponding increase in the Additional Revolving Commitments, and each reduction in the Additional Revolving Commitments shall result in an automatic and corresponding increase in the Canadian Revolving Commitments. Any amount of Canadian Revolving Commitments reallocated under this Section 2.24(a) to Additional Revolving Commitments will not be available to the Canadian Borrowers, and any amount of Additional Revolving Commitments reallocated under this Section 2.24(a) to Canadian Revolving Commitments will not be available to the U.S. Borrower, in each case unless and until such amounts are reallocated back to the Canadian Revolving Commitments or the Additional Revolving Commitments, as applicable, in accordance with the terms and subject to the conditions of this Section 2.24.

(b) The Borrowers shall be permitted to reallocate the Canadian Revolving Commitments and the Additional Revolving Commitments in accordance with this Section 2.24 subject to the conditions that (i) any such reallocation shall only be made on, and be effective as of, the first day of a Fiscal Quarter, (ii) each partial reallocation shall be in an integral multiple of $1,000,000 (or, if less, the remaining amount of the applicable Commitments being reduced), (iii) the Total Canadian Revolving Commitment shall not be reduced to an amount that is less than the aggregate Canadian Revolving Exposures of the Canadian Revolving Lenders at such time, (iv) the Total Additional Revolving Commitment shall not be reduced to an amount that is less than the aggregate principal amount of Additional Revolving Loans outstanding at such time and (v) on the date of any reduction of the Additional Revolving Commitments (and a corresponding increase in the Canadian Revolving Commitments), (A) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and (B) immediately after giving effect to such reduction and corresponding increase no Default shall have occurred and be continuing.

(c) Each Reallocation Notice shall specify the amount (expressed in Dollars) of any (i) reduction in the Canadian Revolving Commitments and the corresponding increase in the Additional Revolving Commitments or (ii) reduction in the Additional Revolving Commitments and the corresponding increase in the Canadian Revolving Commitments. Each reduction in the Canadian Revolving Commitments and each increase in the Canadian Revolving Commitments (if the Canadian Revolving Commitments at such time are greater than zero) shall be made ratably among the Canadian Revolving Lenders based on their respective Canadian Revolving Commitments. Each increase in the Canadian Revolving Commitments (if the Canadian Revolving Commitments at such time are equal to zero) shall be made ratably among the Canadian Revolving Lenders based on their respective Additional Revolving Commitments; provided that, for this purpose, the Additional Revolving Commitment of any Canadian Revolving Lender that makes Additional Revolving Loans through its Designated U.S. Affiliate shall be deemed to be equal to the Additional Revolving Commitment of such Designated U.S. Affiliate. Each reduction in the Additional Revolving Commitments and each increase in the Additional Revolving Commitments (if the Additional Revolving Commitments at such time are greater than zero) shall be made ratably among the Additional Revolving Lenders based on their respective Additional Revolving Commitments. Each increase in the Additional Revolving Commitments (if the Additional Revolving Commitments at such time are equal to zero) shall be made ratably among the Additional Revolving Lenders based on their respective Canadian Revolving Commitments; provided that, for this purpose, the Canadian Revolving Commitment of any Additional Revolving Lender that is a Designated U.S. Affiliate shall be deemed to be equal to the Canadian Revolving Commitment of its Affiliate that is a Canadian Revolving Lender. Promptly after receiving a Reallocation Notice, the Canadian Administrative Agent or the U.S. Administrative Agent, as applicable, shall notify each Canadian Revolving Lender and Additional Revolving Lender, as applicable, of the amount of its Canadian Revolving Commitment or Additional Revolving Commitment, as applicable, to be reallocated pursuant to this Section 2.24 and the date of such reallocation.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) the Additional Revolving Commitments shall be available to the U.S. Borrower in addition to the U.S. $ Revolving Commitments, (ii) Swingline Loans and Letters of Credit are not available under the Additional Revolving Commitments and (iii) the Additional Revolving Lenders shall be entitled to the same rights and subject to the same obligations with respect to the Additional Revolving Commitments as are the U.S. $ Revolving Lenders with respect to the U.S. $ Revolving Commitments.

SECTION 2.25. Increases in Canadian Revolving Commitments. (a) Notwithstanding anything to the contrary in this Agreement, the Canadian Borrowers may, from time to time (but no more than once in any Fiscal Quarter), from and after July 1, 2001, until the Revolving Maturity Date, upon giving an irrevocable written notice (each, a “Canadian Commitment Increase Notice”) to the Canadian Administrative Agent and the U.S. Administrative Agent at least ten Business Days prior to the beginning of the next Fiscal Quarter (including, with respect to any increase to be effective as of July 1, 2004, the Fiscal Quarter ended June 30, 2004), obtain an increase in the Canadian Revolving Commitments in accordance with paragraphs (b) through (f) below, subject to the conditions that (i) any such increase shall be in an integral multiple of $1,000,000, (ii) on the date of each such increase, (A) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and (B) immediately after giving effect to each such increase no Default shall have occurred and be continuing, (iii) after giving effect to each such increase, the Total Additional Revolving Commitment plus the Total Canadian Revolving Commitment shall not exceed $150,000,000 and (iv) the aggregate U.S. $ Revolving Exposures shall not exceed the Total U.S. $ Revolving Commitment.

(b) Each increase in the Canadian Revolving Commitments pursuant to this Section 2.25 shall be effected by the execution and delivery by the Borrowers and by a Lender or other Person satisfactory to the Administrative Agents (in either case, that satisfies the definition of Canadian Revolving Lender) of a supplement to this Agreement, in form and substance satisfactory to the Administrative Agents, pursuant to which such Lender or other Person agrees (i) to provide a Canadian Revolving Commitment or, if such Lender is at the time already a Canadian Revolving Lender, to increase its Canadian Revolving Commitment and (ii) if such Person is not at the time already a Lender, to become a party to this Agreement as a Lender and to have all the obligations of a Lender hereunder with respect to its Canadian Revolving Commitment. Any supplement so executed and delivered in accordance with this Section 2.25 shall be effective to increase the Canadian Revolving Commitments as provided therein (and correspondingly decrease the U.S. $ Revolving Commitments as provided herein) without the consent of any other Lenders.

(c) Each increase in the Canadian Revolving Commitments pursuant to this Section 2.25 shall result in an automatic corresponding decrease in the U.S. $ Revolving Commitments, which corresponding decrease shall (i) if neither (A) the Person providing such increase in the Canadian Revolving Commitments nor (B) an Affiliate of such Person designated by such Person and agreed to by the Borrowers and the Administrative Agents is already a U.S. $ Revolving Lender at the time, be made ratably among the U.S. $ Revolving Lenders based on their respective U.S. $ Revolving Commitments or (ii) if either (A) the Person providing such increase in the Canadian Revolving Commitments or (B) an Affiliate of such Person designated by such Person and agreed to by the Borrowers and the Administrative Agents is already a U.S. $ Revolving Lender at the time, be allocated first to reduce such Person’s (or, with the consent of the Borrowers and the Administrative Agents, such Affiliate’s) U.S. $ Revolving Commitment and, after such Person’s or Affiliate’s U.S. $ Revolving Commitment has been reduced to zero, be made ratably among the remaining U.S. $ Revolving Lenders based on their respective remaining U.S. $ Revolving Commitments.

(d) Any increase in the Canadian Revolving Commitments pursuant to this Section 2.25 (and any corresponding reduction in the U.S. $ Revolving Commitments referred to in paragraph (c) above) shall only be made on, and be effective as of, the first day of a Fiscal Quarter.

(e) If, immediately prior to the effectiveness of any increase in the Canadian Revolving Commitments pursuant to this Section 2.25, (i) there are any Loans outstanding under the Canadian Revolving Commitments, then all such Loans shall be repaid immediately prior to or concurrently with the effectiveness of such increase or (ii) there are any Loans outstanding under the U.S. $ Revolving Commitments and clause (ii) of paragraph (c) of this Section 2.25 is applicable to such increase, then all such Loans shall be repaid immediately prior to or concurrently with the effectiveness of such increase.

(f) Each Canadian Commitment Increase Notice shall specify the amount (expressed in Dollars) of any increase in the Canadian Revolving Commitments and the corresponding decrease in the U.S. $ Revolving Commitments.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrowers represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of Holdings and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrowers or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents or in respect of customary registration rights granted to holders of the Notes, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Holdings or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings or any Subsidiary or its assets that is material to Holdings and its Subsidiaries, taken as a whole, or give rise to a right thereunder to require any payment to be made by Holdings or any Subsidiary and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any Subsidiary, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) Holdings has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of and for the Fiscal Year ended December 31, 2002, reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and the Subsidiaries as of such date and for such period in accordance with GAAP.

(b) Holdings has heretofore furnished to the Lenders the unaudited consolidated balance sheet and statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of and for the Fiscal Quarter ended September 30, 2003, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and the Subsidiaries as of such date and for such period in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Holdings has heretofore furnished to the Lenders Holdings’s pro forma consolidated balance sheet as of September 30, 2003, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by Holdings and the U.S. Borrower as of the Effective Date to be reasonable), (ii) is based on the best information available to Holdings and the U.S. Borrower as of the Effective Date after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of Holdings and its consolidated Subsidiaries as of September 30, 2003, as if the Transactions had occurred on such date.

(d) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of Holdings or the Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(e) Since December 31, 2002, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of Holdings and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of Holdings and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of Holdings and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the address of each real property that is owned or leased by Holdings or any Subsidiary as of the Effective Date.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the U.S. Borrower, threatened against or affecting Holdings or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of Holdings and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. Neither Holdings nor any Subsidiary is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of Holdings and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not in the aggregate, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not in the aggregate, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. Holdings and the Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings or any Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being recognized by the Agents and the Lenders that any projections and forecasts provided by Holdings or any Subsidiary are based on good faith estimates and assumptions believed by Holdings or such Subsidiary to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results and no representation whatsoever is made with respect to reports or projections that are included or referred to in or attached to the Information Memorandum and identified therein as having been provided by Persons other than Holdings or one of its Affiliates).

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name and jurisdiction of organization of, and the ownership interest of Holdings in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the

Effective Date. Each Canadian Borrower is a direct or indirect wholly owned subsidiary of the U.S. Borrower.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Holdings or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened, which could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of Holdings and the Subsidiaries have been in compliance with the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect. All payments due from Holdings or any Subsidiary, or for which any claim may be made against Holdings or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or such Subsidiary except to the extent that a failure to comply could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any Subsidiary is bound.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans (and taking into account all rights of contribution arising by operation of law or otherwise to which any Loan Party may be entitled and other credit support available to any Subsidiary from Holdings or any of the other Subsidiaries), (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16. Senior Debt. The Obligations constitute “Senior Indebtedness” under and as defined in each Subordinated Note Indenture and the documents evidencing or governing all Subordinated Debt referred to in clauses (a) through (f) of the definition of “Subordinated Debt”.

SECTION 3.17. Security Interests. (a) When executed and delivered, the Pledge Agreements (and/or, as applicable, in the case of a Canadian Borrower or the Canadian Subsidiary Loan Parties, the making of requisite filings or registrations) will be effective to create in favor of the applicable Collateral Agent, for the ratable benefit of the applicable Secured Parties or Canadian Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the applicable Pledge Agreement) and, when the portion of the Collateral constituting certificated securities (as defined in the Uniform Commercial Code or such other local law as may apply) is delivered to the applicable Collateral Agent (and/or, as applicable, in the case of a Canadian Borrower or the Canadian Subsidiary Loan Parties, the requisite filings or registrations are made), the Pledge Agreements shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person.

(b) The Security Agreements are effective to create in favor of the applicable Collateral Agent, for the ratable benefit of the applicable Secured Parties or Canadian Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the applicable Security Agreement) and, when financing statements or such other filings required by local law in appropriate form are filed in the appropriate filing offices (which, for the U.S. Subsidiary Loan Parties as of the Effective Date, are the offices specified on Schedule 6 to the Perfection Certificate), the Security Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral to the extent perfection can be obtained by filing, recording or registering a security agreement, financing statement or analogous document in the United States or Canada (other than under vehicle certificate of title statutes), in each case prior and superior in right to any other Person other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.03.

(c) When the U.S. Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the security interest created thereunder shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the U.S. Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.03 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof).

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The amendment and restatement of the Existing Credit Agreement as provided herein and the obligations of the Lenders to make Loans (including the obligations of the Initial Term Lenders to purchase Existing Term Loans and Assigned Debt), the obligations of Tranche B Lenders to fund their Tranche B

Credit-Linked Deposits and the obligation of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The U.S. Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the U.S. Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The U.S. Administrative Agent shall have received a favorable written opinion (addressed to the Agents and the Lenders and dated the Effective Date) of each of (i) Weil, Gotshal & Manges LLP, counsel for the Loan Parties, substantially in the form of Exhibit H-1, (ii) Ehrenreich Eilenberg & Krause LLP, counsel for the Loan Parties, substantially in the form of Exhibit H-2, (iii) Matthew Womble, Esq., Vice President, Legal Affairs, of Holdings and its Subsidiaries, substantially in the form of Exhibit H-3, (iv) Macleod Dixon LLP, counsel for the Canadian Subsidiary Loan Parties, substantially in the form of Exhibit H-4 and (v) such U.S. or Canadian local counsel as the Agents may reasonably request and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Agents or the Required Lenders shall reasonably request. Each of Holdings and the Borrowers hereby request such counsel to deliver such opinions.

(c) The U.S. Administrative Agent shall have received such documents and certificates as the U.S. Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of Holdings, the Borrowers and such other Loan Parties as to which documents and certificates are reasonably requested by the U.S. Administrative Agent or its counsel, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the U.S. Administrative Agent and its counsel.

(d) The U.S. Administrative Agent shall have received a certificate, in a form reasonably acceptable to the U.S. Administrative Agent, dated the Effective Date and signed by the Chief Executive Officer, the President, a Vice President or a Financial Officer of Holdings and the U.S. Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Agents shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Agents shall have received a completed Perfection Certificate and completed Canadian Perfection Certificate dated the Effective Date and signed by an officer of Holdings and the U.S. Borrower, in the case of the Perfection Certificate, and in the case of the Canadian Perfection Certificate, signed by an officer of Holdings and the Canadian Borrowers, together with all attachments contemplated thereby, including (i) the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions agreed upon by the Agents and the U.S. Borrower, (ii) copies of the financing statements (or similar documents) disclosed by such search, (iii) evidence reasonably satisfactory to the Agents that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released, (iv) to the extent requested by the Agents, copies of all documents required to effect security under the Bank Act (Canada), (v) to the extent requested by the Agents, a copy of the hypothec on movables entered into by each Canadian Borrower with respect to security granted in the province of Quebec, (vi) to the extent requested by the Agents, acknowledgments from each person named as a secured party in any financing statement or other security registration in respect of each Canadian Borrower or any Canadian Subsidiary (A) disclosing the scope of the security interest perfected by such financing statement or other registration; (B) establishing that such security interest is permitted by Section 6.02; and (C) providing that such secured party cannot rely upon such financing statement or other registration to perfect a security interest other than as permitted by Section 6.02 and (vii) to the extent requested by the Agents, acknowledgments from ABN Amro Leasing (a division of ABN Amro Bank Canada), Laurentian Bank of Canada and Corporation Alter Moneta/Alter Moneta Corporation in favor of the Canadian Collateral Agent that they are and continue to be bound by the existing intercreditor agreements or other such agreements acceptable to the Agents entered into by them with Bank of America, N.A. notwithstanding the amendment and restatement of the Existing Credit Agreement and the Security Documents.

(g) All amounts accrued and owing under the Existing Credit Agreement shall be paid (other than Existing Term Loans, Assigned Debt and reimbursement obligations in respect of Existing Letters of Credit to the extent such Existing Letters of Credit have not yet been drawn) prior to or concurrently with the initial Borrowing hereunder on the Effective Date, and the U.S. Administrative Agent shall have received satisfactory evidence of the foregoing.

(h) The 9.25% Redemption shall have been effected (and all funds required for such redemption shall have been irrevocably deposited with the trustee in respect of the 9.25% Notes) on terms and pursuant to documentation reasonably satisfactory to the U.S. Administrative Agent.

(i) The U.S. Borrower shall have received gross cash proceeds (before deducting the initial purchasers’ discount) of not less than $375,000,000 from the issuance of the Senior Subordinated Notes. The terms and conditions of the Senior Subordinated Notes and the provisions of the Senior Subordinated Note Documents (including the amount of Senior Subordinated Notes and the subordination and redemption terms in respect of the Senior Subordinated Notes) shall be reasonably satisfactory to the U.S. Administrative Agent. The U.S. Administrative Agent shall have received copies of the Senior Subordinated Note Documents, certified by the chief financial officer of the U.S. Borrower as complete and correct.

(j) The respective amounts of the sources and uses for the Transactions shall be consistent with the information with respect thereto previously furnished to the Lenders.

(k) The U.S. Administrative Agent shall have received all financial statements and other financial information, including pro forma financial statements and information, that the U.S. Borrower shall have provided to the underwriters or initial purchasers in connection with the offering of the Notes.

(l) The U.S. Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings, in form and substance reasonably satisfactory to the U.S. Administrative Agent, confirming the solvency of Holdings and the Subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.

The U.S. Administrative Agent shall notify the Borrowers, the Canadian Administrative Agent, the Collateral Agents and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the restatement of the Existing Credit Agreement as provided herein and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on February 17, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, and any conversion of Tranche B Credit-Linked Deposits to Tranche B Term Loans pursuant to Section 2.20, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, the date of issuance, amendment, renewal or extension of such Letter of Credit or any conversion of Tranche B Credit-Linked Deposits to Tranche B Term Loans pursuant to Section 2.20, as applicable (other than representations and warranties that relate to a specific earlier date, so long as such representations and warranties were true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing, the issuance, amendment, renewal or extension of such Letter of Credit or any conversion of Tranche B Credit-Linked Deposits to Tranche B Term Loans pursuant to Section 2.20, as applicable, no Default shall have occurred and be continuing.

(c) In the case of Initial Term Loans made during the Delayed Funding Period, (i) the 9.00% Redemption shall be effected concurrently with the funding of such Initial Term Loans, on terms and pursuant to documentation reasonably satisfactory to the U.S. Administrative Agent, and (ii) the U.S. Administrative Agent shall be reasonably satisfied with the arrangements for the deposit of the proceeds of such Initial Term Loans with the trustee for the 9.00% Notes in order to effect the 9.00% Redemption.

Each Borrowing, each issuance, amendment, renewal or extension of a Letter of Credit and each conversion of Tranche B Credit-Linked Deposits to Tranche B Term Loans shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrowers covenants and agrees with the Lenders and the Issuing Bank that:

SECTION 5.01. Financial Statements and Other Information. The U.S. Borrower will furnish to the U.S. Administrative Agent (for delivery to the Lenders):

(a) within 90 days after the end of each Fiscal Year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows (and its unaudited consolidating balance sheet and related statements of operations) as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on (in the case of such audited consolidated statements) by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), together with a certificate from the chief financial officer of Holdings to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, (i) a certificate of a Financial Officer (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations satisfactory in form to the U.S. Administrative Agent and demonstrating compliance with Section 6.01 and (C) stating whether any change in GAAP or in the application thereof that has a material effect on the financial statements referred to in clause (a) or (b) above has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (ii) an updated organizational chart listing all Subsidiaries and the locations of their businesses;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) as soon as practicable and in any event within 60 days after the commencement of the Fiscal Year commencing January 1, 2005, financial projections for Holdings and the Subsidiaries for such Fiscal Year prepared in a manner consistent with those projections delivered by the U.S. Borrower to the Lenders prior to the Effective Date or otherwise in a manner satisfactory to the U.S. Administrative Agent;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than on Form S-8) filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be; provided that the filing of such reports, proxy statements and other materials with the Securities and Exchange Commission through EDGAR shall be deemed to satisfy the requirements of this paragraph (f); and

(g) promptly following any request therefor, such other information regarding the operations, business affairs, financial condition and prospects of Holdings or any Subsidiary, or compliance with the terms of any Loan Document, as any Agent or any Lender (through an Agent) may reasonably request.

SECTION 5.02. Notices of Material Events. Holdings and the U.S. Borrower will furnish to the Agents (for delivery to the Lenders) prompt written notice of the following upon becoming aware thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the

Borrowers or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or any other developments (other than a change in general market or industry conditions) that could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of Holdings or the U.S. Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a) Holdings and the U.S. Borrower will furnish to the U.S. Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in such Loan Party’s jurisdiction of organization or in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number provided by the applicable Governmental Authority in such Loan Party’s jurisdiction of organization. Holdings and the Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings under the Uniform Commercial Code or otherwise that are required in order for the U.S. Collateral Agent or the Canadian Collateral Agent, as applicable, to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties have been (or, within the period required by the Uniform Commercial Code or other applicable law, are subsequently) made. Holdings and the Borrowers also agree promptly to notify the U.S. Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to clause (a) of Section 5.01 (commencing with the delivery of such financial statements for the Fiscal Year ending December 31, 2004), the U.S. Borrower shall deliver to the U.S. Administrative Agent a certificate signed by an officer of the U.S. Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.

SECTION 5.04. Existence; Conduct of Business. Holdings will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew or replace and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of the business of Holdings and the Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.05.

SECTION 5.05. Payment of Obligations. Holdings will, and will cause each Subsidiary to, pay its Debt and other obligations, including liabilities in respect of Taxes, before the same shall become delinquent or in default, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (iv) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or (b) the aggregate uninsured and unpaid amount is less than $5,000,000 and does not include Taxes and the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Holdings will, and will, subject to Section 6.05, cause each Subsidiary to, keep and maintain all property material to the conduct of the business of Holdings and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07. Insurance. Holdings will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. Each Borrower will furnish to the Lenders, upon reasonable request by the applicable Administrative Agent, the requested information in reasonable detail as to the insurance so maintained. Each Borrower shall deliver to the applicable Administrative Agent, prior to the cancelation, modification or nonrenewal of any material such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the applicable Administrative Agent) together with evidence satisfactory to the applicable Administrative Agent of payment of the premium therefor. All insurance policies or certificates (or certified copies thereof) with respect to such insurance shall be endorsed to the applicable Administrative Agent’s reasonable satisfaction for the benefit of the Lenders (including by naming the applicable Administrative Agent or Collateral Agent, as appropriate, as loss payee or additional insured, as appropriate).

SECTION 5.08. Casualty and Condemnation. The Borrowers (a) will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of any Collateral under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event with respect to any Collateral (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

SECTION 5.09. Books and Records; Inspection and Audit Rights. Holdings will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each Subsidiary to, permit any representatives designated by the Agents or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.10. Compliance with Laws. Holdings will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds and Letters of Credit. (a) The proceeds of the Initial Term Loans made on the Effective Date will be used solely for the repayment (or, in the case of Existing Term Loans and Assigned Debt, the purchase, as provided in Section 2.01(b)) of amounts accrued and owing under the Existing Credit Agreement.

(b) The proceeds of U.S. $ Revolving Loans, Additional Revolving Loans Swingline Loans and Tranche B Term Loans will be used by the U.S. Borrower, and the proceeds of the Canadian Revolving Loans made to UR Canada will be used by UR Canada, for general corporate purposes, including repayment or purchase of indebtedness (including indebtedness under the Existing Credit Agreement, in the case of any such Loans made on the Effective Date), acquisitions, investments, loans, purchases of Equity Interests and other payments permitted under this Agreement.

(c) The proceeds of Initial Term Loans made on the Delayed Draw Date will be used solely to effect the 9.00% Redemption, including any related call premiums, fees and expenses.

(d) Letters of Credit will be used by the U.S. Borrower for general corporate purposes.

(e) The proceeds of Canadian Revolving Loans made to UR Nova Scotia (No. 1) will be used by UR Nova Scotia (No. 1) (i) to make a capital contribution to UR Partnership in an amount equal to at least 49% and up to 99% of the principal amount of such Loans, (ii) to make a loan to UR Nova Scotia (No. 2) in an amount equal to 1% of the principal amount of such Loans, (iii) to make one or more loans from time to time to UR Canada in an aggregate amount equal to up to 10% of the principal amount of such Loans and (iv) to make one or more loans from time to time to one or more subsidiaries of the U.S. Borrower that are Loan Parties (other than UR Canada) in an aggregate amount equal to up to 50% of the principal amount of such Loans. The U.S. Borrower will cause UR Nova Scotia (No. 2) to use the proceeds received by it pursuant to this paragraph to make a capital contribution to UR Partnership in an amount equal to such proceeds. UR Nova Scotia (No. 1) will cause UR Partnership to use the proceeds received by it pursuant to this paragraph to make a loan to UR Canada in an amount equal to such proceeds. The proceeds received by UR Canada pursuant to this paragraph shall be used for general corporate purposes, including repayment of indebtedness, acquisitions, investments, loans, purchases of Equity Interests and other payments permitted under this Agreement. The proceeds received by any subsidiary of the U.S. Borrower pursuant to clause (iv) of the first sentence of this paragraph (e) shall be used for general corporate purposes, including repayment of indebtedness, acquisitions, investments, loans, purchases of Equity Interests and other payments permitted under this Agreement. Notwithstanding the foregoing, the proceeds of Canadian Revolving Loans made to UR Nova Scotia (No.1) on the Effective Date will be used by UR Nova Scotia (No. 1) to repay indebtedness under the Existing Credit Agreement outstanding on the Effective Date, to the extent of such indebtedness.

(f) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired (or any Excluded Subsidiary ceases to be an Excluded Subsidiary or any Canadian Subsidiary becomes a Canadian Subsidiary Loan Party) after the Effective Date, Holdings will promptly (a) notify the applicable Administrative Agent thereof and (b) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Debt of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.13. Further Assurances. (a) Holdings will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings and other documents), that may be required under any applicable law, or that the applicable Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) If any material assets (other than real property) are acquired by any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under either Security Agreement that become subject to the Lien of such Security Agreement upon acquisition thereof), Holdings will notify the applicable Agents thereof, and, if requested by such Agents or the Required Lenders, Holdings will, unless otherwise not required to hereunder or under any Security Document, cause such assets to be subjected to a Lien securing the relevant Obligations and will take, and cause such Subsidiary Loan Party to take, such actions as shall be necessary or reasonably requested by such Agents to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.13, all at the expense of the Loan Parties.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrowers covenants and agrees with the Lenders and the Issuing Bank that:

SECTION 6.01. Financial Covenants.

(a) Minimum Interest Coverage Ratio. Holdings will not permit the Interest Coverage Ratio for any Computation Period ending during any period set forth below to be less than the ratio set forth opposite such period:

Period	Ratio
June 30, 2004 through December 31, 2004	1.35 to 1.0
January 1, 2005 through December 31, 2005	1.45 to 1.0
January 1, 2006 and thereafter	1.65 to 1.0

(b) Funded Debt to Cash Flow Ratio. Holdings will not permit the Funded Debt to Cash Flow Ratio as of the last day of any Fiscal Quarter during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
On or before December 31, 2004	4.75 to 1.0
January 1, 2005 through December 31, 2005	4.50 to 1.0
January 1, 2006 and thereafter	4.25 to 1.0

(c) Senior Secured Debt to Tangible Assets. Holdings will not permit the ratio of (i) Senior Secured Debt (reduced by the amount of any Qualifying Cash) to (ii) Tangible Assets (excluding, to the extent included in Tangible Assets, (A) all assets which are owned by a Special Purpose Vehicle or subject to a Lien in connection with a Securitization Transaction and (B) Excess Synthetic Lease Collateral) to exceed 0.5 to 1.0 at any time.

(d) Senior Secured Debt to Cash Flow Ratio. Holdings will not permit the Senior Secured Debt to Cash Flow Ratio as of the last day of any Fiscal Quarter during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
On or before December 31, 2004	1.75 to 1.0
January 1, 2005 through December 31, 2005	1.60 to 1.0
January 1, 2006 and thereafter	1.45 to 1.0

(e) For purposes of Article VI, (i) pro forma effect may be given to a prepayment, defeasance or redemption pursuant to clause (vii) of the proviso to Section 6.04, but only to the extent of any funds that have been irrevocably deposited or (for purposes of determining whether Debt described in clause (vii)(A), (B) or (C) of such proviso may be incurred) will be irrevocably deposited upon the incurrence of Debt described in clause (vii)(A), (B) or (C) of such proviso with the trustee (or other Person performing such function) in respect of, and in accordance with the terms of, the Debt being prepaid, defeased or redeemed and (ii) with respect to determining whether the Debt represented by the Senior Notes may be incurred, (x) pro forma effect may be given to the purchase of the 10.75% Notes pursuant to clause (vii)(E) of the proviso to Section 6.04 so long as the requirements of Section 6.15(a) have been satisfied and (y) pro forma effect may be given to a redemption of Senior Notes in accordance with Section 6.15(b) so long as the requirements of such Section 6.15(b) (including with respect to the escrow described in such section) have been satisfied.

SECTION 6.02. Limitations on Debt. Holdings will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except (without duplication):

(a) Debt hereunder (including Incremental Term Loans incurred in compliance with Section 2.21) and under the other Loan Documents;

(b) unsecured Debt of Holdings or any Subsidiary (excluding Contingent Payments and Seller Subordinated Debt); provided that (i) no Subsidiary of the U.S. Borrower shall incur any such Debt if, after giving effect thereto, the aggregate amount of all then-outstanding Debt of the Subsidiaries of the U.S. Borrower permitted solely by this clause (b) (excluding Suretyship Liabilities of any U.S. Subsidiary Loan Party in respect of any such unsecured Debt) would exceed 25% of Net Worth, (ii) Holdings or such Subsidiary shall not incur any such Debt if Holdings is not in compliance with all covenants set forth in this Article VI (including compliance with Section 6.01, determined on a pro forma basis as if any such incurrence of Debt had occurred at the beginning of the most recent period for testing compliance therewith) and (iii) Holdings or such Subsidiary shall not incur any such Debt unless, on the date of such proposed incurrence and after giving effect to such proposed incurrence, the ratio of Senior Debt to Cash Flow shall not exceed (A) 3.25 to 1.0 for any such proposed incurrence to be effected on or before December 31, 2005 and (B) 3.0 to 1.0 for any such proposed incurrence to be effected on or after January 1, 2006 (for purposes of the foregoing, the ratio of Senior Debt to Cash Flow means the ratio of (i) Senior Debt as of the date of such proposed incurrence (reduced by the amount of any Qualifying Cash as of such date) to (ii) Cash Flow as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered hereunder; for the avoidance of doubt, any Senior Debt that is being prepaid, defeased or redeemed in compliance with clause (vii) of the proviso to Section 6.04 shall not be counted as Senior Debt for purposes of calculating such ratio to the extent that pro forma effect may be given to such prepayment, defeasance or redemption pursuant to clause (e) of Section 6.01);

(c) Debt of Holdings or any Subsidiary in respect of Capital Leases or arising in connection with the acquisition of equipment (including Debt assumed in connection with an asset purchase permitted by Section 6.05, or incurred pursuant to a Capital Lease or in connection with the acquisition of equipment by a Person before it became a Subsidiary in connection with a stock purchase permitted by Section 6.05, in each case so long as such Debt is not incurred in contemplation of such purchase), and refinancings of any such Debt so long as the terms applicable to such refinancing Debt are not materially less favorable to Holdings or the applicable Subsidiary than the terms in effect immediately prior to such refinancing; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $250,000,000 (or its equivalent in any other currency); provided, further, that the aggregate amount of all such Debt arising in connection with Floor Plan Financing Arrangements shall not exceed $50,000,000;

(d) Debt of Subsidiaries owed to Holdings or any Subsidiary; provided that the aggregate amount of all such Debt of Subsidiaries that are not U.S. Loan Parties owed to U.S. Loan Parties shall not cause a violation of clause (z) of the proviso to Section 6.10;

(e) unsecured Debt of any Special Purpose Vehicle to Holdings, the U.S. Borrower or any Subsidiary Loan Party;

(f) Subordinated Debt; provided that (i) the aggregate principal amount of all Seller Subordinated Debt at any time outstanding that does not satisfy all the conditions specified in clause (f) of the definition of “Subordinated Debt” shall not exceed $50,000,000 (or its equivalent in any other currency) and (ii) the Borrowers shall not issue or incur any Debt described in clause (f) of the definition of Subordinated Debt (x) at any time that a Default exists or would result therefrom and (y) unless the U.S. Borrower has delivered to the U.S. Administrative Agent (which shall promptly deliver a copy thereof to each Lender) a certificate in reasonable detail demonstrating that, after giving effect to such issuance or incurrence, Holdings will be in pro forma compliance with all financial covenants set forth in this Article VI;

(g) other Debt, not of a type described in any other clause of this Section 6.02, outstanding on the Effective Date and listed in Schedule 6.02(g), and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(h) Contingent Payments; provided that Holdings shall not, and shall not permit any Subsidiary to, incur any obligation to make Contingent Payments the maximum possible amount of which exceeds $50,000,000 (or its equivalent in any other currency) in the aggregate for all Contingent Payments at any time outstanding;

(i) the QuIPS Debentures, the QuIPS Preferred Securities and the QuIPS Guarantees;

(j) Synthetic Lease Obligations; provided that the aggregate amount of all Synthetic Lease Obligations shall not at any time exceed $500,000,000;

(k) Suretyship Liabilities incurred by Holdings with respect to the obligations of any Subsidiary;

(l) unsecured recourse obligations of Holdings or any Subsidiary in respect of Vendor Financing Arrangements;

(m) Hedging Obligations incurred to (A) hedge or mitigate risks to which Holdings or any Subsidiary has exposure or (B) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate, from floating to fixed rates or otherwise) with respect to any interest-bearing liability or investment of Holdings or any Subsidiary; provided that, notwithstanding anything in this Agreement to the contrary, (1) Holdings will not, and will not permit any Subsidiary to, incur any Hedging Obligations except as provided in this clause (m), (2) the only Hedging Obligations that Holdings and its Subsidiaries may incur pursuant to this clause (m) (X) with respect to Equity Interests of Holdings and its Subsidiaries and the QuIPS Preferred Securities will be for purposes of protection from changes in the price of Holdings’s common stock and (Y) with respect to Subordinated Debt, Senior Notes, Replacement Senior Notes, 10.75% Notes or QuIPS Debentures will be those permitted by sub-clause (B) above and (3) Holdings and its Subsidiaries will not incur any Hedging Obligations for speculative purposes;

(n) Debt in connection with Securitization Transactions permitted pursuant to Section 6.13;

(o) the 10.75% Notes and, to the extent issued in compliance with Section 6.15, the Senior Notes and, in the event of any prepayment, purchase, defeasance or redemption of the 10.75% Notes or such Senior Notes in compliance with clause (vii) of the proviso to Section 6.04 (other than, with respect to the 10.75% Notes, a purchase of such 10.75% Notes pursuant to clause (vii)(E) of the proviso to Section 6.04), so long as no Default exists or would result therefrom, the U.S. Borrower may incur unsecured Senior Debt (and Holdings and Subsidiaries may guarantee such Senior Debt) pursuant to this clause (o) (“Replacement Senior Notes”), provided that (i) Holdings shall be in compliance with all covenants set forth in this Article VI, including compliance with Section 6.01, determined on a pro forma basis as if any such incurrence had occurred at the beginning of the most recent period for testing compliance therewith, (ii) any such Replacement Senior Notes shall have no amortization prior to the date that is six months after the Term Loan Maturity Date and (iii) the aggregate principal amount of any such Replacement Senior Notes outstanding at any time shall not exceed the aggregate principal amount (after giving effect to the consummation of the Tender Offer and any redemption of Senior Notes pursuant to Section 6.15(b)) of the 10.75% Notes and Senior Notes so prepaid, purchased, defeased or redeemed; provided further that no Subsidiary will guarantee the U.S. Borrower’s obligations in respect of the 10.75% Notes, the Senior Notes or any Replacement Senior Notes if such Subsidiary is not a guarantor under the U.S. Subsidiary Guarantee Agreement; and

(p) Debt of any Foreign Subsidiary or any Subsidiary referred to in clause (e) of the definition of Excluded Subsidiaries; provided that the aggregate principal amount of all such Debt at any time outstanding permitted by this clause (p) shall not exceed $20,000,000 (or its equivalent in any other currency).

For purposes of clause (h) above, a Contingent Payment shall be deemed to be “outstanding” from the time that Holdings or any Subsidiary enters into the agreement containing the obligation to make such Contingent Payment until such time as either such Contingent Payment has been made in full or it has become certain that such Contingent Payment will never have to be made.

SECTION 6.03. Liens. Holdings will not, and will not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves;

(c) Liens identified in Schedule 6.03;

(d) Liens securing Debt permitted by clause (c) of Section 6.02 (and attaching only to the property (i) being leased (in the case of Capital Leases), (ii) purchased from the relevant manufacturer (in the case of Floor Plan Financing Arrangements) or (iii) the purchase price for which was or is being financed by such Debt (in the case of other Debt) and, in each case, the proceeds (including insurance proceeds) of any disposition or loss of such property);

(e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $25,000,000 (or its equivalent in any other currency), arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Holdings or any Subsidiary;

(g) Liens in favor of the Collateral Agents arising under the Loan Documents, including in respect of Hedging Obligations that qualify as Obligations;

(h) Liens arising in connection with Securitization Transactions permitted under this Agreement;

(i) Liens securing Synthetic Lease Obligations; provided that such Liens attach only to (i) the assets that are subject to the related Synthetic Lease and (ii) Excess Synthetic Lease Collateral;

(j) Liens securing Debt permitted by paragraph (p) of Section 6.02; provided that such Liens attach only to the assets of Subsidiaries permitted to incur Debt under paragraph (p) of Section 6.02; and

(k) Liens not otherwise permitted by this Section; provided that the aggregate net book value of the assets subject thereto does not exceed $15,000,000 at any time.

SECTION 6.04. Restricted Payments. Holdings will not, and will not permit any Subsidiary to, (a) declare or pay any dividends on any of its Equity Interests (other than dividends payable solely by issuance of its Equity Interests (other than Disqualified Equity Interests) or rights to acquire such Equity Interests), (b) purchase or redeem any such Equity Interests or any warrants, units, options or other rights in respect of such Equity Interests (other than for consideration consisting of Equity Interests having terms not less favorable to the Lenders than the terms of the Equity Interests so purchased or redeemed), (c) make any other distribution to shareholders, (d) prepay, purchase, defease or redeem any Subordinated Debt, 10.75% Notes, Senior Notes, Replacement Senior Notes or any Debt incurred in reliance on clause (b) of Section 6.02 (all of the foregoing Debt described in this clause (d) being “Restricted Debt”), (e) make any payment of principal of or interest on, or acquire, redeem or otherwise retire, or make any other distribution in respect of, any of the QuIPS Debentures or the QuIPS Preferred Securities or (f) set aside funds for any of the foregoing (each of the foregoing events in clauses (a) through (f), a “Restricted Payment”); provided that (i) any Subsidiary may declare and pay dividends to Holdings or to any direct or indirect wholly owned Subsidiary; (ii) the U.S. Borrower may declare and pay dividends to Holdings; (iii) any Excluded Subsidiary may declare and pay dividends ratably with respect to its Equity Interests; (iv) the QuIPS Trust may make a distribution of Holdings’s common stock pursuant to the terms of the QuIPS Preferred Securities or the QuIPS Debentures; (v) so long as no Default exists or would result therefrom, Holdings may make payments on the QuIPS Debentures and permit the QuIPS Trust to make corresponding distributions on the QuIPS Preferred Securities in accordance with the terms of the QuIPS Indenture; (vi) so long as (x) no Default exists or would result therefrom and (y) the aggregate amount of all purchases of Equity Interests, warrants or units made by Holdings (or, prior to August 5, 1998, the U.S. Borrower) since October 1, 1997 (excluding purchases permitted by clause (xii) below) does not exceed $12,000,000, Holdings may purchase its common stock or warrants, or units issued in respect thereof, from time to time on terms consistent with those set forth under the heading “Certain Agreements Relating to the Outstanding Securities” in the U.S. Borrower’s Private Placement Memorandum dated

September 12, 1997; (vii) so long as no Default exists or would result therefrom, Holdings and any Subsidiary may prepay, purchase, defease or redeem, as applicable, any Restricted Debt with the proceeds of (A) an incurrence of Subordinated Debt permitted by Section 6.02(f), (B) with respect only to Restricted Debt incurred in reliance on Section 6.02(b), an incurrence of unsecured Debt permitted by Section 6.02(b) that has no amortization prior to the date that is six months after the Term Loan Maturity Date, (C) in the case of the 10.75% Notes, Senior Notes and Replacement Senior Notes, an incurrence of Replacement Senior Notes permitted by Section 6.02(o), (D) an issuance of Equity Interests (other than Disqualified Equity Interests) or (E) with respect to the 10.75% Notes, the issuance of the Senior Notes in connection with the Tender Offer, provided that such prepayment, purchase, defeasance or redemption, as the case may be, is consummated within 45 days of such incurrence or issuance, and provided further, that none of the 10.75% Notes shall be purchased pursuant to the Tender Offer unless the requirements of Section 6.15(a) have been satisfied; (viii) the U.S. Borrower may redeem the Senior Notes to the extent required by Section 6.15(b); (ix) Holdings may make Permitted Management Incentive Payments in an aggregate amount not to exceed $10,000,000 during any calendar year; (x) the U.S. Borrower may prepay, purchase, defease or redeem the 10.75% Notes if, at the time of any such prepayment, purchase, defeasance or redemption, the aggregate principal amount of outstanding 10.75% Notes does not exceed $25,000,000; (xi) Holdings and any Subsidiary, as applicable, may make any Exempted Payment; (xii) so long as no Default exists or would result therefrom, Holdings and its Subsidiaries may effect any other Restricted Payment; provided, that, at the time of and after giving effect to any such Restricted Payment, the aggregate amount of all Restricted Payments made pursuant to this clause (xii) on and after the Effective Date, together with aggregate amount of Investments made pursuant to clauses (l) and (q) of Section 6.10, shall not exceed the sum of (A) $200,000,000 plus (B) if the Funded Debt to Cash Flow Ratio is less than 3.5 to 1.0 as of the date such Restricted Payment is being made (determined after giving effect to such Restricted Payment and any Funded Debt that is incurred on such date), an aggregate amount equal to the sum of 33 1/3% of Consolidated Net Income for each Fiscal Quarter ending on or after June 30, 2004 and prior to the date such Restricted Payment is being made (and for which financial statements are available) for which Consolidated Net Income is positive; and (xiii) the 9.00% Redemption may be effected in accordance with Section 4.02(c). For the avoidance of doubt, nothing in this Section 6.04 shall prohibit Holdings from paying cash in lieu of issuing fractional Equity Interests of Holdings in connection with the conversion of Debt into such Equity Interests in accordance with the terms of such Debt. Nothing in this Section 6.04 shall prohibit Holdings from permitting the cashless exercise of any options or warrants for stock of Holdings.

SECTION 6.05. Mergers, Consolidations, Amalgamations, Sales. Holdings will not, and will not permit any Subsidiary to, be a party to any merger, consolidation or amalgamation, or purchase or otherwise acquire all or substantially all of the assets or any Equity Interests of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business (including sales or exchanges of equipment consistent with industry practice), sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for:

(a) any such merger or consolidation, amalgamation, sale, transfer, conveyance, lease or assignment of or by any direct or indirect wholly owned Subsidiary into Holdings or the U.S. Borrower or into, with or to any other direct or indirect wholly owned Subsidiary; provided that (i) no Subsidiary (other than a Special Purpose Vehicle) may merge, consolidate or amalgamate with and into a Special Purpose Vehicle such that the Special Purpose Vehicle is the surviving entity and (ii) all sales and other dispositions by any Subsidiary (other than a Special Purpose Vehicle) to a Special Purpose Vehicle shall be subject to the limitations set forth in clauses (d) and (e) below);

(b) any such purchase or other acquisition by Holdings or any direct or indirect wholly owned Subsidiary of the assets or Equity Interests of any direct or indirect wholly owned Subsidiary; provided that (i) purchases or acquisitions by a Special Purpose Vehicle from any Subsidiary (other than a Special Purpose Vehicle) shall be subject to the limitations set forth in clauses (d) and (e) below and (ii) no Special Purpose Vehicle may purchase the Equity Interests of any Subsidiary other than another Special Purpose Vehicle;

(c) any such purchase or other acquisition (including pursuant to a merger or an asset exchange of like-kind property) by Holdings or any direct or indirect wholly owned Subsidiary of the assets or the Equity Interests of any other Person (if, in the case of Equity Interests, after giving effect to such purchase or other acquisition, Holdings and such Subsidiaries own 100% of the Equity Interests of such Person (other than directors’ qualifying shares or similar Equity Interests)) where (i) such assets (in the case of an asset purchase) are for use, or such Person (in the case of a purchase of Equity Interests) is engaged, solely in the equipment rental and related businesses (including sales of equipment and contractor supplies), (ii) immediately before and after giving effect to such purchase or acquisition, no Default shall have occurred and be continuing, (iii) after giving effect to such purchase or acquisition, Holdings shall be in compliance with the covenants in Section 6.01, determined on a pro forma basis as if such purchase or acquisition had occurred at the beginning of the most recent period for testing compliance therewith, (iv) the Total U.S. $ Revolving Commitment minus the U.S. $ Revolving Exposure at the time of such purchase or acquisition (and after giving effect thereto) is not less than $150,000,000 and (v) the board of directors of such Person has not announced that it will oppose such acquisition and has not commenced any litigation which alleges that such acquisition violates or will violate any requirement of law or any contractual obligation of such Person;

(d) the sale, assignment or other transfer of (i) accounts receivable, lease receivables or other rights to payment pursuant to Receivables Securitization Transactions in an aggregate amount not to exceed $500,000,000 at any time outstanding (determined by reference to the amount of such receivables and other rights to payment that are outstanding at any time) or (ii) equipment and related assets (including leases, rental agreements, lease receivables, rights to payment and similar interests, and other rights and assets described in the definition of Equipment Securitization Transaction) pursuant to Equipment Securitization Transactions, provided that if the aggregate net book value of such equipment and related assets sold, assigned or transferred by Holdings or any of its Subsidiaries pursuant to such Equipment Securitization Transactions shall exceed $250,000,000 (the amount of such excess at such time being the “Excess Amount”), then, unless a Reinvestment Notice shall be delivered in respect thereof within 3 Business Days, cash in an amount equal to the Excess Amount (less any amount in respect of which a Reinvestment Notice has been delivered) shall be applied within three Business Days toward the prepayment of the Loans and the reduction of the Commitments in the manner set forth in Section 2.11(j); provided that at the time of and after giving effect to any such sale, assignment or other transfer pursuant to clause (i) or (ii) above (other than any such sale, assignment or other transfer (“Excluded Transfers”) (1) made solely to effect a replacement or substitution of assets of equivalent value under an Equipment Securitization or (2) made at any time if, immediately after giving effect thereto, the aggregate Securitization Obligations outstanding under the applicable Securitization Transaction would not exceed the largest aggregate amount of Securitization Obligations outstanding under such Securitization Transaction at any one time since the later of the Effective Date and the date of the then- most recent reduction (if any) in the maximum Securitization Obligations that may be incurred under such Securitization Transaction) Holdings and the Borrowers shall be in compliance with the Loan Documents (including compliance with Section 6.01, determined on a pro forma basis as if such sale, assignment or transfer had occurred at the beginning of the most recent period for testing compliance therewith);

(e) sales and dispositions of assets (including all the stock then held by Holdings and the Subsidiaries of Subsidiaries, sales pursuant to sale and leaseback transactions and asset exchanges of like-kind property), in addition to sales and other dispositions in the ordinary course of business or permitted by clause (d), so long as the net book value of (i) all assets disposed of by Holdings and any Subsidiary (other than any ES Special Purpose Vehicle) in like-kind exchanges in any Fiscal Year does not exceed 5% of the net book value of the consolidated assets of Holdings and its Subsidiaries (excluding ES Special Purpose Vehicles) as of the last day of the preceding Fiscal Year and (ii) all other assets sold or otherwise disposed of by Holdings and any Subsidiary (other than any ES Special Purpose Vehicle) in any Fiscal Year does not exceed 5% of the net book value of the consolidated assets of Holdings and its Subsidiaries (excluding ES Special Purpose Vehicles) as of the last day of the preceding Fiscal Year; and

(f) any such purchase or other acquisition permitted by Section 6.10(l) or (q).

SECTION 6.06. Modification of Certain Documents. Holdings will not permit the Certificate or Articles of Incorporation, By-Laws or other organizational documents of Holdings or any Subsidiary, or any Senior Note Document, any Subordinated Note Indenture or any other document evidencing or setting forth the terms applicable to any Subordinated Debt or any other Restricted Debt, to be amended or modified in any way which might reasonably be expected to materially adversely affect the interests of the Lenders. The Borrower will not designate any Debt (including the Senior Notes) as “Designated Senior Indebtedness” for purposes of, and as defined in, any Subordinated Note Indenture, except pursuant to Section 9.14.

SECTION 6.07. Transactions with Affiliates. Holdings will not, and will not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than Holdings and the Subsidiaries) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates; provided that (a) Holdings may enter into transactions with Acquisition Subsidiaries or the QuIPS Trust, and (b) Holdings or any Subsidiary may enter into (i) employment contracts, consulting arrangements, indemnification and reimbursement arrangements, incentive and other compensation arrangements (including benefit plans) and similar arrangements entered into with employees, officers and directors of Holdings or any of the Subsidiaries, in each case in the ordinary course of business, (ii) transactions with any Special Purpose Vehicle in connection with any Securitization Transaction, to the extent permitted by the terms of this Agreement and (iii) transactions permitted under the first proviso to Section 6.04 (other than clause (vii) of such first proviso) and under 6.10(g).

SECTION 6.08. Inconsistent Agreements. Holdings will not, and will not permit any Subsidiary to, enter into any agreement containing any provision which (a) would be violated or breached by the performance by Holdings or any Subsidiary of any of its obligations hereunder or under any other Loan Document or (b) would prohibit Holdings or any Subsidiary (other than any Excluded Subsidiary (other than an Acquisition Subsidiary)) from granting to the Collateral Agent, for the benefit of the Lenders, a Lien on any of its assets.

SECTION 6.09. Business Activities. Holdings will not, and will not permit any Subsidiary (other than the QuIPS Trust, any Special Purpose Vehicle and the Insurance Subsidiary) to, engage in any line of business other than the equipment rental business and sales of equipment and contractor supplies and businesses reasonably related thereto.

SECTION 6.10. Advances and Other Investments. Holdings will not, and will not permit any Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except (without duplication) the following:

(a) Investments existing on the Effective Date in Equity Interests of wholly owned Subsidiaries identified in Schedule 3.12;

(b) Investments in Equity Interests acquired after the Effective Date in transactions permitted as acquisitions of Equity Interests or assets pursuant to Section 6.05;

(c) in the ordinary course of business, contributions by Holdings to the capital of any of its Subsidiaries, or by any such Subsidiary to the capital of any of its Subsidiaries;

(d) in the ordinary course of business, Investments by the U.S. Borrower in Holdings or in any Subsidiary or by any Subsidiary in Holdings, the U.S. Borrower or any other Subsidiary, by way of intercompany loans, advances or guaranties, all to the extent permitted by Section 6.02;

(e) Suretyship Liabilities permitted by Section 6.02;

(f) good faith deposits made in connection with prospective acquisitions of Equity Interests or assets permitted by Section 6.05;

(g) loans (and Suretyship Liabilities in respect of loans) to officers and employees not exceeding (i) $1,000,000 in the aggregate to any single individual or (ii) $10,000,000 in the aggregate for all such individuals at any one time outstanding;

(h) Investments by Holdings or the U.S. Borrower in Subsidiaries (other than Special Purpose Vehicles);

(i) Investments by Holdings in the QuIPS Trust existing on the Effective Date;

(j) Cash Equivalent Investments;

(k) Investments by Holdings or any Subsidiary in any Special Purpose Vehicle; provided that the aggregate amount of all such Investments made in cash shall not exceed $50,000,000;

(l) Investments in other Persons; provided that the amount of such Investments, together with the aggregate amount of any purchases and redemptions made pursuant to clause (q) below and Restricted Payments made pursuant to clause (xii) of the first proviso to Section 6.04, does not exceed the amount permitted by such clause since the Effective Date;

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(n) Investments to the extent made with Equity Interests (other than Disqualified Equity Interests) of Holdings; provided that after giving effect to any such Investment, Holdings and the Subsidiaries are in compliance with all covenants set forth in this Article VI (including compliance with Section 6.01 determined on a pro forma basis as if such Investment had occurred at the beginning of the most recent period for testing compliance therewith);

(o) Investments pursuant to customer financing programs; provided, that the aggregate amount of such Investments at any time outstanding shall not exceed $20,000,000;

(p) Investments received as consideration in connection with sales of assets permitted by Section 6.05; provided, that the aggregate amount of all Investments permitted by this clause (p) shall not exceed $25,000,000 at any time outstanding; and

(q) purchases or redemptions by Holdings and wholly owned Subsidiaries (other than Excluded Subsidiaries) of minority Equity Interests in Excluded Subsidiaries; provided that the aggregate amount of any such purchases or redemptions, together with the aggregate amount of any Investments made pursuant to clause (l) above and any Restricted Payments made pursuant to clause (xii) of the first proviso to Section 6.04, does not exceed the amount permitted by such clause since the Effective Date;

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (y) no Investment otherwise permitted by clause (b), (e), (f), (g), (k) and (p) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing; and (z) the aggregate amount of Investments by U.S. Loan Parties in Subsidiaries (other than Special Purpose Vehicles) that are not U.S. Loan Parties shall not at any time exceed 25% of the consolidated assets of Holdings and its Subsidiaries.

SECTION 6.11. Location of Assets. Holdings will not permit at any time more than 25% of the consolidated assets of Holdings and its Subsidiaries to be owned by Subsidiaries (other than Special Purpose Vehicles) that are not U.S. Loan Parties.

SECTION 6.12. QuIPS Documents. Holdings will not permit any amendment to or modification of the QuIPS Debentures, the QuIPS Preferred Securities, either QuIPS Guarantee or the QuIPS Indenture which, in any such case, is adverse to the interests of the Lenders.

SECTION 6.13. Securitization Obligations. Holdings will not permit any Securitization Obligation to be incurred or any sale, assignment or other transfer of assets to be made pursuant to any Securitization Transaction if (and to the extent that) at the time thereof and after giving effect thereto (a) in the case of a Receivables Securitization Transaction, the aggregate amount of accounts receivable, lease receivables and other rights to payment subject to all Receivables Securitization Transactions would exceed $500,000,000 (determined by reference to the outstanding amount thereof at the time); (b) in the case of an Equipment Securitization Transaction (unless the incurrence of such Securitization Obligation or the making of such sale, assignment or other transfer relates solely to (or constitutes only) an Excluded Transfer), the Borrowers would be unable to satisfy the requirements of Section 6.05(d) (without in any way limiting the obligations of Holdings and the Borrowers to comply with the other Sections of this Agreement); or (c) after giving effect to any such Securitization Transaction, Holdings and the Subsidiaries would not be in compliance with all covenants set forth in this Article VI (including compliance with Section 6.01 (unless the incurrence of such Securitization Obligation or the making of such sale, assignment or other transfer relates solely to (or constitutes only) an Excluded Transfer), determined on a pro forma basis as if such Securitization Transaction had occurred at the beginning of the most recent period for testing compliance therewith).

SECTION 6.14. Activities of Certain Loan Parties. None of UR Nova Scotia (No. 1), UR Nova Scotia (No. 2) or UR Partnership shall engage in any activities other than the performance of its obligations under the Loan Documents (including the activities referred to in Section 5.11), the entering into as lessee, and performance of its obligations under, an operating lease with respect to the office space to be used by it, the making of investments permitted by this Agreement in Loan Parties with its income and activities reasonably incidental to the foregoing.

SECTION 6.15. Issuance of Senior Notes; Tender Offer. (a) The U.S. Borrower shall not consummate the Tender Offer unless (i) the Senior Notes shall have been issued by the U.S. Borrower on terms and pursuant to documentation reasonably satisfactory to the Agents (including the redemption terms in respect of such Senior Notes) and (ii) the U.S. Borrower shall have received gross cash proceeds from the issuance thereof in an amount no less than the amount (including tender premium but excluding accrued interest in respect of the 10.75% Notes to be purchased) required to effect the Tender Offer minus $5,000,000; provided, that the Tender Offer shall be consummated, if at all, on the date on which the U.S. Borrower shall have received gross cash proceeds pursuant to an issuance of the Senior Notes that satisfies the requirements specified in clauses (i) and (ii) above.

(b) All net proceeds from the issuance of the Senior Notes remaining after consummating the Tender Offer in accordance with Section 6.15(a) above shall be irrevocably deposited into an escrow (in form and substance reasonably satisfactory to the U.S. Administrative Agent), and such proceeds shall be released as follows: (i) if the face amount of 10.75% Notes actually purchased by the U.S. Borrower pursuant to the Tender Offer represents less than 97% of the total face amount of 10.75% Notes that were offered to be purchased by the U.S. Borrower pursuant thereto, then the U.S. Borrower shall redeem a specified principal amount of the Senior Notes equal to the difference between the amount of gross cash proceeds from the issuance of the Senior Notes and the total consideration (including tender premium but excluding accrued interest in respect of the 10.75% Notes so purchased) paid by the U.S. Borrower pursuant to the Tender Offer, and the necessary funds shall be released from escrow and irrevocably deposited with the trustee in respect of such Senior Notes for payment to the holders thereof or (ii) if the total face amount of 10.75% Notes actually purchased by the U.S. Borrower pursuant to the Tender Offer represents 97% or more of the total face amount of 10.75% Notes that were offered to be purchased by the U.S. Borrower pursuant thereto, or if any proceeds remain in escrow following the redemption described in clause (i) above, then such proceeds shall be released from escrow to the U.S. Borrower as long as (A) Holdings would be in pro forma compliance with the covenants contained in Section 6.01 after giving effect to such release and (B) no Default would result therefrom.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Holdings or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of Holdings or any Borrower) or 5.11 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from the applicable Administrative Agent to Holdings (which notice will be given at the request of any Lender);

(f) Holdings or any Subsidiary (other than a Special Purpose Vehicle) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt (excluding Holdbacks), when and as the same shall become due and payable (subject to the expiration of any applicable grace period); or any failure of payment of the type referred to above shall occur under the terms of any Holdback owed by Holdings or any Subsidiary (other than a Special Purpose Vehicle) that in the aggregate (for all Holdbacks so affected) constitute Material Debt; provided that no amount payable in respect of any Holdback shall be deemed to be in default to the extent that the obligation to pay such amount is being contested by Holdings or the applicable Subsidiary in good faith and by appropriate proceedings and appropriate reserves have been set aside in respect of such amount;

(g) any event or condition occurs that results in any Material Debt (excluding Holdbacks and other than the Material Debt of a Special Purpose Vehicle) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt (excluding Holdbacks and other than the Material Debt of a Special Purpose Vehicle) or any trustee or agent on its or their behalf to cause any Material Debt (excluding Holdbacks and other than the Material Debt of a Special Purpose Vehicle) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt; or any event or condition of the type referred to above shall occur under the terms of any Holdback owed by Holdings or any Subsidiary (other than a Special Purpose Vehicle) that in the aggregate (for all Holdbacks so affected) constitute Material Debt;

provided that no amount payable in respect of any Holdback shall be deemed to be in default to the extent that the obligation to pay such amount is being contested by Holdings or the applicable Subsidiary in good faith and by appropriate proceedings and appropriate reserves have been set aside in respect of such amount; or Holdings or any Subsidiary (other than a Special Purpose Vehicle) shall be required to purchase, or any Person shall be entitled (with or without the giving of notice, the lapse of time or both) to require Holdings or any such Subsidiary to purchase, any assets for a purchase price exceeding $25,000,000 previously sold by Holdings or any Subsidiary pursuant to a Securitization Transaction;

(h) default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, Holdings or any Subsidiary (other than a Special Purpose Vehicle) with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with other such defaults might reasonably be expected to have a Material Adverse Effect (except only to the extent that the existence of any such default is being contested by Holdings or such Subsidiary in good faith and by appropriate proceedings and appropriate reserves have been made in respect of such default);

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings or any Subsidiary (other than a Special Purpose Vehicle) or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Subsidiary (other than a Special Purpose Vehicle) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) Holdings or any Subsidiary (other than a Special Purpose Vehicle) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Subsidiary (other than a Special Purpose Vehicle) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) Holdings or any Subsidiary (other than a Special Purpose Vehicle) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more final judgments for the payment of money in an aggregate amount in excess of $25,000,000 (or its equivalent in any other currency) shall be rendered against Holdings, any of its Subsidiaries (other than a Special Purpose Vehicle)

or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings or any Subsidiary (other than a Special Purpose Vehicle) to enforce any such judgment;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n) any Security Document or Guarantee Agreement, or any material provision of any Security Document or Guarantee Agreement, shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Agents or any Lender) or any Loan Party shall deny or disaffirm in writing such Loan Party’s Obligations under any Security Document or Guarantee Agreement;

(o) any Lien purported to be created under any of the Security Documents shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document and within the time period specified in the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the applicable Loan Documents or (ii) as a result of the acts or omissions of the applicable Collateral Agent, including any failure to maintain possession of any stock certificates, promissory notes, certificates of title or other instruments delivered to it under any Loan Document;

(p) a Change in Control shall occur; or

(q) any event or condition described in clause (f), (g), (h), (i), (j), (k) or (l) occurs with respect to any Subsidiary that is a Special Purpose Vehicle that would constitute an Event of Default under such clause if Special Purpose Vehicles were not excluded therefrom, unless (i) such Special Purpose Vehicle is an “Unrestricted Subsidiary” as defined in the Subordinated Note Indentures and the U.S. Borrower is in compliance with the last paragraph of Section 10.18(a) of the Subordinated Note Indentures (other than any non-compliance solely as a result of the existence of this clause (q)) and (ii) neither Holdings nor any other Subsidiary (other than a Special Purpose Vehicle) is liable for any Material Debt of such Special Purpose Vehicle;

then, and in every such event (other than an event with respect to either Borrower described in clause (i) or (j) of this Article VII), and at any time thereafter during the continuance of such event, the U.S. Administrative Agent may, and at the request of the Required Lenders shall, by notice to the U.S. Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans (including the face amount of B/As and B/A Equivalent Notes) then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (i) or (j) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agents and the Collateral Agents

Each of the Lenders and the Issuing Bank hereby irrevocably appoints each Agent as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Canadian Collateral Agent hereby agrees to act as the fondé de pouvoir (i.e., holder of the power of attorney) of the Canadian Secured Parties to the extent necessary or desirable for the purposes of creating, maintaining or enforcing any security interest created or established or to be created or established under any of the Canadian Security Documents including entering into the Canadian Security Documents and exercising all or any of the rights, powers, trusts or duties conferred upon the Canadian Collateral Agent therein or conferred upon the Canadian Collateral Agent hereunder with respect to such security interest, and each Canadian Secured Party by executing this Credit Agreement accepts the Canadian Collateral Agent as the fondé de pouvoir of such Canadian Secured Party for such purposes.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrowers or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, any Borrower or any of the Subsidiaries that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, any Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Either Collateral Agent may (and shall at the request of any Loan Party), without the approval of any other Secured Party, (a) release any Collateral under any Security Document which is permitted to be sold or disposed of or otherwise released pursuant to this Agreement and execute and deliver such releases as may be necessary to terminate of record such Collateral Agent’s security interest in such Collateral, (b) release any Loan Party from its obligations under the applicable Guarantee Agreement if such Loan Party ceases to be a Subsidiary pursuant to a transaction which is permitted under this Agreement and (c) subordinate the interest of such Collateral Agent in any Collateral to the holder of any Lien on such Collateral which is permitted by clause (d), (h) or (i) of Section 6.03. In determining whether any such release or subordination is permitted under this Agreement, each Collateral Agent (i) may rely, as to factual matters, on a certificate from any Borrower and (ii) may (but shall not be obligated to) seek (and, if obtained, rely upon) instructions from the Required Lenders. In addition, the Collateral Agents may release all Collateral upon receipt of written notice from the Administrative Agents that all obligations of the Loan Parties hereunder and under the other Loan Documents have been paid in full (other than contingent obligations (A) in respect of Letters of Credit which have been cash collateralized or otherwise provided for to the satisfaction of the Issuing Bank and (B) arising under provisions of this Agreement which by their terms survive termination hereof) and all Commitments have been terminated.

Each Agent may perform any of and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Any Agent may resign at any time upon 30 days’ notice to the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall, with (so long as no Default exists) the consent of the U.S. Borrower (which consent shall not be unreasonably withheld or delayed), have the right to appoint a successor; provided that, in the case of the resignation of the Canadian Administrative Agent or the Canadian Collateral Agent, Lenders holding a majority of the Canadian Revolving Loans shall, with (so long as no Default exists) the consent of the Canadian Borrowers (which consent shall not be unreasonably withheld or delayed), have such right. If no successor shall have been so appointed by the Required Lenders (or the Canadian Revolving Lenders, in the case of the Canadian Administrative Agent or the Canadian Collateral Agent) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank having a combined capital and surplus of at least $500,000,000 (or in the case of a successor to the Canadian Administrative Agent or the Canadian Collateral Agent, a Canadian bank with an office in Toronto having a combined capital and surplus of at least $500,000,000). Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the applicable Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the applicable Borrower and such successor. After the applicable Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent. If no successor Agent has accepted appointment as the applicable Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders (or, in the case of the Canadian Administrative Agent and the Canadian Collateral Agent, the Canadian Revolving Lenders) shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to Holdings, the U.S. Borrower or either Canadian Borrower, to it at c/o United Rentals, Inc., Five Greenwich Office Park, Greenwich, CT 06830, Attention of Chief Financial Officer (Telecopy No. (203) 622-6080);

(ii) if to the U.S. Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin - 10th Floor, Houston, TX 77002, Attention of Trey E. Chavez (Telecopy No. (713) 750-2666), with a copy to JPMorgan Chase Bank, 270 Park Avenue, 47th Floor, New York, New York 10017, Attention of Randolph E. Cates (Telecopy No. (212) 270-6637);

(iii) if to either Collateral Agent, to Bank of America, N.A., Agency Management, 231 South LaSalle Street, Chicago, Illinois 60604, Attention of David A. Johanson (Telecopy No. (877) 206-8410);

(iv) if to the Canadian Administrative Agent, to JPMorgan Chase Bank, Toronto Branch, 200 Bay Street, Suite 1800, Royal Bank Plaza, South Tower, Toronto, Ontario, Canada M5J 2J2, Attention of Funding Officer (Telecopy No. (416) 981-9128);

(v) if to the Issuing Bank, to JPMorgan Chase Bank, Standby Letter of Credit Department, 10420 Highland Manor Drive - Building #2, 4th Floor, Tampa, FL 33610, Attention of James Alonzo (Telecopy No. (813) 432-5161);

(vi) if to the Swingline Lender, to JPMorgan Chase Bank, 1111 Fannin - 10th Floor, Houston, TX 77002, Attention of Trey E. Chavez (Telecopy No. (713) 750-2666); and

(vii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the U.S. Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, and the applicable Lender. The U.S. Administrative Agent, the Canadian Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications by it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of any Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, the funding of a Tranche B Credit-Linked Deposit or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.21 with respect to an Incremental Facility Amendment or Section 2.25 with respect to an increase in the Canadian Revolving Commitments, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the applicable Agent, and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement (including pursuant to Section 2.11(d)), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (including pursuant to Section 2.11(d)), or extend the date on which the Tranche B Credit-Linked Deposits are required to be returned in full to the Tranche B Lenders, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) or 2.11(e) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders”, “Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class or Tranche B Lenders) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release any Loan Party from its guarantee under the applicable Guarantee Agreement (except as expressly provided therein) or release the U.S. Borrower from its Guaranty set forth in Article XI, or limit such Loan Party’s or the U.S. Borrower’s liability in respect of such Guarantee Agreement or Guaranty, as the case may be, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided therein), without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class, or (ix) change Section 2.10(c), change Section 2.11(c) in a manner that would alter the order of the application of the payments contemplated by the second sentence thereof, or change Section 2.11(j) in a manner that would alter the order of the application of the payments contemplated by the first sentence thereof, without the written consent of Lenders holding a majority in interest of Term Loans; provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agents, the Issuing Bank or the Swingline Lender without the prior written consent of the applicable Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the U.S. $ Revolving Lenders (but not the Term Lenders, the Incremental Term Lenders, the Canadian Revolving Lenders, the Additional Revolving Lenders or the Tranche B Lenders), the Canadian Revolving Lenders and Additional Revolving Lenders (including any change in the identity of either Canadian Borrower) (but not the U.S. $ Revolving Lenders, the Term Lenders, the Incremental Term Lenders or the Tranche B Lenders), the Initial Term Lenders (but not the Revolving Lenders, the Additional Revolving Lenders, the Canadian Revolving Lenders, the Tranche B Term Loan Lenders, the Incremental Term Lenders or the Tranche B Lenders), the Tranche B Term Loan Lenders (but not the Revolving Lenders, the Additional Revolving Lenders, the Canadian Revolving Lenders, the Initial Term Lenders, the Incremental Term Lenders or the Tranche B Lenders), the Incremental Term Lenders (but not the Revolving Lenders, the Additional Revolving Lenders, the Canadian Revolving Lenders, the Term Lenders or the Tranche B Lenders) or the Tranche B Lenders (but not the U.S. $ Revolving Lenders, the Term Lenders, the Incremental Term Lenders, the Canadian Revolving Lenders or the Additional Revolving Lenders) may be effected by an agreement or agreements in writing entered into by

Holdings, the Borrowers and the requisite percentage in interest of the affected Class of Lenders. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Holdings, the Borrowers, the Required Lenders and each Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate (but such Lender shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03) upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and is released from its obligations hereunder. In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.02(b) being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the U.S. Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, the U.S. Administrative Agent or another assignee that is acceptable to the U.S. Administrative Agent shall have the right with the U.S. Administrative Agent’s consent and in the U.S. Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the U.S. Administrative Agent’s request, sell and assign to the Lender that is acting as the Administrative Agent or such other assignee, all of the Commitments, Term Loans, Revolving Exposures and Tranche B LC Exposures of such Non-Consenting Lender for an amount equal to the principal balance of all Term Loans, Revolving Loans (and funded participations in Swingline Loans and unreimbursed LC Disbursements) and Tranche B Credit-Linked Deposits held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, and all other amounts due and owing hereunder, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 9.04(b).

(c) For purposes of this Section 9.02, if any waiver, amendment or modification affecting the terms and conditions of Tranche B Term Loans is made at any time when there are any Tranche B Credit-Linked Deposits, then such Tranche B Credit-Linked Deposits shall be treated as Tranche B Term Loans (in an amount equal to the amount of such Tranche B Credit-Linked Deposits) and Tranche B Lenders in respect of such Tranche B Credit-Linked Deposits shall be treated as Tranche B Term Loan Lenders.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable fees, charges and disbursements of one counsel in each relevant jurisdiction (unless the U.S. Borrower consents to more than one counsel) for each of (A) the Administrative Agents and (B) the Collateral Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of counsel for each Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify the Agents, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Holdings or any Subsidiary, or any Environmental Liability related in any way to Holdings or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. It is understood that this Section shall not be construed as a guarantee by the Borrowers of the return by the U.S. Administrative Agent of Tranche B Credit-Linked Deposits to the Tranche B Lenders when due or any return thereon payable by the U.S. Administrative Agent.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to any Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to such Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, Tranche B LC Exposures outstanding Term Loans and unused Commitments and at the time.

(d) To the extent permitted by applicable law, neither Holdings nor the Borrowers shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

(f) Notwithstanding the foregoing, the Canadian Borrowers shall not have any liability pursuant to this Section 9.03 other than to the Canadian Administrative Agent, the Canadian Collateral Agent and the Canadian Revolving Lenders (and assignees thereof pursuant to Section 9.04 or 10.01)

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) neither Holdings nor the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights and obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (f) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans or Tranche B Credit-Linked Deposits at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the U.S. Borrower or the applicable Canadian Borrower, as applicable; provided, that no consent of any Borrower shall be required for an assignment to a Lender or Lender Affiliate or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable (provided, that no consent of the U.S. Administrative Agent or the Canadian Administrative Agent shall be required for any assignment of Loans to a Lender or Lender Affiliate or any assignments of Revolving Commitments to a Revolving Lender); and

(C) in the case of an assignment of all or a portion of a U.S. $ Revolving Commitment, Tranche B Credit-Linked Deposit or any Lender’s obligations in respect of its LC Exposure, the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or a Lender Affiliate of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (1) $1,000,000, in the case of an assignment of Term Loans, Initial Term Loan Commitments, Tranche B Commitments or Tranche B Credit-Linked Deposits, or (2) $5,000,000 in the case of an assignment of Revolving Loans, Revolving Commitments, Additional Revolving Loans or Additional Revolving Commitments, in each case unless each of the U.S. Borrower and the U.S. Administrative Agent, or the applicable Canadian Borrower and the Canadian Administrative Agent, as applicable, otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that, subject to clause (E) below, this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments, Loans or Tranche B Credit-Linked Deposits;

(C) the parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire; and

(E) each assignment by a Canadian Revolving Lender (or, in the case of a Canadian Revolving Lender that is not a resident Canadian chartered bank or Canadian Schedule I chartered bank, its Designated U.S. Affiliate) shall be (1) to an assignee that is able to comply with the reallocation mechanism set forth in Section 2.24 after giving effect to such assignment, (2) to an assignee that agrees to make (individually or together with a U.S. Affiliate) Canadian Revolving Loans and Additional Revolving Loans as required pursuant to Section 2.24 (and, if such assignee is not a Canadian Schedule I chartered bank, such assignee must designate in the applicable Assignment and Assumption a U.S. Affiliate for purposes of making Additional Revolving Loans) and (3) comprised of all or a pro rata portion of such Lender’s Canadian Revolving Commitments and Additional Revolving Commitments.

(c) Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section. Without the consent of the U.S. Borrower (which consent shall not be unreasonably withheld) and the U.S. Administrative Agent, the Tranche B Credit-Linked Deposit of any Tranche B Lender shall not be released in connection with any assignment by such Tranche B Lender, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Section 2.05 to satisfy such assignee’s obligations in respect of Tranche B LC Disbursements.

(d) Each of the U.S. Administrative Agent and the Canadian Administrative Agent, acting for this purpose as an agent of the applicable Borrower, shall maintain at its address referred to in Section 9.01 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (each, a “Register”). The entries in a Register shall be conclusive, and Holdings, the Borrowers, the Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in a Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each Register shall be available for inspection by the Borrowers, the Collateral Agents, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the applicable Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) Any Lender may, without notice to or the consent of any party, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Tranche B Credit-Linked Deposits and participations in Tranche B Letters of Credit owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Holdings, the Borrowers, the Agents, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (g) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(g) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 2.17(e) and Section 2.17(f) as though it were a Lender.

(h) In the event that S&P or Moody’s shall, after the date that any Lender becomes a Revolving Lender, downgrade the long-term certificate of deposit ratings of such Revolving Lender, and the resulting ratings shall be BBB+ or lower, in the case of S&P, or Baa1 or lower, in the case of Moody’s, then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the U.S. Administrative Agent, to replace (or to request the U.S. Borrower to use its reasonable efforts to replace) such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without representation, warranty or recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Revolving Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder (in its capacity as a Revolving Lender).

(i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(j) Notwithstanding anything to the contrary contained in this Section 9.04, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to each Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrowers or any Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and each Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. As this Section 9.04(h) applies to any particular SPV, this Section may not be amended without the written consent of such SPV.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the return of the Tranche B Credit-Linked Deposits, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the U.S. Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the applicable Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notwithstanding anything to the contrary contained in any of the Loan Documents, no proceeds of the exercise of any such lien, setoff or similar right against either Canadian Borrower or their subsidiaries shall be applied to the payment of any amounts other than amounts owing by such Canadian Borrower hereunder in respect of Canadian Revolving Borrowings.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of Holdings and the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Agents, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrowers or their properties in the courts of any jurisdiction.

(c) Each of Holdings and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and use the information only in connection with the administration of this Agreement and the other Loan Documents or in connection with any other extension of credit or proposed extension of credit to Holdings or a Subsidiary by the Agents, the Issuing Bank or the Lenders, as applicable, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors in connection with the administration of this Agreement and the other Loan Documents, and to any creditor with a contractual right to inspect its books and records or to any direct or indirect contractual counterparty in swap agreements or to such contractual counterparty’s professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or by the National Association of Insurance Commissioners, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of Holdings, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agents, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrowers or (i) on a confidential basis, to any rating agency for purposes of obtaining a rating of a Lender or its obligations. For the purposes of this Section, “Information” means all information received from Holdings or the Borrowers relating to Holdings or Borrower or its business, other than any such information that is available to the Agents, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrowers; provided that, in the case of information received from Holdings or the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate (or, in the case of amounts owed to Canadian Revolving Lenders, the Canadian Prime Rate) to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Designated Senior Indebtedness. The U.S. Borrower hereby designates the Loans and all other Obligations of the U.S. Borrower hereunder and under the other Loan Documents as “Designated Senior Indebtedness” for purposes of, and as defined in, each Subordinated Note Indenture.

SECTION 9.15. Judgment Currency. (a) The Borrowers’ obligations hereunder and under the other Loan Documents to make payments in Dollars or in Canadian Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agents, the Collateral Agents or a Lender of the full amount of the Obligation Currency expressed to be payable to such Administrative Agent, Collateral Agent or Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against either of the Borrowers or any other Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Dollar Equivalent of such amount, in the case of any Canadian Dollars, and, in the case of other currencies, the rate of exchange (as quoted by the U.S. Administrative Agent or, if the U.S. Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the U.S. Administrative Agent) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar Equivalent or rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 9.16. Limitation on Liability. Notwithstanding anything to the contrary in this Agreement, the Canadian Borrowers shall not have any liability to any party with respect to any representation or warranty made pursuant hereto or the breach of any covenant set forth herein other than to the Canadian Administrative Agent, the Canadian Collateral Agent and the Canadian Revolving Lenders (and assignees thereof pursuant to Section 9.04 or Section 10.01).

ARTICLE X

Collection Allocation Mechanism

SECTION 10.01. Implementation of CAM. (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) each U.S. $ Revolving Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the U.S. Administrative Agent in accordance with Section 2.04(c)) participations in the Swingline Loans in an amount equal to such U.S. $ Revolving Lender’s Applicable Percentage of each Swingline Loan outstanding on such date and (iii) the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04) be deemed to have exchanged interests in the Credit Facilities such that in lieu of the interest of each Lender in each Credit Facility in which it shall participate as of such date (including such Lender’s interest in the Designated Obligations of each Loan Party in respect of each such Credit Facility), such Lender shall hold an interest in every one of the Credit Facilities (including the Designated Obligations (including Swingline Exposure) of each Loan Party in respect of each such Credit Facility, each Tranche B Credit-Linked Deposit and each LC Reserve Account established pursuant to Section 10.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Credit Facility. Each Loan Party agrees from time to time to execute and deliver to the U.S. Administrative Agent all such notes and other instruments and documents as the U.S. Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any notes originally received by it in connection with its Loans hereunder to the U.S. Administrative Agent against delivery of new notes evidencing its interests in the Credit Facilities; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agents or the Collateral Agents pursuant to any Loan Document in respect of the Designated Obligations, each release by the U.S. Administrative Agent to the Lenders of Tranche B Credit-Linked Deposits from the Tranche B Credit-Linked Deposit Account, and each distribution made by the Collateral Agents pursuant to any Security Documents in respect of the Designated Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Designated Obligation shall be paid over to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, for distribution to the Lenders in accordance herewith.

SECTION 10.02. Letters of Credit. (a) In the event that on the CAM Exchange Date any U.S. Revolving Letter of Credit shall be outstanding and undrawn in whole or in part, each U.S. $ Revolving Lender shall promptly pay over to the U.S. Administrative Agent, in immediately available funds, an amount equal to such U.S. $ Revolving Lender’s Applicable Percentage (as notified to such Lender by the U.S. Administrative Agent) of such U.S. Revolving Letter of Credit undrawn face amount, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the U.S. Administrative Agent at the rate that would be applicable at the time to an ABR U.S. $ Revolving Loan in a principal amount equal to such amount, as the case may be. The U.S. Administrative Agent shall establish a separate account or accounts for each Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The U.S. Administrative Agent shall deposit in each Lender’s LC Reserve Account such Lender’s CAM Percentage of the amounts received from the U.S. $ Revolving Lenders as provided above. The U.S. Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The U.S. Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each U.S. Revolving Letter of Credit and the amounts on deposit in respect of each U.S. Revolving Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s LC Reserve Account shall be held as a reserve against the U.S. Revolving LC Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, (i) the U.S. Administrative Agent shall, at the request of the Issuing Bank, to the extent such drawing constitutes a U.S. Revolving LC Disbursement, withdraw from the LC Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such U.S. Revolving LC Disbursement, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Issuing Bank, as applicable, in satisfaction of the reimbursement obligations of the U.S. $ Revolving Lenders under Section 2.05(e) (but not of the U.S. Borrower under Section 2.05(e)), and (ii) to the extent such drawing constitutes a Tranche B LC Disbursement, the U.S. Administrative Agent shall withdraw from the Tranche B Credit-Linked Deposit of each Lender such Lender’s CAM Percentage of such Tranche B LC Disbursement and deliver such amounts to the Issuing Bank as contemplated by Section 2.05(e). In the event any U.S. $ Revolving Lender shall default on its obligation to pay over any amount to the U.S. Administrative Agent in respect of any U.S. Revolving Letter of Credit as provided in this Section 10.02, the applicable Issuing Bank shall, in the event of a drawing thereunder, have a claim against such U.S. $ Revolving Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(e), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the U.S. Borrower’s reimbursement obligations pursuant to Section 10.01. Each other Lender shall have a claim against such defaulting U.S. $ Revolving Lender for any damages sustained by it as a result of such default, including, in the event such U.S. Revolving Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the U.S. Administrative Agent shall (i) to the extent such Letter of Credit constitutes a U.S. Revolving Letter of Credit, withdraw from the LC Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender, and (ii) to the extent such Letter of Credit constitutes a Tranche B Letter of Credit, withdraw from the Tranche B Credit-Linked Deposit of each Lender the portion of such deposit attributable to such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the U.S. Administrative Agent and the applicable Issuing Bank, any Lender may withdraw its Tranche B Credit-Linked Deposit and the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the U.S. Administrative Agent, for the account of the Issuing Bank, on demand, its CAM Percentage of such drawing.

(e) Pending the withdrawal by any Lender of any amounts from its LC Reserve Account as contemplated by the above paragraphs, the U.S. Administrative Agent will, at the direction of such Lender and subject to such rules as the U.S. Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash Equivalent Investments. Each Lender that has not withdrawn its CAM Percentage of amounts in its LC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the U.S. Administrative Agent, to withdraw the earnings on investments so made by the U.S. Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

SECTION 10.03. Conversion. In the event the CAM Exchange Date shall occur, Obligations owed by the Loan Parties denominated in Canadian Dollars shall, automatically and with no further act required, be converted to obligations of the same

Loan Parties denominated in Dollars. Such conversion shall be effected based upon the Spot Exchange Rate in effect with respect to Canadian Dollars on the CAM Exchange Date. On and after any such conversion, all amounts accruing and owed to any Lender in respect of its Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder (and, in the case of interest on Loans, at the default rate applicable to ABR Loans hereunder). Notwithstanding the foregoing provisions of this Section 10.03, any Lender may, by notice to the U.S. Borrower and the U.S. Administrative Agent prior to the CAM Exchange Date, elect not to have the provisions of this Section 10.03 apply with respect to all Obligations owed to such Lender immediately following the CAM Exchange Date, and, if such notice is given, all Obligations owed to such Lender immediately following the CAM Exchange Date shall remain designated in Canadian Dollars.

ARTICLE XI

Guaranty by the U.S. Borrower

SECTION 11.01. Guaranty. The U.S. Borrower hereby absolutely, unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to and each promissory note issued by a Canadian Borrower, and the full and punctual payment of all other amounts payable by a Canadian Borrower under this Agreement. Upon failure by a Canadian Borrower to pay punctually any such amount, the U.S. Borrower shall forthwith on demand pay the amount not so paid at the place, in the currency and in the manner specified in this Agreement. In addition (and without limiting the foregoing), upon any Loan to a Canadian Borrower being declared or otherwise becoming immediately due and payable pursuant to Article VII, the U.S. Borrower shall forthwith on demand pay all amounts payable in respect of such Loan at the place, in the currency and in the manner specified in this Agreement.

SECTION 11.02. Guaranty Unconditional. The obligations of the U.S. Borrower under this Section shall be absolute, unconditional and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of either Canadian Borrower under this Agreement or any promissory note issued hereunder, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any promissory note issued hereunder;

(c) any release, impairment, non-perfection or invalidity of any other guaranty or of any direct or indirect security for any obligation of either Canadian Borrower under this Agreement or any promissory note issued hereunder;

(d) any change in the corporate existence, structure or ownership of either Canadian Borrower or any insolvency, bankruptcy, reorganization or other similar proceeding affecting either Canadian Borrower or either Canadian Borrower’s assets or any resulting release or discharge of any obligation of either Canadian Borrower contained in this Agreement or any promissory note issued hereunder;

(e) the existence of any claim, set-off or other right which the U.S. Borrower may have at any time against either Canadian Borrower, any Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against either Canadian Borrower for any reason of this Agreement or any promissory note issued hereunder, or any provision of applicable law or regulation purporting to prohibit the payment by either Canadian Borrower of the principal of or interest on any Loan or promissory note issued hereunder or any other amount payable by either Canadian Borrower under this Agreement; or

(g) any other act or omission to act or delay of any kind by either Canadian Borrower, any Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of either Canadian Borrower’s obligations hereunder.

SECTION 11.03. Discharge only upon Payment in Full: Reinstatement in Certain Circumstances. The U.S. Borrower’s obligations as guarantor hereunder shall remain in full force and effect until the Commitments shall have terminated and all obligations of the Canadian Borrowers under this Agreement and each promissory note issued hereunder shall have been paid in full. If at any time any payment of principal, interest or any other amount payable by either Canadian Borrower under this Agreement or any promissory note issued hereunder is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of either Canadian Borrower or otherwise, the applicable Canadian Borrower’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

SECTION 11.04. Waiver by the U.S. Borrower. The U.S. Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against either Canadian Borrower or any other Person.

SECTION 11.05. Subrogation. Notwithstanding any payment made by or for the account of either Canadian Borrower pursuant to this Section, the U.S. Borrower shall not be subrogated to any right of any Agent or any Lender until such time as the Agents and the Lenders shall have received final payment in cash of the full amount of all obligations of the Canadian Borrowers hereunder.

SECTION 11.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by either Canadian Borrower under this Agreement or any promissory note issued hereunder is stayed upon the insolvency, bankruptcy or reorganization of either Canadian Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the U.S. Borrower hereunder forthwith on demand by the U.S. Administrative Agent made at the request of the Required Lenders.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNITED RENTALS, INC.,

by

Name:
Title:

UNITED RENTALS (NORTH AMERICA), INC.,

by

Name:
Title:

UNITED RENTALS OF CANADA, INC.,

by

Name:
Title:

UNITED RENTALS OF NOVA SCOTIA (NO. 1), ULC,

by

Name:
Title:

JPMORGAN CHASE BANK, individually and as U.S. Administrative Agent,

by

Name:
Title:

JPMORGAN CHASE BANK, TORONTO BRANCH, individually and as Canadian Administrative Agent,

by

Name:
Title:

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